As filed with the Securities and Exchange Commission on February 11, 1999

                                                     Registration No. 333-63241
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------

                             Amendment No. 2
                                      to
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     under
                          The Securities Act of 1933
                               ----------------
                         Argosy Education Group, Inc.
            (Exact name of registrant as specified in its charter)
                               ----------------
         Illinois                 36-2855674
     (State or other           (I.R.S. Employer              8200
     jurisdiction of                                     (Primary Standard
                             Identification No.)             Industrial
     incorporation or                                   Classification Code
      organization)                                           Number)
                           Two First National Plaza
                       20 South Clark Street, 3rd Floor
                            Chicago, Illinois 60603
                           Telephone: (312) 899-9900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ----------------
                             Michael C. Markovitz
                                   Chairman
                           Two First National Plaza
                       20 South Clark Street, 3rd Floor
                            Chicago, Illinois 60603
                           Telephone: (312) 899-9900
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                  Copies to:
                                                  Lawrence D. Levin
          Keith S. Crow                             Mark D. Wood
            Gerald T. Nowak
           Kirkland & Ellis                     Katten Muchin & Zavis
        200 East Randolph Drive          525 West Monroe Street, Suite 1600
        Chicago, Illinois 60601                Chicago, Illinois 60661
       Telephone: (312) 861-2000              Telephone: (312) 902-5200
                               ----------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------
  The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration
Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Information contained herein is subject to completion or amendment. A         +
+registration statement relating to these securities has been filed with the + +Securities and Exchange Commission. These securities may not be sold nor may +
+offers to buy be accepted prior to the time the registration statement        +
+becomes effective. This prospectus shall not constitute an offer to sell or + +the solicitation of an offer to buy nor shall there be any sale of these + +securities in any State in which such offer, solicitation or sale would be + +unlawful prior to registration or qualification under the securities laws of +
+any such State.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED FEBRUARY 11, 1999

PROSPECTUS

                             2,000,000 Shares


                 [LOGO OF ARGOSY EDUCATION GROUP APPEARS HERE]

                       Argosy Education Group, Inc.
                              Class A Common Stock
                                   --------
  All of the shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock"), of Argosy Education Group, Inc. (the "Company") offered hereby (the "Offering") are being offered by the Company.

  Prior to the Offering there has been no public market for the Class A Common Stock. It is currently estimated that the initial public offering price will be between $14.00 and $16.00 per share. See "Underwriting" for information relating to the factors to be considered in determining the initial public offering price. The Class A Common Stock has been approved for inclusion on the Nasdaq National Market under the symbol "ARGY," subject to official notice of issuance.

  Upon completion of the Offering, the Company will have 2,000,000 shares of Class A Common Stock and 4,900,000 shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock"), outstanding. The Class A Common Stock and Class B Common Stock (collectively, the "Common Stock") are substantially identical except with respect to voting power and conversion rights. The Class
A Common Stock is entitled to one vote per share, and the Class B Common Stock is entitled to ten votes per share. Immediately after the Offering, Michael C. Markovitz, the Company's founder and Chairman, will own 100% of the Class B Common Stock (representing approximately 96.1% of the aggregate voting power of the Common Stock, assuming no exercise of the Underwriters' over-allotment option) and thus will control all matters submitted to a vote of the holders of Common Stock. Each share of Class B Common Stock converts automatically into one share of Class A Common Stock upon sale or other transfer to a party other than a Permitted Transferee (as defined herein). See "Description of Capital Stock."
  See "Risk Factors" beginning on page 9 for a discussion of material risks that should be considered by prospective purchasers of the Class A Common Stock offered hereby.
                                   --------
THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CON-
   TRARY IS A CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           Underwriting
              Price to     Discounts and   Proceeds to
               Public     Commissions (1)  Company (2)
------------------------------------------------------
Per Share      $               $              $
Total (3)    $              $               $
------------------------------------------------------

--------------------------------------------------------------------------------
(1) For information regarding indemnification of the Underwriters, see "Underwriting."

(2) Before deducting expenses of the Offering, estimated at $1,000,000, payable by the Company.

(3) The Company's sole shareholder has granted the Underwriters a 30-day option to purchase up to an aggregate of 300,000 additional shares of Class A Common Stock on the same terms and conditions as the securities offered hereby solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Selling Shareholder will be
    $      , $       and $      , respectively. Proceeds to Company will not be
    affected by exercise of the over-allotment option.
                                   --------
  The shares of Class A Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Class A Common Stock offered hereby will be available for
delivery on or about        , 1999 at the offices of Salomon Smith Barney Inc.,
333 West 34th Street, New York, New York 10001.
                                   --------
Salomon Smith Barney
                                                        ABN AMRO Rothschild

           , 1999                    a division of ABN AMRO Incorporated

                           [Inside front cover art]

 Pictures of the Company's facilities and students together with the following text:

Argosy
Education
Group

Argosy Education Group is the nation's largest for-profit provider of doctoral level programs. The Company's mission is to provide academically-oriented, practitioner-focused education in fields with numerous employment opportunities and strong student demand.

American Schools of
Professional Psychology

ASPP grants postgraduate level degrees in a variety of specialties within the field of clinical psychology. The Company offers a doctorate in clinical psychology, master's of arts degrees in clinical psychology and professional counseling and a master's of science degree in health services administration. Pictured at left is the Two First National Plaza building, which houses the Company's principal executive offices and ASPP's Chicago campus on four of its floors.

University of Sarasota

U of S grants postgraduate and bachelor's level degrees in education, business and behavioral science. Certain of the programs consist of an innovative combination of distance learning and personal interaction, allowing students to complete a significant percentage of the preparatory work for each course at home in advance of an intensive in-person instructional period, typically scheduled during breaks in the academic year. Pictured at right is one of the buildings on the U of S/Honore campus.

Medical Institute of Minnesota

MIM offers associate degrees in a variety of allied health care fields. MIM offers programs leading to certification as a veterinary technician, diagnostic medical sonographer, histotechnician, medical assistant, medical laboratory technician or radiologic technologist.

PrimeTech Institute

PrimeTech offers diploma programs in network engineering, internet engineering, software programming and paralegal studies.

Ventura Group

Ventura publishes materials and holds workshops in select cities across the United States to prepare individuals to take various national and state administered oral and written health care licensure examinations in the fields of psychology, social work, counseling, marriage and family therapy, and marriage, family and child counseling.

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK, INCLUDING BY OVER-ALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Prospective investors should consider carefully, among other things, the information set forth under "Risk Factors" in this Prospectus. Unless otherwise noted or where the context otherwise requires, all information herein (i) gives effect to an approximately 2,941-for-one stock split of all outstanding shares of common stock, the subsequent conversion of all outstanding shares of common stock into shares of Class B Common Stock and the authorization of the Class A Common Stock (such stock split, authorization and conversion are collectively referred to in this Prospectus as the "Stock Conversion") and (ii) does not give effect to the exercise of the Underwriters' over-allotment option. As used in this Prospectus, unless the context indicates otherwise, the term "Company" refers to Argosy Education Group, Inc. and its subsidiaries, including all of their schools and campuses; the term "school" means a campus or group of campuses known by a single name (such as the American Schools of Professional Psychology or the University of Sarasota); the term "campus" means a single location of any school (such as the Rolling Meadows campus of the Illinois School of Professional Psychology); and the term "institution" means a main campus and its additional locations, as such are defined under regulations of the United States Department of Education ("DOE"). References to fiscal years refer to the Company's fiscal year ended September 30, 1994, eleven months ended August 31, 1995 and fiscal years ended August 31, 1996, 1997 and 1998.

                                  The Company

  The Company is the nation's largest for-profit provider of doctoral level programs. The Company's mission is to provide academically-oriented, practitioner-focused education in fields with numerous employment opportunities and strong student demand. In addition to doctoral and master's degrees in psychology, education and business, the Company also awards bachelor's degrees in business, associate degrees in allied health professions and diplomas in information technology. At November 30, 1998, approximately 63% of the Company's students were enrolled in doctoral programs. In 1997, the Company graduated approximately 335 clinical psychology doctoral students out of approximately 4,000 clinical psychology doctoral degrees conferred nationwide. The Company operates 14 campuses in eight states and the Province of Ontario, Canada, and had a total of approximately 4,500 students, representing 48 states and 30 foreign countries, enrolled as of November 30, 1998.

  The Company was founded in 1975, when the Company's Chairman, Michael C. Markovitz, Ph.D., recognized a demand for a non-research oriented professional school that would educate and prepare students for careers as clinical psychology practitioners. To address this demand, the Company started the Illinois School of Professional Psychology in Chicago, Illinois in 1976 and, in its first year of operations, received several thousand inquiries for admission to a class of 70 students for the doctorate in clinical psychology ("PsyD") degree. The continuing demand for high quality, practitioner-focused psychology postgraduate education led the Company to expand the renamed American Schools of Professional Psychology ("ASPP") to nine campuses located across the United States. In response to a broader demand for quality career education, the Company has expanded beyond the psychology curriculum with the acquisitions of
(i) the University of Sarasota ("U of S"), a degree-granting institution focusing primarily on postgraduate business and education (March 1992); (ii) the Medical Institute of Minnesota ("MIM"), a degree-granting institution focusing on a variety of allied health professions (February 1998); and (iii) PrimeTech Institute ("PrimeTech"), an institution granting diplomas in computer programming and other information technology fields and in paralegal studies (November 1998). In addition, the Company became the largest provider of postgraduate psychology license examination preparation courses and materials in the United States by its acquisition of the Ventura test preparation business ("Ventura") in August 1997. Through Ventura, the Company also provides professional licensure examination materials and workshops for social work; marriage, family and child counseling; marriage and family therapy; and counseling certification examinations nationwide.

  The Company operates the following schools:

  . American Schools of Professional Psychology grants doctoral and master's degrees in clinical psychology and related disciplines at nine campuses located in Illinois (2), Minnesota, Georgia, Virginia, Hawaii, Arizona, Florida and California. ASPP is accredited by the North Central Association of Colleges and Schools ("NCA"), and four of its campuses are accredited by the American Psychological Association ("APA").

  . University of Sarasota grants doctoral, master's and bachelor's degrees at two campuses located in Sarasota and Tampa, Florida, and is preparing to operate a campus in Southern California, pending regulatory approval. U of S is accredited by the Southern Association of Colleges and Schools ("SACS").

  . Medical Institute of Minnesota grants associate degrees at one campus in Minneapolis, Minnesota. MIM is institutionally accredited by the Accrediting Bureau of Health Education Schools ("ABHES"), and additionally holds individual programmatic accreditation appropriate to each degree program offered.

  . PrimeTech Institute awards diplomas at two campuses in Ontario, Canada, and is preparing to operate a campus in Scarborough, Ontario, pending regulatory approval.

  In addition, Ventura publishes materials and holds workshops in select cities across the United States to prepare individuals to take various national and state administered oral and written health care licensure examinations in psychology and other mental health disciplines.

                               Business Strategy

  The Company's mission is to provide academically-oriented, practitioner-focused education in fields with numerous employment opportunities and strong student demand. The key elements of the Company's business strategy are as follows:

  Focusing on Advanced Degrees. Approximately 63% of the Company's students are enrolled in doctoral programs, with an additional 18% pursuing master's degrees and the remainder pursuing bachelor's or associate degrees or diplomas. Management believes that the Company's emphasis on advanced degree programs provides greater predictability of tuition revenue and reduces recruitment cost per enrolled student, as compared to lower level degree programs, due to a number of factors, including the longer term of most advanced degree programs, the higher student retention rates experienced in more advanced degree programs and the narrower target markets for advanced degree programs.

  Focusing on Curricula with Practical Professional Applications. The Company was founded to respond to a demand for postgraduate education which focuses on practical professional applications instead of research. The Company's academic programs are designed to prepare students to work in their chosen professions immediately upon graduation. This practitioner-focused approach provides the additional benefits of attracting highly motivated students and increasing student retention and graduate employment.

  Refining and Adapting Educational Programs. Each of the Company's schools strives to meet the changing needs of its students and changes in the employment markets by regularly refining and adapting its existing educational programs. To do so, the Company has implemented its Program for Institutional Effectiveness Review ("PIER"). PIER is designed to provide periodic feedback from senior management, faculty and students with a view toward consistently improving the quality of each school's academic programs.

  Emphasizing School Management Autonomy and Accountability. The Company operates with a decentralized management structure in which local campus management is empowered to make most of the day-to-day operating decisions at each campus and is primarily responsible for the profitability and growth of that campus. At the same time, the Company provides each of its schools with certain services that it believes can be performed most efficiently and cost-effectively by a centralized office. Such services include marketing, accounting, information systems, financial aid processing and administration of regulatory compliance. The Company believes this combination of decentralized management and certain centralized services significantly increases its operational efficiency.

                                Growth Strategy

  The Company's objective is to achieve growth in revenue and profits while consistently maintaining the integrity and quality of its academic programs. The key elements of the Company's growth strategy are as follows:

  Expanding Program Offerings. The Company regularly engages in the development of new, and the expansion of existing, curricular offerings at the doctoral, master's, bachelor's, associate and diploma levels. Of the 17 degree-granting programs currently offered by the Company, five have been introduced since 1995. For example, in 1995 the Company introduced its doctorate in business administration ("DBA") program to provide students with advanced level business training and in 1997 the Company initiated its master's of science in health services administration ("MSHSA") program to provide students with training and problem solving skills from the areas of both business and social sciences. Once new programs have proven successful at one school, the Company seeks to expand them to its other schools which offer related programs.

  Adding New Campuses. The Company seeks to expand its presence into new geographic locations. Six of the Company's 14 campuses were developed by the Company internally. The Company regularly evaluates new locations for developing additional campuses and believes that significant opportunities exist for doing so. For example, of the 21 metropolitan areas in the United States with a population in excess of two million persons, nine do not have a graduate school of professional psychology that awards the PsyD degree.

  Emphasizing Student Recruitment and Retention. The Company believes that it can increase total enrollment at its campuses through the implementation of an integrated marketing program that utilizes direct response and direct sales to college and high school counselors. The Company has hired a marketing professional at each of its campuses to focus both the marketing campaign and overall recruitment effort of each campus within its targeted market. The Company also believes it can increase its profitability through improvements in student retention rates, as the cost of efforts to keep current students in school are less than the expense of attracting new students.

  Expanding into Related Educational Services. The Company believes that significant opportunities exist in providing educational services that are related to its current program offerings. For example, through Ventura, the Company has become a leading provider of test preparation programs for psychology licensure examinations. These programs bring the Company in contact with a significant number of current and future psychology practitioners, which the Company believes can offer an opportunity to market additional educational programs in the future.

  Acquisitions. Based on recent experience and internal research, the Company believes that, in both the for-profit and not-for-profit postgraduate education industry, most schools are small, stand-alone entities without the benefits of centralized professional management, scale economies in purchasing and advertising or the financial strength of a well-capitalized parent company. The Company intends to capitalize on this fragmentation by acquiring and consolidating attractive schools and educational programs. The Company has acquired eight of its

14 campuses, four of which were for-profit and four of which were originally not-for-profit, and the Ventura test preparation business. The Company believes there are significant opportunities to acquire schools which can serve as platforms for program and campus expansion. Prime acquisition candidates are those that have the potential to be quickly developed into profitable, accredited, degree-granting schools offering programs consistent with the Company's mission.

                                  The Offering

Class A Common Stock offered by
 the Company...................... 2,000,000 shares
Common Stock to be outstanding
 after the Offering:
  Class A Common Stock............ 2,000,000 shares (1)
  Class B Common Stock............ 4,900,000 shares
    Total......................... 6,900,000 shares
Use of Proceeds by the Company.... Repayment of certain indebtedness of the
                                   Company, including notes payable to the
                                   Company's sole shareholder, and for general
                                   corporate purposes. See "Use of Proceeds."
Nasdaq National Market symbol..... "ARGY"

--------

(1) Excludes an aggregate of 1,125,000 shares which, prior to the consummation of the Offering, will be reserved for issuance under the Company's 1999 Stock Plan and Employee Stock Purchase Plan (each as defined below and collectively, the "Stock Plans"). See "Management--Stock Plans."

                 Summary Consolidated Financial and Other Data

  The following table sets forth certain consolidated financial and other operating data for the Company. This information should be read in conjunction with the consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                Three Months
                                                                    Ended
                          Year Ended August 31,      Pro Forma  November 30,     Pro Forma
                         -------------------------  As Adjusted --------------  As Adjusted
                          1996     1997     1998     1998 (1)    1997    1998    1998 (1)
                         -------  -------  -------  ----------- ------  ------  -----------
                                   (in thousands, except per share amounts)
Statement of Operations
 Data:
Net revenue............. $17,840  $20,460  $29,352    $29,352   $7,249  $9,341    $9,341
Operating expenses:
 Cost of education......   9,370   10,661   15,075     15,075    3,301   4,251     4,251
 Selling expenses.......     263      516    1,102      1,102      137     361       361
 General and
  administrative
  expenses..............   5,174    5,432    9,104      9,304    1,745   2,487     2,537
 Related party general
  and administrative
  expense (2)...........   1,710      993    2,271        --       308     424       --
                         -------  -------  -------    -------   ------  ------    ------
   Total operating
    expenses............  16,517   17,602   27,552     25,481    5,491   7,523     7,149
                         -------  -------  -------    -------   ------  ------    ------
Income from operations..   1,323    2,858    1,800      3,871    1,758   1,818     2,192
Interest income
 (expense), net.........     249      390     (244)        67      (27)    (32)       66
Other income (expense),
 net....................      21      (48)     (12)       (12)      (4)     (4)       (4)
                         -------  -------  -------    -------   ------  ------    ------
Income before provision
 for income taxes (3)...   1,593    3,200    1,544      3,926    1,727   1,782     2,254
Provision for income
 taxes (3)..............      30       37       29      1,570       27      24       902
                         -------  -------  -------    -------   ------  ------    ------
Net income.............. $ 1,563  $ 3,163  $ 1,515    $ 2,356   $1,700  $1,758    $1,352
                         =======  =======  =======    =======   ======  ======    ======
Basic and diluted
 earnings per share
 (4)(5):
 Historical.............   $0.32    $0.65    $0.31               $0.35   $0.36
 Pro forma as adjusted..                                $0.40                      $0.22
Weighted average common
 shares outstanding--
 basic and diluted
 (4)(5).................   4,900    4,900    4,900      5,920    4,900   4,900     6,065
Other Data:
EBITDA (6)..............  $1,722   $3,296   $2,738              $1,949  $2,087
EBITDA margin (6).......     9.7%    16.1%     9.3%               26.9%   22.3%
Cash flows from:
 Operating activities...  $2,736   $3,908   $2,582              $1,892  $1,317
 Investing activities...    (392)  (9,123)    (226)              1,755   1,682
 Financing activities...    (124)   5,193   (3,853)             (3,617)   (115)
Student population (7)..   2,858    3,253    4,514               3,253   4,542
Number of campuses (8)..       8        8       10                   8      14

                           As of November 30, 1998
                         ----------------------------
                                           Pro Forma
                                Pro Forma As Adjusted
                         Actual    (9)      (9)(10)
                         ------ --------- -----------
Balance Sheet Data:
Cash, cash equivalents
 and short-term
 investments............ $9,543  $9,543     $18,970
Working capital.........  2,954  (8,199)     16,898
Total assets............ 25,862  26,509      35,936
Long-term debt
 (excluding current
 maturities)............  5,074   5,074       3,271
Shareholders' equity
 (deficit).............. 10,638    (212)     26,688

--------

 (1) Pro forma for (i) the elimination of the management fee the Company paid to MCM Management Corporation ("Management Corp") of approximately $2,271,000 and $424,000 for the year ending August 31, 1998 and the three months ending November 30, 1998, respectively; (ii) an increase in general and administrative expenses reflecting cash compensation to be paid to Dr. Markovitz under the terms of his employment agreement, which would have been approximately $200,000 for the year ending August 31, 1998 and $50,000 for the three months ended November 30, 1998; and (iii) a provision for federal and state corporate income taxes at a combined effective income tax rate of 40%, and as adjusted for the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds," as if such transactions had occurred on September 1, 1997.

 (2) Represents amounts paid to Management Corp., an affiliate of Michael C. Markovitz, for services rendered by Dr. Markovitz during the period presented. Dr. Markovitz is the sole shareholder and employee of Management Corp. Dr. Markovitz did not receive any compensation for services rendered to the Company, other than through this management fee. Through Management Corp., Dr. Markovitz provides services characteristic of a principal executive officer, including strategic direction and oversight for the Company, daily management oversight and consultation on business acquisitions and other corporate business matters. Upon completion of the Offering, the relationship with Management Corp. will be terminated, and Dr. Markovitz will become an employee of the Company. Dr. Markovitz will enter into an employment agreement that provides for an initial annual base salary of $200,000 plus performance-based compensation, which is currently expected to be paid in the form of stock options. Dr. Markovitz's anticipated cash compensation has been classified as general and administrative expenses in the pro forma as adjusted statement of operations data. Although this represents a significant change in the way Dr. Markovitz is compensated for the services he provides to the Company, the nature of the services provided by Dr. Markovitz will not change. The Company does not anticipate that it will require additional services (beyond those to be rendered by Dr. Markovitz under his employment agreement) or incur additional costs (beyond the compensation payable to Dr. Markovitz under his employment agreement) because of the termination of its relationship with Management Corp. The Company believes that the pro forma adjustment to modify the compensation arrangement for Dr. Markovitz is necessary to reflect the impact of the Offering on the historical results of the Company.
 (3) Prior to the Offering, the Company was an S corporation and not subject to federal (and certain state) corporate income taxes.
 (4) Weighted average common shares outstanding used in computing historical and pro forma basic and diluted earnings per share consists of only actual common shares outstanding, as the Company has no common stock equivalents.

 (5) Pro forma as adjusted weighted average common shares outstanding for the year ended August 31, 1998 and the three months ended November 30, 1998 reflects the imputed issuance in the Offering of approximately 1,020,000 and 1,165,000 shares attributable to the repayment of the Shareholder Loans and the repayment of the indebtedness as described in "Use of Proceeds," as if the Offering had occurred at the beginning of the period presented.

 (6) "EBITDA" equals income from operations plus depreciation and amortization. EBITDA margin is EBITDA as a percentage of net revenue. EBITDA and EBITDA margin are presented because such data is used by certain investors to assess liquidity and ability to generate cash. The Company considers EBITDA to be an indicative measure of the Company's operating performance because EBITDA can be used to measure the Company's ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure prescribed by generally accepted accounting principles ("GAAP"). Cash expenditures for various long-term assets, interest expense and income taxes that have been and will be incurred are not reflected in the EBITDA presentation and could be material to an investor's understanding of the Company's liquidity and profitability. The Company's method of calculating EBITDA may not be comparable to that of other companies.
 (7) Reflects actual student population as of the end of the period indicated, not including participants in Ventura test preparation programs.
 (8) Reflects the total number of campuses operated by the Company as of the end of the period indicated.

 (9) Gives effect to (i) the conversion of the Company from an S corporation to a C corporation and (ii) the payment of the Distribution (as defined), which would have been approximately $11.5 million, as if such transactions had occurred on November 30, 1998.

(10) As adjusted for the Offering and the application of the net proceeds therefrom as described under "Use of Proceeds," as if such transactions had occurred on November 30, 1998.

                                 RISK FACTORS

  In addition to the other information contained in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing any shares of Class A Common Stock offered hereby. This Prospectus contains certain forward-looking statements that are based on the beliefs of, as well as assumptions made by and information currently available to, the Company's management. The words "believe," "anticipate," "intend," "estimate," "expect" and similar expressions are intended to identify such forward-looking statements, but are not the exclusive means of identifying such statements. Such statements reflect the current views of the Company or its management and are subject to certain risks, uncertainties and assumptions, including, but not limited to, those set forth in the following risk factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, the Company's actual results, performance or achievements in fiscal 1999 and beyond could differ materially from those expressed in, or implied by, such forward-looking statements. Subject to its obligations under federal securities laws, the Company undertakes no obligation to release publicly any revisions to any such forward-looking statements that may reflect events or circumstances after the date of this Prospectus.

Substantial Dependence on Student Financial Aid; Potential Adverse Effects of Regulation

  Students attending the Company's schools finance their education through a combination of individual resources (including earnings from full or part-time employment), government-sponsored financial aid and other sources, including family contributions and scholarships provided by the Company. The Company estimates that over 51% of the students at its U.S. schools receive some government-sponsored (federal or state) financial aid. For fiscal 1998, approximately 46%, or $13.0 million, of the Company's net revenue (on a cash basis) was derived from some form of such government-sponsored financial aid received by the students enrolled in its schools. In addition, approximately 70% of the students attending PrimeTech receive Canadian government-sponsored financial aid. A reduction in U.S. or Canadian government funding levels could lead to lower enrollments at the Company's schools and require the Company to seek alternative sources of financial aid for its students. If student enrollments are lowered or such alternative sources cannot be arranged, the Company's business, results of operations and financial condition would be materially and adversely affected.

Potential Adverse Effects of Failure to Comply with U.S. Financial Aid Requirements

  The Company and its U.S. schools are subject to extensive regulation by federal and state governmental agencies and accrediting bodies. In particular, the Higher Education Act of 1965, as amended (the "HEA"), and the regulations promulgated thereunder by the DOE subject the Company's U.S. schools to significant regulatory scrutiny on the basis of numerous standards that schools must satisfy in order to participate in the various federal student financial assistance programs under Title IV of the HEA (the "Title IV Programs"). Among other things, the standards under the HEA and its implementing regulations with which the Company's U.S. institutions must comply: (i) require each institution to maintain a rate of default by its students on federally guaranteed or funded student loans that is below a specified rate, (ii) limit the proportion of an institution's net revenues that may be derived from the Title IV Programs, (iii) establish certain financial responsibility and administrative capability standards, (iv) provide that an institution or its parent corporation which engages in certain types of transactions that would result in a change in ownership and control of that institution or corporation must reestablish the institution's eligibility for Title IV Program funds, (v) prohibit the payment of certain incentives to personnel engaged in student recruiting and admissions activities and (vi) require certain short-term educational programs to achieve stringent completion and placement outcomes in order to be eligible for Title IV Program funds. Under the HEA and its implementing regulations, certain of these standards must be complied with on an institutional basis. For purposes of these standards, the regulations define an institution as a main campus and its additional locations, if any. Under this definition, each of the Company's U.S. schools is a separate institution.

  The Company is required to engage an independent auditor to conduct a compliance review of each U.S. institution's Title IV Program operations and to submit the results of such audits to the DOE on an annual basis. The Company has complied with its obligations in this regard on a timely basis. Based upon the most recent annual compliance audits of the Company's U.S. institutions and upon other reviews and audits by independent and governmental entities relating to compliance with the requirements established by the HEA and the regulations thereunder, the Company's institutions have been found to be in substantial compliance with the requirements for participating in the Title IV Programs, and the Company believes that its institutions continue to be in substantial compliance with those requirements. The Company believes its institutions to be in substantial compliance with the Title IV requirements because there are no areas of material non-compliance that would bring into question the continued eligibility of the Company's institutions to participate in Title IV Programs.

  Under the rule limiting the amount of net revenues that may be derived from the Title IV Programs, commonly referred to as the "85/15 Rule," an institution would be disqualified from participation in those programs if more than 85% of its net revenues (on a cash basis) in any fiscal year was derived from the Title IV Programs. The Company has calculated that, since this requirement took effect in 1995, none of the Company's U.S. institutions derived more than 80% of its net revenue (on a cash basis) from the Title IV Programs for any fiscal year, and that for fiscal 1998 the range for the Company's U.S. institutions that participated in Title IV Programs was from approximately 48% to approximately 77%. Congress has recently enacted legislation that will change the 85/15 Rule to a "90/10 Rule." See "Risk That Legislative Action Will Reduce Financial Aid Funding or Increase Regulatory Burden."

  The HEA also mandates specific regulatory responsibilities for each of the following components of the higher education regulatory triad: (i) the federal government through the DOE; (ii) the non-governmental accrediting agencies recognized by the DOE; and (iii) state postsecondary education regulatory bodies. As in the case of the HEA and its implementing regulations, the regulations, standards and policies of the accrediting agencies and state education regulatory bodies frequently change, and changes in, or new interpretations of, applicable laws, regulations, standards or policies could have a material adverse effect on the schools' accreditation, authorization to operate in various states, permissible activities, receipt of funds under the Title IV Programs or costs of doing business. The Company's failure to maintain or renew any required regulatory approvals, accreditations or authorizations would have a material adverse effect on the Company's business, results of operations and financial condition. See "Financial Aid and Regulation--Federal Oversight of the Title IV Programs--Increased Regulatory Scrutiny."

  In the event of a failure of the Company to comply with applicable Title IV Program requirements, the affected institution could be required to repay improperly disbursed Title IV Program funds and could be assessed an administrative fine of up to $25,000 per violation of Title IV Program requirements. In addition, the DOE could transfer that institution from the "advance" system of payment of Title IV Program funds, under which an institution requests and receives funding from the DOE in advance based on anticipated needs, to the "reimbursement" or cash monitoring system of payment, under which an institution must disburse funds to students and document their eligibility for Title IV Program funds before receiving funds from the DOE or from Federal Family Education Loan ("FFEL") program lenders. Violations of Title IV Program requirements could also subject an institution or the Company to sanctions under the False Claims Act, as well as other civil and criminal penalties. Penalties under the False Claims Act can amount to up to $10,000 per violation, in addition to treble damages which may be sought by the government as a result of the action constituting the false claim. The failure by any of the Company's institutions to comply with applicable federal, state or accrediting agency requirements could result in the limitation, suspension or termination of that institution's ability to participate in the Title IV Programs or the loss of state licensure or accreditation. Any such event could have a material adverse effect on the Company's business, results of operations or financial condition. There are no proceedings for any such purposes pending against any of the Company's institutions, and the Company has no reason to believe that any such proceeding is contemplated. See "Financial Aid and Regulation--Federal Oversight of the Title IV Programs."

 Risk That Legislative Action Will Reduce Financial Aid Funding or Increase Regulatory Burden

  On October 1, 1998, legislation was enacted which reauthorized the student financial assistance programs of the HEA ("1998 Amendments"). The 1998 Amendments continue many of the current requirements for student and institutional participation in the Title IV Programs. The 1998 Amendments also change or modify some requirements. These changes and modifications include increasing the revenues that an institution may derive from Title IV funds from 85% to 90% and revising the requirements pertaining to the manner in which institutions must calculate refunds to students. The 1998 Amendments also prohibit institutions that are ineligible for participation in Title IV loan programs due to student default rates in excess of applicable thresholds from participating in the Pell Grant program. Other changes expand participating institutions' ability to appeal loss of eligibility owing to such default rates. The 1998 Amendments further permit an institution to avoid the interruption of eligibility for the Title IV Programs upon a change of ownership which results in a change of control by submitting a materially complete application for recertification of eligibility within 10 business days of such a change of ownership. Regulations to implement the 1998 Amendments are subject to negotiated rulemaking and, therefore, the regulations will likely not become effective until July 1, 2000. The Company does not believe that the 1998 Amendments will have a material adverse effect on its business operations. None of the Company's institutions derives more than 80% of its revenue from Title IV funds and no institution has student loan default rates in excess of current thresholds. The Company also believes that its current refund policy will satisfy the new refund requirements.

   The process of reauthorizing the HEA by the U.S. Congress takes place approximately every five years. The Title IV Programs are subject to significant political and budgetary pressures during and between reauthorization processes. There can be no assurance that government funding for the Title IV Programs will continue to be available or maintained at current levels. A reduction in government funding levels could lead to lower enrollments at the Company's schools and require the Company to seek alternative sources of financial aid for students enrolled in its schools. Given the significant percentage of the Company's net revenue that is indirectly derived from the Title IV Programs, the loss of or a significant reduction in Title IV Program funds available to students at the Company's schools would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, there can be no assurance that current requirements for student and institutional participation in the Title IV Programs will not change or that one or more of the present Title IV Programs will not be replaced by other programs with materially different student or institutional eligibility requirements.

 Potential Loss of Student Financial Aid in the Event of Failure to Meet Financial Responsibility Standards

  The HEA and its implementing regulations establish specific standards of financial responsibility that must be satisfied in order to qualify for participation in the Title IV Programs. Under standards effective prior to July 1, 1998, and which may continue to be applied to demonstrate financial responsibility for an institution's fiscal year beginning on or after July 1, 1997 and on or before June 30, 1998, an institution must: (i) have an acid test ratio (defined as the ratio of cash, cash equivalents and current accounts receivable to current liabilities) of at least 1:1 at the end of each fiscal year, (ii) have a positive tangible net worth at the end of each fiscal year and (iii) not have a cumulative net operating loss during its two most recent fiscal years that results in a decline of more than 10% of the institution's tangible net worth at the beginning of that two-year period. In order to make this determination, the DOE requires an institution to submit annual audited financial statements prepared on an accrual basis. As of August 31, 1998, the end of the Company's most recently completed fiscal year, the Company and each of its institutions were in full compliance with the HEA financial responsibility standards.

  An institution that is determined by the DOE not to meet any one of the standards of financial responsibility is nonetheless entitled to participate in the Title IV Programs if it can demonstrate that it is financially responsible on an alternative basis. An institution may do so by posting surety, either in an amount equal to 50% (or greater, as the DOE may require) of total Title IV Program funds received by students enrolled at such institution during the prior year or in an amount equal to 10% (or greater, as the DOE may require) of such prior year's funds if the institution also agrees to provisional certification and to transfer to the reimbursement or cash monitoring system of payment for its Title IV Program funds. The DOE has interpreted this surety condition to require the posting of an irrevocable letter of credit in favor of the DOE. Under a separate standard of financial responsibility, if an institution has made late Title IV Program refunds to students in its prior two years, the institution is required to post a letter of credit in favor of the DOE in an amount equal to 25% of total Title IV Program refunds paid by the institution in its prior fiscal year. None of the Company's institutions has made late Title IV Program refunds requiring it to post a letter of credit in favor of the DOE.

  In November 1997, the DOE issued new regulations, which took effect July 1, 1998 and revised the DOE's standards of financial responsibility. These new standards replace the numeric tests described above with three ratios: an equity ratio, a primary reserve ratio and a net income ratio, which are weighted and added together to produce a composite score for the institution. The Company and each of its institutions may demonstrate financial responsibility by meeting the new standards or the old standards for fiscal years that began on or after July 1, 1997 but on or before June 30, 1998.

  Under the new standards, an institution need only satisfy a composite score standard. The ratio methodology of these standards takes into account an institution's total financial resources and determines a combined score of the measures of those resources along a common scale (from negative 1.0 to positive 3.0). It allows a relative strength in one measure to mitigate a relative weakness in another measure.

  If an institution achieves a composite score of at least 1.5, it is financially responsible without further oversight. If an institution achieves a composite score from 1.0 to 1.4, it is in the "zone" and is subject to additional monitoring, but may continue to participate as a financially responsible institution, for up to three years. Additional monitoring may require the school to (i) notify the DOE, within 10 days of certain changes, such as an adverse accrediting action; (ii) file its financial statements earlier than the six month requirement following the close of the fiscal year; and (iii) subject the school to a cash monitoring payment method. If an institution has a composite score below 1.0, it fails to meet the financial responsibility standards unless it qualifies under an alternative standard (i.e., letter of credit equal to 50% of the Title IV program funds expended from the prior fiscal year or equal to at least 10% of the Title IV program funds expended from the prior fiscal year and provisional certification status). The institution may also be placed on the cash monitoring payment method or the reimbursement payment method.

  The Company applied these new regulations to its financial statements as of August 31, 1998, the end of the Company's most recently completed fiscal year, and determined that the Company and each of its institutions satisfied the new standards. The composite score and the individual score for each of the three ratios, for the Company and each of its institutions is set forth below.

                                                           Primary         Net
                                                 Composite Reserve Equity Income
                                                   Score    Ratio  Ratio  Ratio
                                                 --------- ------- ------ ------
The Company.....................................   1.52      .42    .28    .82
Institutions:
  ASPP..........................................   2.13      .75    .75    .63
  U of S........................................   1.50      .31    .29    .90
  MIA...........................................   1.97      .90    .92    .15

  The Company has also applied these new regulations to its financial statements as of November 30, 1998 and determined that the Company and each of its institutions satisfied the new standards.

Potential Loss of Student Financial Aid in the Event of High Student Loan Default Rates

  The Company is substantially dependent on continued participation by its institutions in the student loan programs included in the Title IV Programs. For fiscal 1998, federally guaranteed or funded student loans represented approximately 46%, or $13.0 million, of the Company's net U.S. tuition revenue (on a cash basis). Under the HEA, an institution could lose its eligibility to participate in some or all of the Title IV Programs if the rate of defaults of its students on their FFEL loans (referred to as the "cohort default rate") exceeds specified rates for specified periods of time. An institution's annual cohort default rate on FFEL loans, including a "weighted average" cohort default rate for institutions that participate in this loan program, is calculated as the rate at which borrowers scheduled to begin repayment on such loans in one year default on those loans by the end of the following year. If an institution's cohort default rate is 25% or greater in any one of the three most recent federal fiscal years, the DOE may determine that the institution lacks administrative capability and may place that institution on "provisional certification" status for up to four years. Provisional certification does not limit an institution's access to Title IV Program funds, but does subject that institution to closer review by the DOE and possible summary adverse action if that institution commits violations of Title IV Program requirements. If an institution has cohort default rates of 25% or greater for three consecutive federal fiscal years, that institution will no longer be eligible to participate in the FFEL programs for the remainder of the federal fiscal year in which the determination of ineligibility is made and for the two subsequent federal fiscal years. An institution whose cohort default rate for any federal fiscal year exceeds 40% may have its eligibility to participate in all of the Title IV Programs limited, suspended or terminated. In addition, if an institution's cohort default rate for loans under the Federal Perkins Loan ("Perkins") program exceeds 15% for any federal award year, the DOE may determine that the institution lacks administrative capability and place the institution on provisional certification status for up to three years. None of the Company's institutions has published FFEL or Perkins cohort default rates of 15% or greater for any of the past three federal fiscal years. In 1995, the range of FFEL cohort default rates of the Company's institutions was from 2.2% to 10.9%. The range of FFEL cohort default rates of the Company's institutions for fiscal 1996 was from zero to 7.4%. See "Financial Aid and Regulation-- Federal Oversight of the Title IV Programs--Cohort Default Rates."

Loss of Students, Faculty and Financial Aid Program Participation in the Event of a Failure to Maintain Accreditations

  The Company believes that the accreditation of its institutions is a significant factor in its students' decisions to attend, and in its faculty members' decisions to teach at, the Company's schools. Any failure to maintain accreditation could have a material adverse effect on the Company's ability to attract and retain qualified students and faculty. In addition, in order to participate in the Title IV Programs, an institution must be accredited by an accrediting agency recognized by the DOE. Certain states also require institutions to maintain accreditation as a condition of continued authorization to grant degrees. In addition, certain states require various health professionals, including clinical psychologists, to have graduated from a school with professional accreditation in order to qualify for a license to practice in such state. Each of the Company's U.S. institutions is accredited by an accrediting agency recognized by the DOE and certain of the campuses maintain programmatic accreditation from the applicable professional organization, such as the APA. The Company seeks APA accreditation for programs at its campuses as they become eligible to apply for such accreditation. Although accreditation is not currently required at any of the Company's campuses, failure to obtain such accreditation in Florida and Virginia could adversely affect state authorization of these campuses in future periods or the ability of graduates of these campuses to obtain state licenses to practice. The HEA requires accrediting agencies recognized by the DOE to review and monitor many aspects of an institution's operations and to take appropriate action when the institution fails to comply with the accrediting agency's standards. Any failure of the Company's institutions to maintain their accreditations would have a material adverse effect on the Company's business, results of operations and financial condition. See "Financial Aid and Regulation--Accreditation."

Discontinuance of Operations and Loss of Financial Aid Program Participation in the Event of a Failure to Maintain State Licenses or Authorizations

  In order to operate and award degrees and diplomas, and to participate in the Title IV Programs, a campus must be licensed or authorized to offer its programs by the relevant agencies of the state in which such campus is located. Each state has its own standards and requirements for licensure or authorization, which vary substantially among the states. Typically, state laws require that a campus demonstrate that it has the personnel, resources and facilities appropriate to its instructional programs. Each of the Company's U.S. campuses is licensed or authorized by the relevant agencies of the state in which such campus is located. Program approval for the Company's clinical psychology program in the State of Virginia recently expired, and an application to extend the approval is pending. If any of the Company's campuses were to lose its state license or authorization, such campus would not only lose its eligibility to participate in the Title IV Programs, but would be required to discontinue operations. In particular, the loss of ASPP's authorization to offer degrees in Illinois would have a material adverse effect on the Company, because a significant percentage of the Company's revenues are derived from the operation of the Illinois ASPP campuses (28.4% in fiscal 1998). The Illinois Board of Higher Education, the entity which authorizes the Illinois ASPP campuses to offer degrees, regulates all non-public degree granting institutions within the state. The Board requires ASPP to demonstrate compliance with regulations in areas such as admissions, curriculum, facilities, equipment, instructional materials, qualifications of school personnel, fiscal resources, tuition and refund policy, record-keeping and recruitment. The Company believes its Illinois ASPP campuses are fully authorized to offer degrees in the state of Illinois. No other state accounted for 20% or more of the Company's revenues in fiscal 1998.

  Although the Company believes that all of its campuses maintain adequate personnel, resources and facilities, the loss by any of the Company's institutions of their state licenses or authorizations would have a material adverse effect on the Company's business, results of operations and financial condition. See "Financial Aid and Regulation--State Authorization."

Loss of Financial Aid Program Participation in the Event of a Change of Ownership or Control

  When an institution undergoes a "change of ownership" that results in a "change of control," as defined in the HEA and applicable regulations, that institution becomes ineligible to participate in the Title IV Programs and may receive and disburse only certain previously committed Title IV Program funds to its students until it has applied for and received recertification from the DOE. This standard applies both to the Company and to any institution acquired by the Company. Approval of an application for recertification must be based upon a determination by the DOE that the institution under its new ownership is in compliance with the requirements of institutional eligibility. The time required to act on such an application can vary substantially and may take several months. If an institution is recertified following a change of ownership, it will be on a provisional basis. Provisional certification does not limit an institution's access to Title IV Program funds, but does subject that institution to closer review by the DOE and possible summary adverse action if that institution commits violations of Title IV Program requirements. The regulations implementing the 1998 Amendments, which will not likely become effective until July 1, 2000, may permit an institution to avoid the interruption of eligibility for the Title IV Programs upon a change of ownership which results in a change of control by submitting a materially complete application for recertification of eligibility within 10 business days of such a change of ownership.

  Under the HEA and its implementing regulations, a "change of ownership" resulting in a "change in control" would occur upon the transfer of a controlling interest in the voting stock of an institution or such institution's parent corporation. With respect to a publicly-traded corporation, which the Company will be following consummation of the Offering, a change of ownership resulting in a change in control occurs when there is an event that would obligate that corporation to file a Current Report on Form 8-K with the Securities and Exchange Commission (the "Commission") disclosing a change of control. A change of ownership and control also could require an institution to reaffirm its state authorization and accreditation. The requirements of states and accrediting agencies with jurisdiction over the Company's schools vary widely in this regard. See "Financial Aid and Regulation--Federal Oversight of the Title IV Programs--Restrictions on Acquiring or Opening Additional Schools and Adding Educational Programs."

  The Company believes that the Offering will not constitute a change of ownership resulting in a change in control under the HEA or DOE regulations because of Dr. Markovitz's continued voting control. The Company submitted a written request to the DOE to confirm this conclusion. However, the DOE has yet to respond. If the DOE were to determine that the Offering constitutes a change of ownership resulting in a change in control, the Company's participation in Title IV Programs could be terminated until the Company is recertified by the DOE. Further, if the Offering were determined to constitute a change of ownership resulting in a change in control under state and/or accrediting agency standards, the Company would be required to reestablish the state authorization and accreditation of each of the affected U.S. campuses. Based upon its review of applicable state and accrediting agency standards, the Company does not believe that the Offering will constitute a change of ownership resulting in a change of control for state authorization or accreditation purposes, except that notice and an application for continuation of authority to operate may be required after the Offering by the Department of Consumer Affairs, Bureau of Private Postsecondary and Vocational Education of the State of California, and will be required by the Board for Private Postsecondary Education of the State of Arizona. Other than as set forth above, the Company has obtained the agreement of each of the relevant agencies that the Offering will not constitute a change of ownership resulting in a change of control.

  Once the Company is publicly traded, the potential adverse implications of a change of ownership resulting in a change in control could influence future decisions by the Company and its shareholders regarding the sale, purchase, transfer, issuance or redemption of the Company's capital stock. Under certain circumstances, a sale or transfer by Michael C. Markovitz of a substantial amount of Class B Common Stock (which would convert upon such sale or transfer to Class A Common Stock) could constitute a change in ownership resulting in a change of control. There are no restrictions on Dr. Markovitz's ability to transfer his shares of Class B Common Stock, other than under Federal securities laws. However, under the Company's Articles of Incorporation and Bylaws, the Class B Common Stock will automatically convert into Class A Common Stock upon sale or transfer, except transfers to certain family members and trusts of Dr. Markovitz. See "--Voting Control by Principal Shareholder."

Dependence on Canadian Financial Aid; Potential Adverse Effects of Canadian Regulation

  Approximately 70% of the students attending PrimeTech receive student financial assistance from Canadian federal and/or provincial financial aid programs. Specifically, Canadian students are eligible to receive loans under the Canada Student Loan ("CSL") program. Students who are residents of the province of Ontario receive financial assistance under both the CSL program and the Ontario Student Assistance Plan ("OSAP").

  To enable its students to receive such financial aid, a Canadian institution must meet certain eligibility standards to administer these programs and must comply with extensive statutes, rules, regulations and requirements. In particular, to maintain its right to administer Ontario student financial assistance programs, an institution, such as PrimeTech, must, among other things, be registered and in good standing under the Private Vocational Schools Act ("PVSA") and must be approved by the Ontario Ministry of Education and Training as an eligible institution. Additionally, the Company may not operate a private vocational school in the province of Ontario unless such school is registered under the PVSA. Any failure of PrimeTech or the Company to meet the eligibility standards or comply with the applicable statutes, rules, regulations and requirements could have a material adverse effect on the Company's business, results of operations or financial condition.

  The legislative, regulatory and other requirements relating to student financial assistance programs in Canada are subject to change due to political and budgetary pressures, and any such change may affect the eligibility for student financial assistance of the students attending PrimeTech which, in turn, could materially adversely affect the Company's business, results of operations or financial condition. See "Financial Aid and Regulation--Canadian Regulation."

Expansion and Acquisition Plans May Present Difficulties

  As part of its business strategy, the Company intends to continue to expand its operations through the expansion of existing programs, the establishment of new schools and programs and the acquisition of existing institutions. The organic development of new schools, locations and programs poses unique challenges and requires the Company to make investments in management, capital expenditures, marketing and other resources different, and in some cases greater, than those required with respect to the operation of acquired schools. To open a new school, the Company is required to obtain appropriate state or provincial approvals and accrediting agency authorizations. In addition, to be eligible for Title IV Program funding, such schools need federal authorization and approvals. In the case of entirely separate, free standing U.S. institutions, a minimum of two years' operating history is required for them to be eligible for Title IV Program funding.

  Acquisitions involve a number of special risks and challenges, including the diversion of management's attention, integration of the operations and personnel of acquired companies, adverse short-term effects on reported operating results and the possible loss of key employees. Continued growth through acquisitions may also subject the Company to unanticipated business or regulatory uncertainties or liabilities. In addition, when the Company acquires an existing school, a significant portion of the purchase price for such school typically will be allocated to goodwill and other intangibles (e.g., intellectual property and covenants not-to-compete). The Company amortizes goodwill over periods of 15 to 40 years and other intangible assets over periods of two to ten years. In addition, the Company's acquisition of a school would constitute a change in ownership resulting in a change of control with respect to such school for purposes of eligibility to participate in the Title IV Programs and for state licensing and accreditation purposes. See "-- Potential Adverse Effects of Regulation; Loss of Financial Aid Program Participation in the Event of a Change of Ownership or Control." Generally, the Company intends to acquire schools subject to the condition that they be recertified promptly for such eligibility by the DOE. The failure of the Company to manage its expansion and acquisition program effectively could have a material adverse effect on the Company's business, results of operations or financial condition.

  There can be no assurance that suitable expansion or acquisition opportunities will be identified or can be acquired on acceptable terms or that any new or acquired institutions can be operated profitably or successfully integrated into the Company's operations. Growth through expansion or acquisition also could involve other risks, including the diversion of management's attention from normal operating activities, the inability to find appropriate personnel to manage the Company's expanding operations and the possibility that new or acquired schools will be subject to unanticipated business or regulatory uncertainties or liabilities.

Difficulties in Entering New Business Areas

  Historically, the Company's primary business activity has been providing postgraduate education in the field of clinical psychology. Since 1992, the Company has also been providing postgraduate degrees in education and business. Through its acquisitions of Ventura (August 1997), MIM (February
1998) and PrimeTech (November 1998), the Company has recently begun providing programs at the associate and diploma level and publishing materials and holding workshops for mental health licensure preparation. In addition, the Company may from time to time enter other new business areas, including providing programs in other academic fields. The Company may not be able to perform in any of these new areas at the level it has historically performed in its traditional business activities.

Revenue Growth or Operating Margins May Decline Due to Competition

  The postsecondary education market in the United States is highly fragmented and competitive, with no private or public institution enjoying a significant market share. The Company competes for students with postgraduate, four-year and two-year degree granting institutions, which include non-profit public and private colleges, universities and proprietary institutions. An attractive employment market also reduces the number of students seeking postgraduate degrees, thereby increasing competition for potential postgraduate students. Management believes that competition among educational institutions is based primarily on the quality of educational programs, location, perceived reputation of the institution, cost of the programs and employment opportunities for graduates. Certain public and private colleges and universities may offer programs similar to those of the Company at a lower tuition cost due in part to governmental subsidies, government and foundation grants, tax deductible contributions or other financial resources not available to proprietary institutions. Other proprietary institutions also offer programs that compete with those of the Company. Moreover, there has been an increase in competition in the specific educational markets served by the Company. For example, excluding PsyD programs offered by the Company, in the 1992 academic year there were 29 PsyD programs existing in the United States, while in the 1997 academic year there were 36 PsyD programs in the United States. Certain of the Company's competitors in both the public and private sector have greater financial and other resources than the Company. There can be no assurance that these or other competitive factors will not have a material adverse effect on the Company's enrollment rates, pricing or recruitment costs and, as a result, on its revenue growth or operating margins. See "Business--Competition."

Dependence on Certain Industries

  The Company's schools offer programs in clinical psychology, education, business, allied health professions and information technology, and the demand for the Company's educational programs is correlated to employment opportunities in these particular markets. Approximately 47% of the Company's students as of November 30, 1998 were enrolled in psychology programs. The Company believes that managed care and other health care cost containment initiatives can lead to reduced compensation for health care providers such as clinical psychologists and reduced demand for psychologists with advanced degrees such as those offered by the Company, thereby having an adverse impact on the demand for certain of the programs offered by the Company. These and other adverse economic and market conditions in the industries that employ graduates of the Company's schools could have a material adverse effect on the business, financial condition or results of operations of the Company. See "Business--Graduate Employment."

Reliance on Key Personnel

  The operation of the Company requires managerial, operational and academic expertise. In particular, the Company is dependent upon the management and leadership skills of a number of its senior executives, including its Chairman, Michael C. Markovitz, its President, Harold J. O'Donnell, and its Chief Financial Officer, Charles T. Gradowski, as well as on the skills of the deans of its various institutions and its faculty members. The nature of the skills required to manage the Company and teach in its schools affords the Company's key employees substantial opportunities for alternative employment, and there can be no assurance that the Company will continue to be successful in attracting and retaining such personnel. The Company does not maintain "key man" life insurance policies on any of its key employees. The failure of the Company to attract and retain key personnel could have a material adverse effect on the Company's business, results of operations or financial condition. See "Management."

Year 2000 Problem

  The "Year 2000 Problem" is the potential for computer processing errors resulting from the use of computer programs that have been written using two digits, rather than four, to denote a year (e.g., using the digits "99" to denote 1999). Computer programs using this nomenclature can misidentify references to dates after 1999 as meaning dates early in the twentieth century (e.g., "1902" rather than "2002"). The Year 2000 Problem is commonly considered to be prevalent in computer programs written as recently as the mid-1990s, and can cause such programs to generate erroneous information, to otherwise malfunction or to cease operations altogether.

  The Company is in the process of installing a new management information system in its corporate headquarters and expects such installation to be completed by June 1999 . In addition, the Company's schools each have stand-alone computer systems and networks for internal use and for communication with its students and with corporate headquarters. There can be no assurance that the installation of the Company's new system will proceed smoothly or that additional management time or expense will not be required to successfully complete such installation. Although the Company expects that its new computer system will be free of the Year 2000 Problem and, based upon its review of its other internal computer systems, all such systems will be free of the Year 2000 Problem, there can be no assurance that this new computer system will not be affected by the Year 2000 Problem, that the Company's existing systems will not be affected by the Year 2000 Problem, or that a failure of any other parties, such as the DOE or other government agencies on which the Company depends for student financial assistance or the financial institutions involved in the processing of student loans, to address the Year 2000 Problem will not have a material adverse effect on the Company's business, results of operations or financial condition. In particular, there can be no assurance that malfunctions relating to the Year 2000 Problem will not result in the misreporting of financial information by the Company. The Company has made inquiries of substantially all of its material vendors regarding the Year 2000 Problem and has not detected any significant issues relating to the Year 2000 Problem. However, the Company has not made a formal assessment of the computer programs used by government agencies or other third parties with which the company interacts, or an assessment of its own vulnerability to the failure of such programs to be free of the Year 2000 Problem. The Company does not have any formal contingency plans relating to the Year 2000 Problem.

  The Company believes that the most reasonably likely worst case scenario for the Company regarding the Year 2000 Problem is a failure of the DOE to adequately ensure payment of financial aid amounts. The 1998 Amendments require the DOE to take steps to ensure that the processing, delivery and administration of grant, loan and work assistance provided under the Title IV Programs are not interrupted because of the Year 2000 Problem. This legislation also authorizes the DOE to postpone certain HEA requirements to avoid overburdening institutions and disrupting the delivery of student financial assistance as a consequence of this problem. There can be no assurance, however, that assistance will not be interrupted or that any DOE requirements would be postponed so that there would be no material adverse effect on the Company's schools. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Problem."

Voting Control by Principal Shareholder

  The Company's founder and Chairman, Michael C. Markovitz, beneficially owns all of the outstanding shares of Class B Common Stock. Each share of Class B Common Stock has ten votes as compared to one vote for each share of Class A Common Stock. Following consummation of the Offering, Dr. Markovitz will control 96.1% (95.2% if the Underwriters' over-allotment option is exercised in full) of the voting power of the Common Stock. As a result of such stock ownership, Dr. Markovitz will be able to control the outcome of all matters submitted to a vote of the holders of Common Stock, including the election of all Directors, amendments to the Company's Articles of Incorporation (the "Articles") and By-laws and approval of significant corporate transactions. See "Description of Capital Stock." Such voting power could also have the effect of delaying, deterring or preventing a change in control of the Company that might be otherwise beneficial to shareholders. See "Security Ownership of Certain Beneficial Owners and Management."

Anti-Takeover Provisions Could Deter Beneficial Transactions

  Certain provisions of the Company's Articles and By-laws may inhibit changes in control of the Company not approved by the Company's Board of Directors (the "Board"). These provisions include (i) disparate voting rights per share between the Class A Common Stock and the Class B Common Stock, (ii) a prohibition on shareholder action through written consents, (iii) a requirement that special meetings of shareholders be called only by the Board,
(iv) advance notice requirements for shareholder proposals and nominations,
(v) limitations on the ability of shareholders to amend, alter or repeal the By-laws and (vi) the authority of the Board to issue, without shareholder approval, preferred stock with such terms as the Board may determine. In addition, under certain conditions, Section 11.75 of the Illinois Business Corporation Act of 1983, as amended (the "Illinois Act"), would prohibit the Company from engaging in a "business combination" with an "interested shareholder" (in general, a shareholder owning 15% or more of the Company's outstanding voting shares) for a period of three years. See "Description of Capital Stock."

Restrictions under the Credit Agreement

  The Company has received a commitment letter from The Bank of America regarding a $20 million revolving credit facility (the "Credit Agreement"). The Credit Agreement is intended to provide funds for possible acquisitions and other general corporate purposes. The Company currently expects to have approximately $3.6 million of outstanding indebtedness immediately following the Offering, none of which is expected to be outstanding under the Credit Agreement. The Company has no current plans to incur additional indebtedness under the Credit Agreement. It is anticipated that the Credit Agreement will restrict the Company and its subsidiaries' ability to take certain actions, including incurring additional indebtedness and substantially altering the Company's current method of conducting business. The Credit Agreement is also expected to contain certain financial covenants and ratios that may have the effect of restricting the Company's ability to take certain actions in light of their impact on the Company's financial condition or results of operations. A breach of any covenants contained in the Credit Agreement could result in an event of default thereunder and allow the lenders to accelerate the maturity of the indebtedness outstanding under the Credit Agreement. The Bank of America has indicated its willingness to enter into the Credit Agreement; however, there can be no assurance that the Credit Agreement will be executed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Broad Discretion as to Use of Proceeds

  The Company intends to use the net proceeds of the Offering to repay certain indebtedness and, as determined by management in its sole discretion, for working capital and general corporate purposes, including new program development and the possible acquisition of additional businesses that are complementary to the current or future business of the Company. Aside from the repayment of indebtedness, the Company has not determined the specific allocation of the net proceeds among the various uses described above, and, accordingly, investors in the Offering must rely upon management's judgment with respect to the use of proceeds. See "Use of Proceeds."

Absence of Public Market; Possible Volatility of Stock Price; Immediate and Substantial Dilution

  Prior to the Offering, there has been no public market for the Class A Common Stock, and there can be no assurance that an active trading market will develop or be sustained after the Offering. The initial public offering price for the Class A Common Stock will be determined by negotiations between the Company and the Underwriters, based upon several factors, and may not be indicative of the price that will prevail in the public market. There can be no assurance that the market price of the Class A Common Stock will not decline from the initial public offering price.

  After consummation of the Offering, the market price of the Class A Common Stock will be subject to fluctuations in response to a variety of factors, including quarterly variations in the Company's operating results, announcements of acquisitions by the Company or its competitors, new regulations or interpretations of regulations applicable to the Company's schools, changes in accounting treatments or principles and changes in earnings estimates by securities analysts, as well as general political, economic and market conditions. The market price for the Class A Common Stock may also be affected by the Company's ability to meet or exceed analysts' or "street" expectations, and any failure to meet such expectations, even if minor, could have a material adverse effect on the market price of the Class A Common Stock. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of certain companies and that have often been unrelated to the operating performance of such companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Any such litigation initiated against the Company could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's business, results of operations or financial condition. See "Underwriting."

  The initial public offering price of the Class A Common Stock offered hereby is substantially higher than the net book value of the currently outstanding Common Stock. Therefore, purchasers of the Class A Common Stock offered hereby will experience immediate and substantial dilution of $12.18 per share in the net tangible book value of the Class A Common Stock. See "Dilution."

Shares Eligible for Future Sale

  Upon consummation of the Offering, the Company will have 6,900,000 shares of Common Stock outstanding. The 2,000,000 shares of Class A Common Stock sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless held by an "affiliate" of the Company, as that term is defined in the Securities Act. The Company, and certain persons holding Common Stock or options to purchase Common Stock, at the time of the Offering, have agreed not to sell, offer to sell, solicit any offer to buy, contract to sell, grant any option to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into, or exchangeable or exercisable for, Common Stock, without the prior written consent of Salomon Smith Barney Inc. on behalf of the Underwriters, for a period of 180 days after the date of this Prospectus. Upon the expiration of these lock-up arrangements all of the 4,900,000 shares of Common Stock issued and outstanding as of the date of this Prospectus will be eligible for immediate sale in the public market subject in certain cases to compliance with volume and other limitations under Rule 144 of the Securities Act ("Rule 144"). No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of shares of Common Stock for sale will have on the market price of the Class A Common Stock from time to time. The sale of a substantial number of shares held by existing shareholders, whether pursuant to subsequent public offerings or otherwise, or the perception that such sales could occur, could adversely affect the market price of the Class A Common Stock and could materially impair the Company's future ability to raise capital through an offering of equity securities. See "Shares Eligible For Future Sale" and "Underwriting."

                                  THE COMPANY

  The Company is an Illinois corporation that currently owns and operates ASPP directly, and owns and operates U of S, MIM, PrimeTech and Ventura through its wholly owned subsidiaries. Historically, Dr. Markovitz separately owned and operated each of the businesses that are now owned by the Company, other than PrimeTech.

  The following chart illustrates the Company's current organizational structure:

  Prior to the Offering, the Company will effect the Stock Conversion, consisting of an approximately 2,941-for-one stock split of all outstanding shares of common stock and the subsequent conversion of all outstanding shares of common stock into shares of Class B Common Stock and the authorization of the Class A Common Stock.

  The Company has historically elected to be treated as an S corporation for federal income tax purposes. Similar elections were made in states providing for conforming laws. As a result, the Company currently pays no federal income tax and virtually no state income tax, and the earnings of the Company are subject to taxation directly at the shareholder level. Effective with the Offering, the Company's S corporation status will be terminated, and the Company will become subject to corporate income taxation as a C corporation.

  The Company intends to pay to Dr. Markovitz a distribution equal to all of the Company's undistributed earnings, certain capital contributions and the net deferred income tax asset which the Company has as of the consummation of the Offering (the "Distribution"). It is not possible at this time to determine the exact amount of the Distribution because it will be based upon the portion of the Company's net income for 1999 that precedes the consummation of the Offering. The Company currently estimates that such amount will be approximately $12.0 million. The Distribution will be paid in the form of a note issued by the Company to Dr. Markovitz (the "Distribution Loan") before consummation of the Offering, which note will be repaid shortly after consummation of the Offering.

  The principal executive offices of the Company are located at Two First National Plaza, 20 South Clark Street, Third Floor, Chicago, Illinois 60603 and its telephone number is (312) 899-9900.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of shares of Class A Common Stock offered hereby are estimated to be $26.9 million, assuming an initial public offering price of $15.00 per share and after deducting estimated underwriting discounts and commissions and expenses of the Offering. The Company will not receive any proceeds from the exercise of the over-allotment option granted to the Underwriters by the Company's sole shareholder. See "Underwriting."

  The Company intends to use approximately $5.0 million of the net proceeds of the Offering to repay notes payable to the Company's lenders (the "Bank Notes"), which were issued in connection with the acquisitions of Ventura and MIM and for general corporate purposes. The Bank Notes bear interest at an average blended rate of 8.0% per annum, become due at various times through 2004 and may be prepaid at anytime without premium or penalty.

  The Company also intends to use approximately $12.0 million of the net proceeds of the Offering to pay the Distribution Loan, $0.7 million to repay indebtedness to Dr. Markovitz incurred in connection with the Company's purchase of the stock of MCM Plaza, a company wholly owned by Dr. Markovitz, and $0.3 million to repay indebtedness to Dr. Markovitz incurred in connection with the PrimeTech acquisition (such amounts, together with the Distribution Loan, the "Shareholder Loans"). The Shareholder Loans bear interest at 8.0% per annum, are payable upon demand and may be prepaid at anytime without premium or penalty. See "Management--Compensation Committee Interlocks and Insider Participation."

  The Company intends to use the remaining $8.9 million of the net proceeds of the Offering for working capital and general corporate purposes, including new program development at existing campuses, the addition of new campuses and the possible acquisition of additional businesses that are consistent with the Company's mission of providing academically-oriented, practitioner-focused education in fields with numerous employment opportunities and strong student demand. The Company currently has no agreements, understandings or commitments with respect to any acquisitions. The Company has not determined the specific allocation of the remainder of the net proceeds among the various uses described above, and, accordingly, investors in the Offering must rely upon management's judgment with respect to the use of such proceeds.

                                DIVIDEND POLICY

  The Company intends to retain future earnings to finance its growth and development and therefore does not anticipate paying any cash dividends in the foreseeable future, other than the Distribution. See "The Company." Payment of future dividends, if any, will be at the discretion of the Board after taking into account various factors, including the Company's financial condition, operating results, current and anticipated cash needs and plans for expansion. In addition, if the Company fails to meet DOE financial responsibility standards, the Company may need to restrict or withhold payment of dividends or refrain from obtaining dividends or other funds from its subsidiaries in order to meet DOE standards. See "Risk Factors--Potential Loss of Student Financial Aid in the Event of Failure to Meet Financial Responsibility Standards." For certain information regarding distributions made by the Company in fiscal 1996, 1997 and 1998, see "Management--Compensation Committee Interlocks and Insider Participation." See also "Management's Discussions and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the cash, cash equivalents and short-term investments and the consolidated capitalization of the Company (i) at November 30, 1998, (ii) pro forma for (a) the conversion of the Company from an S corporation to a C corporation and (b) the payment of the estimated Distribution and (iii) as adjusted to give effect to the sale by the Company of 2,000,000 shares of Class A Common Stock offered hereby (assuming an initial public offering price of $15.00 per share) and the application of the estimated net proceeds as described under "Use of Proceeds." This table should be read in conjunction with the Company's consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.

                                                    As of November 30, 1998
                                                 ------------------------------
                                                                     Pro Forma
                                                 Actual   Pro Forma As Adjusted
                                                 -------  --------- -----------
                                                    (dollars in thousands)
Cash, cash equivalents and short-term
 investments.................................... $ 9,543   $ 9,543   $ 18,970
                                                 =======   =======   ========
Long-term debt, less current maturities......... $ 5,074   $ 5,074   $  3,271
Shareholders' equity (deficit):
  Preferred stock, $.01 par value, 5,000,000
   shares authorized, no shares issued and
   outstanding on an as adjusted basis..........                          --
  Class A Common Stock, $.01 par value,
   30,000,000 shares authorized, 2,000,000
   shares issued and outstanding on an as
   adjusted basis (1)...........................                           20
  Class B Common Stock, $.01 par value,
   10,000,000 shares authorized, 4,900,000
   shares issued and outstanding on an adjusted
   basis........................................                           49
  Common stock, $.01 par value, 10,000,000
   shares authorized, 4,900,000 shares issued
   and outstanding on an actual basis, no shares
   authorized, issued or outstanding on an as
   adjusted basis...............................      49        49        --
  Additional paid-in capital (2)................   6,456       456     27,336
  Unrealized gain on investments................       3         3          3
  Purchase price in excess of predecessor
   carryover basis (3)..........................    (720)     (720)      (720)
  Retained earnings (2).........................   4,850       --         --
                                                 -------   -------   --------
  Total shareholders' equity (deficit)..........  10,638      (212)    26,688
                                                 -------   -------   --------
    Total capitalization........................ $15,712   $ 4,862   $ 29,959
                                                 =======   =======   ========

--------

(1) Excludes an aggregate of 1,125,000 shares which, prior to the consummation of the Offering, will be reserved for issuance under the Company's Stock Plans. See "Management--Stock Plans."

(2) Additional paid-in capital and retained earnings have been adjusted to reflect the capitalization of retained earnings to additional paid-in capital upon conversion of the Company to a C corporation. The amount capitalized is net of the adjustments necessary to (i) record deferred income taxes upon conversion of the Company to a C corporation and (ii) reflect payment of the Distribution, which would have been approximately $11.5 million as of November 30, 1998.
(3) Reflects the purchase price of MCM Plaza's stock in excess of the historical book value of the underlying net assets.

                                   DILUTION

  The net tangible book value of the Company as of November 30, 1998 was approximately $3.4 million, or $0.70 per share of Common Stock. Net tangible book value per share represents the amount of the Company's total tangible assets less its total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to (i) the receipt of $26.9 million of estimated net proceeds from the sale by the Company of shares of Class A Common Stock in the Offering (assuming an initial public offering price of $15.00 per share), (ii) the recording of deferred income taxes upon conversion of the Company from an S corporation to a C corporation and (iii) the payment of the Distribution, the pro forma net tangible book value of the Company at November 30, 1998 would have been $19,479,000, or $2.82 per share of Common Stock. This represents an immediate dilution in net tangible book value of $12.18 per share to new investors purchasing shares in the Offering. The following table illustrates this dilution:

Assumed initial public offering price per share..................        $15.00
  Net tangible book value per share at November 30, 1998......... $0.70
  Decrease per share attributable to the recording
   of deferred income taxes and the payment
   of the Distribution .......................................... (2.21)
                                                                  -----
  Pro forma net tangible book value per share at November 30,
   1998.......................................................... (1.51)
  Increase per share attributable to the Offering (1)............  4.33
                                                                  -----
  Pro forma as adjusted net tangible book value per share
   after the Offering............................................          2.82
                                                                         ------
  Dilution of net tangible book value per share to purchasers
   of shares in the Offering.....................................        $12.18
                                                                         ======

--------
(1) After deduction of underwriting discounts and commissions and estimated expenses of the Offering.

  The following table summarizes, on a pro forma basis as of November 30, 1998, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing shareholder and by new investors purchasing shares in the Offering:

                            Shares Purchased  Total Consideration
                            ----------------- ------------------- Average Price
                             Number   Percent   Amount    Percent   Per Share
                            --------- ------- ----------- ------- -------------
Existing shareholders...... 4,900,000   71.0% $   504,666    1.7%    $ 0.10
Investor purchasing shares
 in the Offering........... 2,000,000   29.0   30,000,000   98.3      15.00
                            ---------  -----  -----------  -----
    Total.................. 6,900,000  100.0% $30,504,666  100.0%
                            =========  =====  ===========  =====

           SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

  The following selected historical consolidated financial and other data are qualified by reference to, and should be read in conjunction with, the Company's consolidated financial statements and the related notes thereto appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected statement of operations data set forth below for the Company for the fiscal years ended August 31, 1996, 1997 and 1998 and the selected balance sheet data as of August 31, 1997 and 1998 are derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The selected statement of operations data for the Company set forth below for the eleven months ended August 31, 1995 and the selected balance sheet data as of August 31, 1995 and 1996 are derived from the audited consolidated financial statements of the Company not included in this Prospectus. The selected statements of operations data for the Company set forth below for the three months ended November 30, 1997 and 1998 and the balance sheet data as of November 30, 1998 are derived from the unaudited consolidated financial statements of the Company included in this Prospectus. The selected statement of operations data for the Company set forth below for the fiscal year ended September 30, 1994 and the balance sheet data as of September 30, 1994 are derived from the unaudited consolidated financial statements of the Company not included in this Prospectus. In the opinion of management, the unaudited financial statements of the Company include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial condition and results of operations for those periods and have been prepared on the same basis as the audited financial statements.

                                         Eleven                              Three Months
                                         Months                                  Ended
                          Year Ended     Ended     Year Ended August 31,     November 30,
                         September 30, August 31, -------------------------  --------------
                             1994       1995 (1)   1996     1997     1998     1997    1998
                         ------------- ---------- -------  -------  -------  ------  ------
                                             (dollars in thousands)
Statement of Operations
 Data:
Net revenue.............    $11,061     $14,041   $17,840  $20,460  $29,352  $7,249  $9,341
Operating expenses:
 Cost of education......      5,496       7,251     9,370   10,661   15,075   3,301   4,251
 Selling expenses.......        317         325       263      516    1,102     137     361
 General and
  administrative
  expenses..............      3,079       3,763     5,174    5,432    9,104   1,745   2,487
 Related party general
  and administrative
  expense (2)...........        624       1,244     1,710      993    2,271     308     424
                            -------     -------   -------  -------  -------  ------  ------
   Total operating
    expenses............      9,516      12,583    16,517   17,602   27,552   5,491   7,523
                            -------     -------   -------  -------  -------  ------  ------
Income from operations..      1,545       1,458     1,323    2,858    1,800   1,758   1,818
Interest income.........         12         123       304      497      357     109     141
Interest expense........        (40)         (1)      (55)    (107)    (601)   (136)   (173)
Other income (expense),
 net....................         21         --         21      (48)     (12)     (4)     (4)
                            -------     -------   -------  -------  -------  ------  ------
Income before provision
 for income taxes as
 reported...............      1,538       1,580     1,593    3,200    1,544   1,727   1,782
Provision for income
 taxes..................         40          30        30       37       29      27      24
                            -------     -------   -------  -------  -------  ------  ------
Net income..............     $1,498      $1,550    $1,563   $3,163   $1,515  $1,700  $1,758
                            =======     =======   =======  =======  =======  ======  ======
Other Data:
EBITDA (3)..............     $1,741      $1,748    $1,722   $3,296   $2,738  $1,949  $2,087
EBITDA margin (3).......       15.7%       12.4%      9.7%    16.1%     9.3%   26.9%   22.3%
Cash flows from:
 Operating activities...     $1,097      $1,638    $2,736   $3,908   $2,582  $1,892  $1,317
 Investing activities...       (401)     (2,531)     (392)  (9,123)    (226)  1,755   1,682
 Financing activities...       (823)        371      (124)   5,193   (3,853) (3,617)   (115)
Capital expenditures,
 net....................        224         195       404      341      597      63     243
Student population (4)..      2,304       2,644     2,858    3,253    4,514   3,253   4,542
Number of campuses (5)..          7           7         8        8       10       8      14

                             As of            As of August 31,            As of
                         September 30, ------------------------------- November 30,
                             1994      1995 (1)  1996   1997    1998       1998
                         ------------- -------- ------ ------- ------- ------------
                                           (dollars in thousands)
Balance sheet data:
Cash, cash equivalents
 and short-term
 investments............    $2,533      $3,596  $5,384 $ 6,728 $ 3,843    $9,543
Working capital.........       523       1,848   3,316   4,412   2,459     2,954
Total assets............     4,637       6,452   8,336  17,580  23,475    25,862
Long-term debt
 (excluding current
 maturities)............        62         292     243   6,354   5,165     5,074
Shareholder's equity....     2,280       3,830   5,236   7,448   8,922    10,638

--------
(1) Prior to fiscal 1995, the Company's fiscal year end was September 30. During fiscal 1995, the Company changed its year end to August 31. Fiscal 1995 represents the Company's results of operations for the eleven months ended August 31, 1995. All fiscal years subsequent to 1995 represent the twelve months ended August 31 of the year indicated.

(2) Represents amounts paid to Management Corp., an affiliate of Dr. Markovitz, for services rendered by Dr. Markovitz during the period presented. Dr. Markovitz is the sole shareholder and employee of Management Corp. Dr. Markovitz did not receive any compensation for services rendered to the Company, other than through this management fee. Through Management Corp., Dr. Markovitz provides services characteristic of a principal executive officer, including strategic direction and oversight for the Company, daily management oversight, consultation on business acquisitions and other corporate business matters. Upon completion of the offering, the relationship with Management Corp. will be terminated, and Dr. Markovitz will become an employee of the Company. Dr. Markovitz will enter into an employment agreement that provides for an initial annual base salary of $200,000 plus performance-based compensation, which is currently expected to be paid in the form of stock options. Although this represents a significant change in the way Dr. Markovitz is compensated for the services he provides to the Company, the nature of the services provided by Dr. Markovitz will not change. The Company does not anticipate that it will require additional services (beyond those to be rendered by Dr. Markovitz under his employment agreement) or incur additional costs (beyond the compensation payable to Dr. Markovitz under his employment agreement) because of the termination of its relationship with Management Corp.

(3) "EBITDA" equals income from operations plus depreciation and amortization. EBITDA margin is EBITDA as a percentage of net revenue. EBITDA and EBITDA margin are presented because such data is used by certain investors to assess liquidity and ability to generate cash. The Company considers EBITDA to be an indicative measure of the Company's operating performance because EBITDA can be used to measure the Company's ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations, or any other operating or liquidity performance measure provided by GAAP. Cash expenditures for various long-term assets, interest expense and income taxes that have been and will be incurred are not reflected in the EBITDA presentation and could be material to an investor's understanding of the Company's liquidity and profitability. The Company's method of calculating of EBITDA may not be comparable to that of other companies.
(4) Reflects actual student population as of the end of the period indicated, not including participants in Ventura test preparation programs.
(5) Reflects the total number of campuses operated by the Company as of the end of the period indicated.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion and analysis should be read in conjunction with the Selected Historical Consolidated Financial and Other Data and the Company's consolidated financial statements and notes thereto appearing elsewhere in this Prospectus.

Background and Overview

  The Company provides for-profit postgraduate education with a primary focus on doctoral level programs. As of November 30, 1998, the Company's schools had approximately 4,500 students enrolled representing 48 states and 30 foreign countries. The Company's schools offer programs in clinical psychology, education, business, allied health professions and information technology and are approved and accredited to offer doctoral, master's, bachelor's and associate degrees as well as to award diplomas. Approximately 63% of the Company's students are enrolled in doctoral programs. The Company operates 14 campuses in eight states and the Province of Ontario, Canada. Additionally, the Company is preparing to operate two new campuses, pending regulatory approval.

  The Company's principal sources of revenue are tuition, workshop fees and sales of related study materials. Students attending the Company's schools finance their education through a combination of individual resources (including earnings from full or part-time employment), government-sponsored financial aid and other sources, including family contributions and scholarships provided by the Company. During fiscal 1998, approximately 46% of the Company's net cash receipts were derived indirectly from the Title IV Programs.

  The Company derived approximately 87% and 91% of its net revenue from tuition in fiscal 1998 and the three months ended November 30, 1998, respectively. Tuition payments are made at the beginning of each term, and the start date for each term varies by school and program. Payment of each term's tuition may be made by cash or financial aid. If a student withdraws from school prior to the completion of the term, the Company refunds a portion of the tuition already paid, based upon the number of classes the student has attended. For students receiving financial aid, the timing of the refunds for withdrawal is based on federal, state and accrediting agency standards. The scholarships that the Company grants to certain students are recorded as a reduction of tuition revenue. Tuition revenue is recognized ratably over the term of each program, while fees for the three to four day workshops held by Ventura are recognized on the first day of the workshop. Revenue from sales of related study materials is recognized on the date of shipment.

  The Company's schools charge tuition at varying amounts, depending not only on the particular school, but also upon the type of program and the specific curriculum. Each of the Company's schools typically implements one or more tuition increases annually. The size of these increases differs from year to year and among campuses and programs. Tuition for the Company's schools as of September 1, 1998 represents an approximate increase of 5% over the same date in 1997.

  The Company also generates revenue from textbook sales and property rental. In fiscal 1998 and the three months ended November 30, 1998, less than 13% and 9%, respectively, of the Company's net revenue was derived from these sources, respectively.

  The Company categorizes its expenses as cost of education, selling, general administrative and related party general and administrative. Cost of education expenses generally consists of expenses directly attributable to the educational activity at the schools. These include salaries and benefits of faculty and student support personnel, the cost of educational supplies and facilities (including rents on school leases), and all other school occupancy costs. Selling expenses include direct and indirect marketing and advertising expenses.

  General and administrative expenses include salaries and benefits of personnel in accounting, human resources, corporate and school administration functions and all corporate office expenses. Also included in general and administrative expenses are depreciation expense associated with computer laboratories, equipment, furniture and fixtures, and amortization expense associated with intangible assets, consisting primarily of goodwill, intellectual property and covenants not-to-compete with previous owners of the schools or campuses.

  The related party general and administrative expense is a management fee paid to Management Corp. Dr. Markovitz is the sole shareholder and employee of Management Corp. He did not receive any compensation for services rendered to the Company, other than through the management fee. Through Management Corp., Dr. Markovitz has provided services characteristic of a principal executive officer, including strategic direction and oversight for the Company, daily management oversight, consultation on business acquisitions and other corporate business matters. Upon completion of the Offering, the relationship with Management Corp. will be terminated, and Dr. Markovitz will become an employee of the Company. Dr. Markovitz will enter into an employment agreement with the Company that provides for an initial annual base salary of $200,000 plus performance-based compensation, which is currently expected to be paid in the form of stock options. Although this represents a significant change in the way Dr. Markovitz is compensated for the services he provides to the Company, the nature of the services provided by Dr. Markovitz will not change. The Company does not anticipate that it will require additional services (beyond those to be rendered by Dr. Markovitz under his employment agreement) or incur additional costs (beyond the compensation payable to Dr. Markovitz under his employment agreement) because of the termination of the relationship with Management Corp.

  Prior to fiscal 1995, the Company's fiscal year end was September 30. During fiscal 1995, the Company changed its year end to August 31. Fiscal 1995 represents the Company's results of operations for the eleven months ended August 31, 1995. All fiscal years subsequent to 1995 represent the twelve months ended August 31 of the year indicated.

Recent Acquisitions

  On August 26, 1997, the Company acquired Ventura for an aggregate purchase price of $4.1 million, and, on February 3, 1998, the Company acquired MIM for an aggregate purchase price of $2.4 million. Both acquisitions were accounted for as purchases.

  On August 31, 1998, U of S acquired the stock of MCM Plaza. The purchase was accounted for in a manner similar to a pooling of interests, resulting in the Company including the results of operations of MCM Plaza for all periods subsequent to April 30, 1997, the date Dr. Markovitz acquired MCM Plaza. The purchase price of approximately $3.3 million, based upon an independent third party appraisal, exceeded the historical book value of the underlying net assets by approximately $0.7 million, resulting in a reduction in the Company's shareholder's equity by such amount. See "Management--Compensation Committee Interlocks and Insider Participation."

  On November 30, 1998, the Company completed its acquisition of PrimeTech. Dr. Markovitz initially acquired a one-third interest in PrimeTech in November 1995 and, together with the other owners, sold his interest to the Company on November 30, 1998. Under the acquisition agreement, the Company was required to pay the former owners a total of $500,000 (Canadian Dollars) upon closing and is obligated to issue shares of the Company's common stock, the fair value of which is equal to 102% of PrimeTech's net income, as defined in such agreement, in each of PrimeTech's next three fiscal years. Dr. Markovitz received a note from the Company for his pro rata share of the initial payment $166,666 (Canadian Dollars); the other owners received cash. The acquisition will be accounted for as a purchase. For the year ended November 30, 1998, PrimeTech's net loss was approximately $310,000 (Canadian Dollars). The purchase price was determined by arms-length negotiations between the other owners on behalf of themselves and Dr. Markovitz, on the one hand, and representatives of the Company (other than Dr. Markovitz), on the other hand.

Results of Operations

  The following table summarizes the Company's operating results as a percentage of net revenue for the period indicated:

                                                                Three Months
                                           Year Ended August        Ended
                                                  31,           November 30,
                                           -------------------  --------------
                                           1996   1997   1998    1997    1998
                                           -----  -----  -----  ------  ------
Statement of Operations Data:
Net revenue............................... 100.0% 100.0% 100.0%  100.0%  100.0%
Operating expenses:
  Cost of education.......................  52.5   52.1   51.4    45.5    45.5
  Selling expenses........................   1.5    2.5    3.8     1.9     3.9
  General and administrative expenses.....  29.0   26.5   31.0    24.1    26.6
  Related party general and administrative
   expense................................   9.6    4.9    7.7     4.2     4.5
                                           -----  -----  -----  ------  ------
    Total operating expenses..............  92.6   86.0   93.9    75.7    80.5
                                           -----  -----  -----  ------  ------
Income from operations....................   7.4   14.0    6.1    24.3    19.5
Interest/other income (expense), net......   1.5    1.7   (0.9)   (0.4)   (0.4)
                                           -----  -----  -----  ------  ------
Income before provision for income taxes..   8.9   15.7    5.2    23.9    19.1
Provision for income taxes................   0.2    0.2    0.0     0.4     0.3
                                           -----  -----  -----  ------  ------
Net income................................   8.7%  15.5%   5.2%   23.5%   18.8%
                                           =====  =====  =====  ======  ======

Three Months Ended November 30, 1998 Compared to Three Months Ended November 30, 1997

  Net Revenue. Net revenue increased 28.9% from $7.2 million for the three months ended November 30, 1997 to $9.3 million for the three months ended November 30, 1998, due in part to additional net revenue of $1.2 million from the acquisition of MIM. For schools owned by the Company during fiscal 1997, the average number of students attending the schools increased 18.1%, and the average tuition increased 5.1%.

  Cost of Education. Cost of education increased 28.8% from $3.3 million for the three months ended November 30, 1997 to $4.3 million for the three months ended November 30, 1998, primarily due to additional teaching costs of $0.7 million incurred at MIM. Cost of education as a percentage of net revenue was relatively constant.

  Selling Expenses. Selling expenses increased 163.5% from $0.1 million for the three months ended November 30, 1997 to $0.4 million for the three months ended November 30, 1998 and, as a percentage of net revenue, increased from 1.9% to 3.9%, primarily due to the acquisition of MIM, which requires the use of more costly advertising media than each of ASPP, U of S and Ventura. This acquisition accounted for approximately 42.0% of the dollar amount of the increase. In addition, the Company marketed new programs and increased promotional expense in fiscal 1998.

  General and Administrative Expenses. General and administrative expenses increased 42.5% from $1.7 million for the three months ended November 30, 1997 to $2.5 million for the three months ended November 30, 1998 and, as a percentage of net revenue, increased from 24.1% to 26.6%, primarily due to additional costs associated with MIM, which accounted for approximately 36.5% of the dollar amount of the increase. The Company also hired personnel at its corporate office in fiscal 1998 to expand the depth of its management.

  Related Party General and Administrative Expense. Related party general and administrative expense increased 37.7% from $0.3 million for the three months ended November 30, 1997 to $0.4 million for the three months ended November 30, 1998 and, as a percentage of net revenue, increased from 4.2% to 4.5%.

  Interest/Other Income (Expense), Net. Interest/other income (expense), net remained relatively constant and was immaterial for the three months ended November 30, 1997 and the three months ended November 30, 1998.

  Provision for Income Taxes. The provision for income taxes was immaterial for both the three months ended November 30, 1997 and the three months ended November 30, 1998.

  Net Income. Net income increased 3.4% from $1.7 million for the three months ended November 30, 1997 to $1.8 million for the three months ended November 30, 1998 due to the factors described above.



Year Ended August 31, 1998 Compared to Year Ended August 31, 1997

  Net Revenue. Net revenue increased 43.5% from $20.5 million for fiscal 1997 to $29.4 million for fiscal 1998, primarily due to additional net revenue of $6.3 million from the acquisitions of Ventura and MIM. For schools owned by the Company during fiscal 1997, the total number of students attending the schools increased 38.8%, and the average tuition increased 5.1% during 1998.

  Cost of Education. Cost of education increased 41.4% from $10.7 million for fiscal 1997 to $15.1 million for fiscal 1998, due to additional teaching costs to meet the growth in the number of students attending the schools and the development of new programs. Cost of education, as a percentage of net revenue, decreased slightly from 52.1% in 1997 to 51.4% in 1998 due to the acquisition of Ventura, whose programs have lower cost of education than the Company's other programs. This benefit was partially offset by the acquisition of MIM, which has higher costs of education as a percentage of net revenue.

  Selling Expenses. Selling expenses increased 113.6% from $0.5 million for fiscal 1997 to $1.1 million for fiscal 1998 and, as a percentage of net revenue, increased from 2.5% to 3.8%, primarily due to the acquisitions of each of Ventura and MIM, which require the use of more costly advertising media than each of ASPP and U of S. Selling expenses of schools acquired during 1998 accounted for approximately 70.1% of the dollar amount of the increase. In addition, the Company marketed new programs and increased promotion for ASPP'S Arizona, Minnesota and Virginia campuses in fiscal 1998.

  General and Administrative Expenses. General and administrative expenses increased 67.6% from $5.4 million for fiscal 1997 to $9.1 million for fiscal 1998 and, as a percentage of net revenue, increased from 26.5% to 31.0%, primarily due to additional costs associated with Ventura and MIM, which accounted for approximately 51.9% of the dollar amount of the increase. The Company also hired personnel at its corporate office to expand the depth of its management.

  Related Party General and Administrative Expense. Related party general and administrative expense increased 128.7% from $1.0 million for fiscal 1997 to $2.3 million for fiscal 1998 and, as a percentage of net revenue, increased from 4.9% to 7.7%.

  Interest/Other Income (Expense), Net. Interest/other income (expense), net decreased 174.9% from $0.3 million for fiscal 1997 to $(0.3) million for fiscal 1998 and, as a percentage of net revenue, decreased from 1.7% to (0.9)%. Interest income decreased from $0.5 million for fiscal 1997 to $0.4 million for fiscal 1998. Interest expense of $0.6 million as a result of additional borrowings to finance the acquisitions of Ventura and MIM exceeded interest income earned on the Company's investments during fiscal 1998.

  Provision for Income Taxes. The provision for income taxes was immaterial for both fiscal 1997 and fiscal 1998.

  Net Income. Net income decreased 52.1% from $3.2 million for fiscal 1997 to $1.5 million for fiscal 1998, due to the increase in related party general and administrative expense and additional interest expense in fiscal 1998 related to the Company's acquisitions.

Year Ended August 31, 1997 Compared to Year Ended August 31, 1996

  Net Revenue. Net revenue increased 14.7% from $17.8 million in fiscal 1996 to $20.5 million in fiscal 1997, primarily due to a 13.8% increase in the average number of students attending the schools and an average tuition increase of 5.1% effected in fiscal 1997. The increase in student population is attributable to the development of new programs at the Company's Chicago and Rolling Meadows campuses and the addition of the Company's Arizona campus.

  Cost of Education. Cost of education increased 13.8% from $9.4 million in fiscal 1996 to $10.7 million in fiscal 1997, due to additional teaching costs to meet the growth in the number of students attending the schools and the development of new academic programs. As a percentage of net revenue, cost of education remained relatively constant.

  Selling Expenses. Selling expenses increased 96.2% from $0.3 million in fiscal 1996 to $0.5 million in fiscal 1997 and, as a percentage of net revenue, increased from 1.5% to 2.5%, primarily due to the Company's increased focus on marketing new academic programs.

  General and Administrative Expenses. General and administrative expenses increased 5.0% from $5.2 million in fiscal 1996 to $5.4 million in fiscal 1997; however, as a percentage of net revenue, general and administrative expenses decreased from 29.0% in fiscal 1996 to 26.5% in fiscal 1997. The decrease can be attributed primarily to the Company's 1996 investments in new office space, corporate office personnel and a new computer system.

  Related Party General and Administrative Expense. Related party general and administrative expense decreased 41.9% from $1.7 million in fiscal 1996 to $1.0 million in fiscal 1997 and, as a percentage of net revenue, decreased from 9.6% to 4.9%.

  Interest/Other Income (Expense), Net. Interest/other income (expense), net remained relatively constant from fiscal 1996 to fiscal 1997. Although more interest income was generated in fiscal 1997 from the increase in cash flow from operations, it was offset by additional interest expense associated with the Company's purchase of MCM Plaza.

  Provision for Income Taxes. The provision for income taxes was immaterial in both fiscal 1996 and fiscal 1997.

  Net Income. Net income increased 102.4% from $1.6 million in fiscal 1996 to $3.2 million in fiscal 1997 due to the growth of existing schools and the other factors discussed above, including the decrease in related party expense.

Seasonality; Variations in Quarterly Results of Operations

  The Company has experienced seasonality in its results of operations primarily due to the pattern of student enrollments at most of the Company's schools. Historically, the Company's lowest quarterly net revenue and income have been in the fourth fiscal quarter (June through August) due to lower student enrollment during the summer months at most of the Company's schools, while the Company's expenses remain relatively constant over the course of a year. The Company expects that this seasonal trend will continue.

  The following table sets forth unaudited quarterly financial data for the fiscal years ended August 31, 1997 and 1998 and the three months ended November 30, 1998 and, for the fiscal years, such data expressed as a percentage of the Company's totals with respect to such information for the applicable quarters. The Company believes that this information includes all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of such quarterly information when read in conjunction with the consolidated financial statements included elsewhere herein. The operating results for any quarter are not necessarily indicative of the results for any future period.

                              Fiscal Year Ended                  Fiscal Year Ended
                               August 31, 1997                    August 31, 1998             Three Months
                         -------------------------------   --------------------------------      Ended
                          1st              3rd     4th      1st              3rd              November 30,
                          Qtr    2nd Qtr   Qtr     Qtr      Qtr    2nd Qtr   Qtr    4th Qtr       1998
                         ------  -------  ------  ------   ------  -------  ------  -------   ------------
                                                 (dollars in thousands)
Net revenue............. $5,466  $4,850   $6,198  $3,946   $7,247  $6,724   $8,771  $ 6,610      $9,341
% of fiscal year total..   26.7%   23.7%    30.3%   19.3%    24.7%   22.9%    29.9%    22.5%
Income from operations.. $1,624  $  579   $1,379  $ (724)  $1,741  $  585   $  936  $(1,462)     $1,818
% of fiscal year total..   56.8%   20.3%    48.2%  (25.3)%   96.7%   32.5%    52.0%   (81.2)%

Liquidity and Capital Resources

  Since its formation, the Company has financed its operating activities primarily through cash generated from operations. Acquisitions have been financed primarily through debt instruments. Net cash provided by operating activities decreased from $1.9 million in the three months ended November 30, 1997 to $1.3 million in the three months ended November 30, 1998, due primarily to changes in operating assets and liabilities. Net cash provided by operating activities decreased to $2.6 million in fiscal 1998 from $3.9 million in fiscal 1997 and $2.7 million in fiscal 1996, due primarily to changes in the level of net income.

  Capital expenditures were $0.4 million, $0.3 million, $0.6 million and $0.2 million in fiscal 1996, 1997, 1998 and the three months ended November 30, 1998, respectively. Capital expenditures are expected to increase in the future as student population increases and the Company continues to upgrade and expand current facilities and equipment. The Company plans to invest approximately $0.5 million in upgrading its computer systems during fiscal 1999. The Company has no other commitment for material capital expenditures.


  Following the consummation of the Offering, the Company expects to enter into the Credit Agreement with The Bank of America providing for revolving credit borrowings of up to $20 million. Borrowings under the Credit Agreement are expected to bear interest at a variable rate equal to (at the Company's option) the principal lender's prime rate as in effect from time to time or the London Inter-Bank Offered Rate plus, in each case, a margin of between 25 and 250 basis points, depending on the type of loan and the Company's ratio of funded debt to EBITDA. In addition, the Credit Agreement is expected to provide for an unused commitment fee of 37.5 basis points on commitments available but unused under the Credit Agreement, as well as certain other customary fees. The Credit Agreement is expected to provide for a blanket lien on all material assets of the Company and a pledge of the capital stock of all the Company's material subsidiaries, as well as upstream guarantees from all such subsidiaries. It is anticipated that the Credit Agreement will restrict the Company and its subsidiaries' ability to take certain actions, including incurring additional indebtedness or altering the Company's current method of doing business. The Credit Agreement is also expected to contain certain financial covenants and ratios that may have the effect of restricting the Company's ability to take certain actions in light of their impact on the Company's financial condition or results of operations. The Credit Agreement is expected to terminate approximately three years after the consummation of the Offering, unless extended.

  The Company's cash flow from operations on a long-term basis is dependent on the receipt of funds from the Title IV Programs. For fiscal 1998, the Company's U.S. institutions derived approximately 48% to approximately 77% of their respective net revenue (on a cash basis) from the Title IV Programs. The HEA and its implementing regulations establish specific standards of financial responsibility that must be satisfied in order to qualify for participation in the Title IV Programs.

  The DOE requires that Title IV Program funds collected by an institution for unbilled tuition be kept in separate cash or cash equivalent accounts until the students are billed for the portion of their program related to these Title IV Program funds. In addition, all funds transferred to the Company through electronic funds transfer programs are held in a separate cash account until certain conditions are satisfied. As of November 30, 1998, the Company held an immaterial amount of funds in these separate accounts. The restrictions on any cash held in these accounts have not significantly affected the Company's ability to fund daily operations.

  The Company intends to use approximately $5.0 million of the net proceeds from the Offering to repay the Bank Notes, which were issued in connection with the acquisition of Ventura, MIM, and for general corporate purposes, and to use approximately $13.0 million to repay the Shareholder Loans. The Company intends to use the remainder of the net proceeds for working capital and general corporate purposes, including new academic program development at existing campuses, the addition of new campuses and the possible acquisition of additional businesses that are complementary to the business of the Company. The Company has not determined the specific allocation of the remainder of the net proceeds among the various uses described above, and, accordingly, investors in the Offering must rely upon management's judgment with respect to the use of such proceeds. See "Use of Proceeds."

  Upon consummation of the Offering, the only indebtedness outstanding will be indebtedness in the aggregate amount of $2.3 million secured by the real estate that is owned by MCM Plaza and leased by U of S, which bears interest at a rate of 9.0% and matures in 2007 and 2008, and certain indebtedness of the Company to the sellers of MIM and Ventura, which aggregates $1.3 million, bears interest at rates of 6.25% and 8.0% and matures in 2001 and 2002. This indebtedness is expected to be permitted under the Credit Agreement.

Market Risk

  The Company is exposed to the impact of interest rate changes, foreign currency fluctuations and changes in the market value of its investments. It does not enter into interest rate caps or collars or other hedging instruments.

  The Company's exposure to changes in interest rates is limited to borrowings under line of credit agreements and bank note payables which have variable interest rates tied to the prime rate. The weighted average annual interest rate of these credit agreements and bank note payables was 8.0% at both August 31, 1998 and November 30, 1998. In addition, the Company has debt with fixed annual rates of interest ranging from 6.25% to 9.0% totaling $3.4 million at November 30, 1998. The Company estimates that the fair value of each of its debt instruments approximated its market value at November 30, 1998.

  The Company is subject to fluctuations in the value of the Canadian dollar vis-a-vis the U.S. dollar. Its investment in its Canadian operations is not significant and the fair value of the assets and liabilities of these operations at November 30, 1998 approximated their fair value.

  From time to time, the Company invests excess cash in marketable securities. These investments principally consist of U.S. Treasury notes, corporate bonds, short term commercial paper and money market accounts, the fair value of which approximated current market rates at November 30, 1998.

Year 2000 Problem

  The "Year 2000 Problem" is the potential for computer processing errors resulting from the use of computer programs that have been written using two digits, rather than four, to denote a year (e.g., using the digits "98" to denote 1998). Computer programs using this nomenclature can misidentify references to dates after 1999 as meaning dates early in the twentieth century (e.g., "1902" rather than "2002"). The Year 2000 Problem is commonly considered to be prevalent in computer programs written as recently as the mid-1990s, and can cause such programs to generate erroneous information, to otherwise malfunction or to cease operations altogether.

  The Company is in the process of installing a new management information system in its corporate headquarters and expects such installation to be complete by June 1999. In addition, the Company's schools each have stand-alone computer systems and networks for internal use and for communication with its students and with corporate headquarters. There can be no assurance that the installation of the Company's new system will proceed smoothly or that additional management time or expense will not be required to successfully complete such installation. Although the Company expects that its new computer system will be free of the Year 2000 Problem and, based upon its review of its other internal computer systems, expects such other systems will be free of the Year 2000 Problem, there can be no assurance that this new computer system will not be affected by the Year 2000 Problem, that the Company's existing systems will not be affected by the Year 2000 Problem, or that a failure of any other parties, such as the DOE or other government agencies on which the Company depends for student financial assistance or the financial institutions involved in the processing of student loans, to address the Year 2000 Problem will not have a material adverse effect on the Company's business, results of operations or financial condition. In particular, there can be no assurance that malfunctions relating to the Year 2000 Problem will not result in the misreporting of financial information by the Company. The Company has made inquiries of substantially all of its material vendors regarding the Year 2000 Problem, and has not detected any significant issues relating to the Year 2000 Problem. However, the Company has not made a formal assessment of the computer programs used by the DOE or other government agencies or other third parties with which the company interacts, or an assessment of its own vulnerability to the failure of such programs to be free of the Year 2000 Problem. The Company does not have any formal contingency plans relating to the Year 2000 Problem.

  The Company believes that most reasonably likely worst case scenario for the Company regarding the Year 2000 Problem is a failure of the DOE to adequately ensure payment of financial aid amounts. The 1998 Amendments require the DOE to take steps to ensure that the processing, delivery and administration of grant, loan and work assistance provided under the Title IV Programs are not interrupted because of the Year 2000 Problem. This legislation also authorizes the DOE to postpone certain HEA requirements to avoid overburdening institutions and disrupting the delivery of student financial assistance as a consequence of this problem. There can be no assurance, however, that assistance will not be interrupted or that any DOE requirements would be postponed so that there would be no material adverse effect on the Company's schools. See "Risk Factors--Year 2000 Problem; New Company Computer System."

Inflation

  The Company has historically implemented tuition increases each year at or above the rate of inflation. Average tuition increases at the Company's schools for fiscal 1996, 1997 and 1998 were 5.0%, 5.1% and 5.1%, respectively.

Recent Accounting Pronouncements

  Recent pronouncements of the Financial Accounting Standards Board include Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivatives Instruments and for Hedging Activities," SFAS No. 132, "Employers' Disclosures about Pension and Other Post Retirement Benefits," SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," SFAS No. 130, "Reporting Comprehensive Income," SFAS No. 129, "Disclosure of Information about Capital Structure," and SFAS No. 128, "Earnings Per Share." SFAS Nos. 129 and 128 specify guidelines as to the method of computation of, as well as presentation and disclosure requirements for, earnings per share. The Company adopted SFAS No. 128 and SFAS No. 130 for all periods presented in this Registration Statement. The other statements discussed above are effective for fiscal years beginning after December 15, 1997 and earlier application is not permitted. The adoption of these statements is not expected to have a material effect on the Company's consolidated financial position or results of operations. The impact of these pronouncements on the disclosures in the financial statements has not been determined.

                                   BUSINESS

General

  The Company is the nation's largest for profit provider of doctoral level programs. The Company's mission is to provide academically-oriented, practitioner-focused education in fields with numerous employment opportunities and strong student demand. In addition to doctoral and masters degrees in psychology, education and business, the Company also awards bachelor's degrees in business, associate degrees in allied health professions and diplomas in information technology. At November 30, 1998, approximately 63% of the Company's students were enrolled in doctoral programs. In 1997, the Company graduated approximately 335 clinical psychology doctoral students out of approximately 4,000 clinical psychology doctoral degrees conferred nationwide. The Company operates 14 campuses in eight states and the Province of Ontario, Canada, and had a total of approximately 4,500 students, representing 48 states and 30 foreign countries, enrolled as of November 30, 1998.

  The Company was founded in 1975, when the Company's Chairman, Michael C. Markovitz, Ph.D., recognized a demand for a non-research oriented professional school that would educate and prepare students for careers as clinical psychology practitioners. To address this demand, the Company started the Illinois School of Professional Psychology in Chicago, Illinois in 1976 and, in its first year of operations, received several thousand inquiries for admission to a class of 70 students for the PsyD degree. The continuing demand for high quality, practitioner-focused psychology postgraduate education led the Company to expand the renamed ASPP to nine campuses located across the United States. In response to a broader demand for quality career education, the Company has expanded beyond the psychology curriculum with the acquisitions of (i) the University of Sarasota, a degree-granting institution focusing primarily on postgraduate business and education (March 1992); (ii) the Medical Institute of Minnesota, a degree-granting institution focusing on a variety of allied health professions (February 1998); and (iii) PrimeTech Institute, an institution granting diplomas in computer programming and other aspects of information technology and in paralegal studies (November 1998). In addition, the Company became the largest provider of postgraduate psychology license examination preparation courses and materials in the United States by its acquisition of Ventura in August 1997. Through Ventura, the Company also provides professional licensure examination materials and workshops for social work; marriage, family and child counseling; marriage and family therapy; and counseling certification examinations nationwide.

The Company operates the following schools:

  . American Schools of Professional Psychology grants doctoral and master's degrees in clinical psychology and related disciplines at nine campuses located in Illinois (2), Minnesota, Georgia, Virginia, Hawaii, Arizona, Florida and California. ASPP is accredited by NCA, and four of its campuses are accredited by the APA.

  . University of Sarasota grants doctoral, master's and bachelor's degrees at two campuses located in Sarasota and Tampa, Florida, and is preparing to operate a campus in Southern California, pending regulatory approval. U of S is accredited by SACS.

  . Medical Institute of Minnesota grants associate degrees at one campus in Minneapolis, Minnesota. MIM is institutionally accredited by ABHES, and additionally holds individual programmatic accreditation appropriate to each degree program offered.

  . PrimeTech Institute awards diplomas at two campuses in Ontario, Canada, and is preparing to operate a campus in Scarborough, Ontario, pending regulatory approval.

  In addition, Ventura publishes materials and holds workshops in select cities across the United States to prepare individuals to take various national and state administered oral and written health care licensure examinations in psychology and other mental health disciplines.

  The following table sets forth certain additional information regarding the Company's schools and their various campuses:

                                                Year
         School and Campus Locations           Opened Date Acquired  Accreditation
---------------------------------------------- ------ -------------- -------------
American Schools of Professional Psychology                               NCA
Illinois School of
 Professional
 Psychology/Chicago.....  Chicago, IL           1976        --            APA
Illinois School of
 Professional
 Psychology/Meadows.....  Rolling Meadows, IL   1979    March 1994
Minnesota School of
 Professional
 Psychology.............  Minneapolis, MN       1987        --            APA
Georgia School of
 Professional
 Psychology.............  Atlanta, GA           1990        --            APA
American School of
 Professional
 Psychology/Virginia....  Arlington, VA         1994        --
American School of
 Professional
 Psychology/Hawaii......  Honolulu, HI          1979    March 1994        APA
Arizona School of
 Professional
 Psychology.............  Phoenix, AZ           1997        --
Florida School of
 Professional
 Psychology (1).........  Tampa, FL             1995  September 1998
American School of
 Professional
 Psychology/Rosebridge..  Corte Madera, CA      1998  September 1998
University of Sarasota                                                   SACS
University of
 Sarasota/Honore........  Sarasota, FL          1969    March 1992
University of
 Sarasota/Tampa.........  Tampa, FL             1997        --
University of
 Sarasota/California
 (2)....................  Orange, CA
Medical Institute of
 Minnesota..............  Minneapolis, MN       1961  February 1998      ABHES
PrimeTech Institute
PrimeTech
 Institute/North York...  North York, Ontario   1989  November 1998
PrimeTech Institute/City
 Campus.................  Toronto, Ontario      1995  November 1998
PrimeTech
 Institute/Scarborough
 (2)....................  Scarborough, Ontario

--------

(1) Historically operated as a unit of the University of Sarasota.

(2) These campuses will be established if and when all required regulatory approvals have been obtained. The Company has applications pending for all such approvals.

Industry Overview

  According to the DOE's National Center for Education Statistics (the "NCES"), education is the second largest sector of the U.S. economy, accounting for approximately 8% of gross domestic product in 1997, or over $600 billion. The Company's schools are part of the postsecondary education market, which accounts for approximately one-third of the total sector. Of the approximately 6,000 postsecondary schools that are eligible to participate in the Title IV Programs, approximately 500 are proprietary degree-granting institutions such as the Company's schools.

  The NCES estimates that by the year 2001 the number of students enrolled in higher education institutions will increase by more than 1.5 million, to over 16 million students. The Company believes that a significant portion of this growth in the postsecondary education market will result from an increase in the number of new high school graduates, an increase in the number of college graduates attending postgraduate institutions and the increased enrollment by working adults in postsecondary and postgraduate institutions. According to the NCES, the number of new high school graduates per year is expected to increase by approximately 24%, from 2.5 million graduates in 1994 to 3.1 million graduates in 2004. Over the same period, the number of college graduates attending postgraduate institutions is expected to increase by approximately 100,000 students. The

NCES estimates that, over the next several years, initial enrollments in postsecondary education institutions by working adults will increase more rapidly than initial enrollments of recent high school graduates.

  The postsecondary education industry generally is expected to benefit from the public's increased recognition of the value of a postsecondary education. According to the NCES, the percentage of recent high school graduates who continued their education after graduation increased from approximately 53% in 1983 to approximately 65% in 1996. The percentage of college graduates continuing to postgraduate institutions remained relatively constant, at 11%, over the same period. The Company believes that students pursue higher education for a variety of reasons, including the increased prestige associated with academic credentials, career change and development, intellectual curiosity and the income premium associated with higher education. According to Census Bureau data, in 1995 the income premiums over comparable workers with high school diplomas for associate, bachelor's, master's and doctoral degree holders were 25%, 55%, 91% and 127%, respectively.

Business Strategy

  The Company's mission is to provide academically-oriented, practitioner-focused education in fields with numerous employment opportunities and strong student demand. The key elements of the Company's business strategy are as follows:

  Focusing on Advanced Degrees. Approximately 63% of the Company's students are enrolled in doctoral programs, with an additional 18% pursuing master's degrees and the remainder pursuing bachelor's or associate degrees or diplomas. Management believes that the Company's emphasis on advanced degree programs provides greater predictability of tuition revenue and reduces recruitment cost per enrolled student, as compared to lower level degree programs, due to a number of factors, including the longer term of most advanced degree programs, the higher student retention rates experienced in more advanced degree programs and the narrower target markets for advanced degree programs. Consistent with this philosophy, the Company plans to expand some of its associate degree programs, such as those offered by MIM, to bachelor's degree programs. By offering more advanced degree programs, the Company can also take advantage of the tendency of many graduates of master's, bachelor's and associate degree programs to continue their education at the same institution if appropriate advanced degree programs are offered.

  Focusing on Curricula with Practical Professional Applications. The Company was founded to respond to a demand for postgraduate education which focuses on practical professional applications instead of research. The Company's academic programs are designed to prepare students to work in their chosen professions immediately upon graduation. Psychology graduate students, for example, gain significant practical professional experience through a required internship program. Similarly, MIM requires all of its students to participate in a field-based internship. The Company's programs for professional educators also focus on practical benefits by offering the academic credentials and skills in discrete sub-specialties required for promotion and increased compensation. This practitioner-focused approach provides the additional benefits of attracting highly motivated students and increasing student retention and graduate employment. The Company's professional test preparation business provides it with another means of participating in the practical education needed for graduates in many fields to become practitioners.

  Refining and Adapting Educational Programs. Each of the Company's schools strives to meet the changing needs of its students and changes in the employment markets by regularly refining and adapting its existing educational programs. To do so, the Company has implemented its Program for Institutional Effectiveness Review. PIER is designed to provide periodic feedback from senior management, faculty and students with a view toward consistently improving the quality of each school's academic programs. Through PIER, the Company solicits the views of each of these participants in the educational process on quality improvement issues such as curriculum innovations which can meet existing or expected employment and student demands and class scheduling and other program administrative improvements which can improve the students' educational experience.

  Emphasizing School Management Autonomy and Accountability. The Company operates with a decentralized management structure in which local campus management is empowered to make most of the day-to-day operating decisions at each campus and is primarily responsible for the profitability and growth of that campus. Appropriate performance-based incentive compensation arrangements have been implemented by the Company to reinforce the accountability of local campus management under this structure. At the same time, the Company provides each of its schools with certain services that it believes can be performed most efficiently and cost-effectively by a centralized office. Such services include marketing, accounting, information systems, financial aid processing and administration of regulatory compliance. The Company believes this combination of decentralized management and certain centralized services significantly increases its operational efficiency.

Growth Strategy

  The Company's objective is to achieve growth in revenue and profits while consistently maintaining the integrity and quality of its academic programs. The key elements of the Company's growth strategy are as follows:

  Expanding Program Offerings. The Company regularly engages in the development of new, and the expansion of existing, curricular offerings at the doctoral, master's, bachelor's, associate and diploma levels. Of the 17 degree-granting programs currently offered by the Company, five have been introduced since 1995. For example, in 1995 the Company introduced its DBA program to provide students with advanced level business training and in 1997 the Company initiated its MSHSA program to provide students with training and problem solving skills from the areas of both business and social sciences. The Company believes that there are significant opportunities to develop additional new programs, such as its proposed program in sports psychology at ASPP, its new program in pastoral counseling at U of S and its proposed program in dental hygienics at MIM. Once new programs have proven successful at one school, the Company seeks to expand them to its other schools which offer related programs. For example, ASPP currently offers a master's of arts ("MA") degree in counseling at six campuses and is in the process of making this program available at the remaining ASPP campuses.

  Adding New Campuses. The Company seeks to expand its presence into new geographic locations. Six of the Company's 14 campuses were developed by the Company internally. The Company regularly evaluates new locations for developing additional campuses and believes that significant opportunities exist for doing so. For example, of the 21 metropolitan areas in the United States with a population in excess of two million persons, nine do not have a graduate school of professional psychology that awards the PsyD degree. The Company also believes there is demand in Southern California for the type of programs offered by U of S and has received approval from SACS to open a branch campus of U of S in Southern California. The Company intends to proceed with the development of this branch campus as soon as it receives approval from the State of California. The Company has also recently been granted a license to open a new PrimeTech campus in Scarborough, Ontario.

  Emphasizing Student Recruitment and Retention. The Company believes that it can increase total enrollment at its campuses through the implementation of an integrated marketing program that utilizes direct response marketing and direct sales to college and high school counselors. The Company has hired a marketing professional at each of its campuses to focus both the marketing campaign and overall recruitment effort of each campus within its targeted market. The Company also believes it can increase its profitability through improvements in student retention rates, as the cost of efforts to keep current students in school are less than the expense of attracting new students.

  Expanding into Related Educational Services. The Company believes that significant opportunities exist in providing educational services that are related to its current program offerings. Through Ventura, the Company has become a leading provider of test preparation programs for psychology licensure examinations. These programs bring the Company in contact with a significant number of current and future psychology practitioners, which the Company believes can offer an opportunity to market additional educational programs in the future. For example, the Company believes that non-degree continuing education programs will increasingly be mandated by state licensing authorities; this represents an opportunity for the Company to provide services not only for the graduates of its schools, but also for the broader universe of licensed health care providers to which it gains access through its Ventura test preparation programs.

  Acquisitions. Based on recent experience and internal research, the Company believes that, in both the for-profit and not-for-profit postgraduate education industry, most schools are small, stand-alone entities without the benefits of centralized professional management, scale economies in purchasing and advertising or the financial strength of a well-capitalized parent company. The Company intends to capitalize on this fragmentation by acquiring and consolidating attractive schools and educational programs. The Company has acquired eight of its 14 campuses, four of which were for-profit and four of which were originally not-for-profit, and the Ventura test preparation business. The Company believes there are significant opportunities to acquire schools which can serve as platforms for program and campus expansion. Prime acquisition candidates are those that have the potential to be quickly developed into profitable, accredited degree-granting schools offering programs consistent with the Company's mission.

Programs of Study

  ASPP. ASPP grants postgraduate level degrees in a variety of specialties within the field of clinical psychology. The Company offers a doctorate in clinical psychology, master's of arts degrees in clinical psychology and professional counseling and a master's of science degree in health services administration. ASPP also offers a postdoctoral program in clinical psychopharmacology. Approximately 70% of ASPP's students are enrolled in the PsyD program in various specialties and, of the students enrolled in the clinical MA program, historically more than 50% continue in the PsyD program.

  The Company was among the first academic programs in the United States to offer the practitioner-focused PsyD degree, as compared to the research-oriented PhD degree. The PsyD is a four year program consisting of one year of classroom training, two years divided between classroom training and fieldwork practicum and a fourth year consisting of a paid internship. The program focuses on practical issues in clinical psychology as compared to abstract research topics. For example, fourth year students prepare a case study as their final project, rather than a doctoral dissertation. Clinical MA students complete a two year program, all of which can be carried over into the PsyD program.

  In connection with its emphasis on a practitioner-focused education, ASPP offers a variety of minors to be pursued in connection with the PsyD program. For example, the Chicago campus offers minors in the areas of Family Psychology, Ethnic Racial Psychology, Psychoanalytic Psychology, Sexual Abuse Psychology, Health Psychology and Psychology and Religion. The Minnesota campus also offers the Health Psychology and Psychology and Religion subspecialties, as well as a minor in Child and Family Psychology, and the Hawaii campus offers a minor in Substance Abuse.

  The master's of arts program in professional counseling is a two year program combining classroom training and fieldwork. Typically offered in the evening and on weekends, this program aims to provide the skills and training needed by individuals to practice as licensed professional counselors in a wide variety of governmental, community and private settings.

  The MSHSA degree is designed to provide students with training and problem solving skills from the areas of both business and social sciences. Students learn about business principles and their application to health care as well as clinical training methods and behavior theories applicable to the health care field. The program focuses on innovative solutions to health care delivery problems by drawing on both business and interpersonal behavior theory.

  ASPP's academic programs are highly respected in the field. Since its inception in 1976, ASPP has graduated over 2,400 students. While its focus is on practice rather than research, its graduates also include PsyDs who now serve as tenured faculty members at Harvard University and Northwestern University.

  U of S. U of S grants postgraduate and bachelor's level degrees in education, business and behavioral science. In education, U of S offers a doctorate in education ("EdD"), a master's of arts in education ("MEd") and an educational specialist degree ("EdS"), each with various majors or concentrations, such as curriculum and instruction, human services administration, counseling psychology and educational leadership. In business, U of S offers a doctorate in business administration, a master's of business administration ("MBA") and a bachelor's of science in business administration ("BSBA"), each with various majors or concentrations, such as information systems, international business, management and marketing. In behavioral science, U of S offers a master's of arts in counseling.

  The EdD, MEd and EdS programs are offered to professional educators from across the U.S. The programs consist of an innovative combination of distance learning and personal interaction, allowing students to complete a significant percentage of the preparatory work for each course at home in advance of an intensive in-person instructional period, typically scheduled during breaks in the academic year. The Company believes that an important aspect of the learning experience is the student's interaction with faculty and other students. The EdD is a three year program, and the MEd and EdS are two year programs.

  The DBA, MBA and BSBA degrees are offered both part-time and full-time and consist of classes in disciplines such as statistics, economics, accounting and finance. The DBA is a three year program; the MBA is a two year program, which may count towards two of the three years required for the DBA; and the BSBA is a two year degree completion program.

  MIM. MIM offers associate degrees ("AA") in a variety of allied health care fields. MIM offers programs leading to certification as a veterinary technician, diagnostic medical sonographer, histotechnician, medical assistant, medical laboratory technician or radiologic technologist. Currently, approximately 60% of the students are enrolled in the veterinary technician program. The programs typically consist of 12-15 months of full-time classroom training and two to six additional months of internship.

  PrimeTech. PrimeTech offers diploma programs in network engineering, internet engineering, software programming and paralegal studies. The programs typically consist of 12-18 months of full-time course work, which can be taken on a part-time basis and which is completed on-site.

  Ventura. Ventura publishes materials and holds workshops in select cities across the United States to prepare individuals to take various national and state administered oral and written health care licensure examinations in the fields of psychology, social work, counseling, marriage and family therapy, and marriage, family and child counseling. The programs typically last three to four days and are conducted at various locations throughout the United States.

Student Body

 Recruitment

  The Company seeks to attract students with both the motivation and ability to complete the programs offered by its schools. To generate interest, the Company engages in a broad range of activities to inform potential students and their parents about its schools and programs of study.

  The general reputation of the Company's schools and referrals from current students, alumni and employers are the largest sources of new students. The Company believes that over 60% of ASPP's students for the 1997 fiscal year were enrolled through referrals from current and former students as well as employees and others who have worked with ASPP's graduates. The Company also employs marketing tools such as its web sites and creates publications and other promotional materials for the Company's schools, participates in school fairs and uses other traditional recruitment techniques common to undergraduate and postgraduate institutions. The goal of the Company's recruitment efforts is to increase awareness of the Company's schools among potential applicants in a cost-effective and dignified manner.

  ASPP and U of S operate in a different marketing environment than MIM and PrimeTech. ASPP and U of S seek to appeal to academically-oriented students, students who might otherwise elect to attend a state-sponsored or private university and who expect to see recruitment efforts and materials consistent with such universities, such as course catalogs and participation in student fairs. MIM and PrimeTech seek to appeal to students who are strictly seeking career-enhancing education and students who may not have college or university experience. These students typically respond to more traditional commercial marketing efforts. Ventura markets its programs directly to graduates of postgraduate psychology schools that have registered to take postgraduate licensure exams.

  The following table sets forth certain statistics regarding the student body at each of the Company's schools for the 1998-99 academic year:

                                                Number of Average
                    School                      Students    Age   % Postgraduate
----------------------------------------------- --------- ------- --------------
American Schools of Professional Psychology....   2,043      33        100%
University of Sarasota.........................   1,649      41         98%
Medical Institute of Minnesota.................     567      27          0%
PrimeTech Institute............................     283      30          0%

 Admission

  The Company's admissions objective is to achieve controlled student enrollment growth while consistently maintaining the integrity and quality of its academic programs. At each of the Company's schools, student admissions are overseen by a committee, comprised principally of members of the faculty, that reviews each application and makes admissions decisions. Differing programs within the Company operate with differing degrees of selectivity. Some of the Company's programs, particularly its postgraduate psychology programs, receive many more applications for admission than can be accommodated. Admissions criteria for such programs include a combination of prior academic record, performance on an admissions essay and work experience. The Company believes that other of its programs are beneficial to anyone who chooses to enroll. Such programs tend to be less selective; however, the Company does screen students both for their commitment to completing a particular program of study and their aptitude for the academic subject matter of their chosen program. Upon passing the various screens of the admissions process, successful applicants are notified of acceptance into the program of their choice. All of the Company's schools use a rolling admissions format.

 Retention

  The Company recognizes that the ability to retain students until graduation is an important indicator of the success of its schools and of its students. As with other postsecondary institutions, students at the Company's schools may fail to finish their programs for a variety of personal, financial or academic reasons. While ASPP doctoral students have seven years to complete their studies, students generally complete the program in approximately five and one-half years. Over 62% of the members of ASPP's 1992 entering doctoral class graduated in 1997, and historically approximately 70% of ASPP's students ultimately complete their degree. U of S, MIM and PrimeTech have historically had completion rates similar to those of ASPP, although MIM and PrimeTech have substantially shorter programs. The Company believes MIM's and PrimeTech's completion rates are higher than those of many other associate degree and diploma programs. To reduce the risk of student withdrawals, the Company counsels students early in the application process to gauge their commitment to completing their chosen course of study.

  Student retention is considered an entire school's responsibility, from admissions to faculty and administration to career counseling services. To minimize student withdrawals, faculty and staff members at each of the Company's campuses strive to establish personal relationships with students. Each campus devotes staff resources to advising students regarding academic and financial matters, part-time employment and other matters that may affect their success. However, while there may be many contributors, each campus has one administrative employee specifically responsible for monitoring and coordinating the student retention efforts. In addition, the Company's senior management regularly tracks retention rates at each campus and provides feedback and support to local campus administrators.

Tuition and Fees

  The Company's schools invoice students for tuition and other institutional charges by the term of instruction. Each school's refund policies meet the requirements of the DOE and such school's state and accrediting agencies. Generally, if a student ceases attendance during the first 60% of his or her first term, the applicable school will refund institutional charges based on the number of weeks remaining in that term. After a student has attended 60% of that term, the school will retain 100% of the institutional charges. After a student's first term, the school refunds institutional charges based on the number of weeks attended in the term in which the student withdraws. Generally, after six weeks of a term, the school will retain 100% of the institutional charges for that academic period.

  The Company has historically implemented tuition increases each year at or above the rate of inflation. Average tuition increases at the Company's schools for fiscal 1996, 1997 and 1998 were 5.0%, 5.1% and 5.1%, respectively.

  The following table sets forth the average total tuition to complete a degree at each of the Company's schools, based on tuition rates for the 1998-99 academic year:

                                                        Average Total Length of
                        School                             Tuition     Program
------------------------------------------------------- ------------- ---------
American Schools of Professional Psychology
  PsyD.................................................   $ 52,440     4 years
  MA (Clinical)........................................     24,908     2 years
  MA (Counseling)......................................     19,008     2 years
  MSHSA................................................     22,500     2 years
University of Sarasota
  DBA, EdD.............................................   $ 21,180     3 years
  MEd..................................................     15,650     2 years
  EdS..................................................     10,590     2 years
  MBA..................................................      9,640     2 years
  MA...................................................     16,600     2 years
  BSBA.................................................     14,250     2 years
Medical Institute of Minnesota
  Veterinary Technician, Radiologic Technologist,
   Medical Lab Technician, Diagnostic Medical
   Sonographer.........................................   $ 18,900    18 months
  Histotechnician, Medical Assistant...................     16,250    18 months
PrimeTech Institute
  Software Programming Engineer........................   $ 14,500    18 months
  Software Programmer..................................     11,600    13 months
  PC/LAN...............................................      7,000    12 months
  Internet Service/Support Engineer....................      6,150    12 months
  Legal Secretary......................................      6,000    12 months
  LAN Professional, Paralegal..........................      5,500    12 months
  Microcomputer Business Application Administration....      4,500    12 months
  Desktop Publishing Specialist........................      4,000    12 months
  Accounting Assistant.................................      3,700    12 months

Graduate Employment

  The Company believes that employment of its graduates in occupations related to their fields of study is critical to the ability of its schools to continue to recruit students successfully. Based on information received from graduating students and employers, the Company believes that students graduating from the Company's schools enjoy considerable professional success. ASPP's graduating class of 1997, for example, reported a 95% employment rate in their area of study within six months after graduation. U of S's education students are primarily working professional educators, and thus by definition, have a significant graduate employment rate. The success of their educational experience is measured by continued and accelerated success in their field. MIM and PrimeTech each provide academic programs specifically tailored to a student's career goals. MIM's and PrimeTech's graduating classes of 1997 reported employment rates in their relevant fields of study within six months of graduation of 85% and 91%, respectively.

Faculty

  The Company seeks to attract and retain faculty with outstanding credentials in their respective fields for each of its schools. Each of the Company's schools attempts to employ faculty members who are dedicated to the teaching profession and to provide such faculty members with a stimulating and professional academic environment and competitive compensation package. The Company emphasizes a core staff of full-time faculty members to maintain continuity and consistency across its academic programs, augmented by part-time adjunct faculty with significant industry experience. The Company's schools each employ dedicated faculty with significant experience and credentials in their respective fields to provide the personal interaction that is critical to the academic experience. The Company also encourages its full-time faculty members to engage in meaningful outside professional activities to retain current practical experience. The Company has implemented its PIER program providing periodic feedback to faculty from senior management, faculty peers and students with a view toward consistently improving the quality of each school's academic programs.

  The following table sets forth certain information regarding the faculty at each of the Company's schools as of November 30, 1998:

                         Full-Time  Adjunct
         School           Faculty  Faculty(1)     Highest Degree of Full-Time Faculty
------------------------ --------- ---------- --------------------------------------------
American Schools of
 Professional
 Psychology.............     85       166     100% Doctoral (PhD or PsyD)
University of Sarasota..     32        11      95% Doctoral, 5% Master's
Medical Institute of         23        26       9% Doctoral, 13% Master's, 43% Bachelor's,
 Minnesota..............                        9% Associate, 26% Certificate
PrimeTech Institute.....     15         2      12% Doctoral, 38% Master's, 50% Bachelor's

--------

(1) Represents faculty members teaching at least one class during the 1998-99 academic year.

Governance of the Company's Schools

  Each ASPP campus is managed locally by a Dean who reports to the Provost of ASPP (John E. Sites). U of S is headed by a Provost who reports to the Board of U of S. Both PrimeTech and MIM are headed by Unit Presidents (George Schwartz and Philip Miller, respectively) each of whom reports to his respective board of directors. Each of these Provosts and Unit Presidents also consult with the President of the Company (Harold J. O'Donnell). Scott Abels, General Manager of Ventura, reports to the President of the Company.

  U of S and MIM each has an independent Board of Directors, separate from the Company's Board but elected by the Company as sole shareholder. These local boards of directors independently make and approve policies and budgets.

Competition

  The postsecondary education market in the United States is highly fragmented and competitive, with no private or public institution enjoying a significant market share. The Company competes for students with postgraduate, four year and two year degree-granting institutions, which include non-profit public and private colleges, universities and proprietary institutions. An attractive employment market also reduces the number of students seeking postgraduate degrees, thereby increasing competition for potential postgraduate students. Management believes that competition among educational institutions is based on the quality of educational programs, location, perceived reputation of the institution, cost of the programs and employment opportunities for graduates. Certain public and private colleges and universities may offer programs similar to those of the Company at a lower tuition cost due in part to governmental subsidies, government and foundation grants, tax deductible contributions or other financial resources not available to proprietary institutions. Other proprietary institutions also offer programs that compete with those of the Company. Moreover, there is an increase in competition in the specific educational markets served by the Company. For example, excluding PsyD programs offered by the Company, in the 1992 academic year there were 29 PsyD programs existing in the United States, while in the 1997 academic year there were 36 PsyD programs in the United States. Certain of the Company's competitors in both the public and private sector have greater financial and other resources than the Company.

Employees

  As of November 30, 1998, the Company employed 348 persons. Of this number, 32 were employed in the Company's corporate headquarters, 155 were full-time or permanent part-time faculty members and 161 were working as administrative or support staff deployed at the various Company locations. None of the Company's employees are unionized. The Company believes its relations with its employees are generally good.

Facilities

  The following table sets forth certain information as of November 30, 1998 with respect to the principal properties leased by the Company and its subsidiaries. The Company believes that its facilities are in substantial compliance with applicable environmental laws and with the Americans With Disabilities Act. All of the Company's facilities are leased except the University of Sarasota's Honore campus, which is owned by the Company. See "Management--Compensation Committee Interlocks and Insider Participation."

                             Campus                               Square Footage
----------------------------------------------------------------- --------------
American Schools of Professional Psychology
Illinois School of Professional Psychology/Chicago...............     37,831
Illinois School of Professional Psychology/Meadows...............     10,469
Minnesota School of Professional Psychology......................      9,457
Georgia School of Professional Psychology........................      9,725
American School of Professional Psychology/Virginia..............      7,976
American School of Professional Psychology/Hawaii................      6,596
Arizona School of Professional Psychology........................      8,673
Florida School of Professional Psychology........................      5,410
American School of Professional Psychology/Rosebridge............      4,184
University of Sarasota
University of Sarasota/Honore Campus.............................     18,940
University of Sarasota/Tampa Campus..............................      5,410
Medical Institute of Minnesota...................................     62,300
PrimeTech Institute
PrimeTech Institute/North York...................................      9,199
PrimeTech Institute/City Campus..................................      8,681
Ventura..........................................................     15,540

Legal Proceedings

  The Company, Dr. Markovitz and certain other companies in which Dr. Markovitz has an interest have been named as defendants in Charlena Griffith, et al. v. University Hospital, L.L.C. et al., a class action lawsuit filed in November 1997 and currently pending in the United States District Court for the Northern District of Illinois, Eastern Division. No specific amount of damages is sought by the plaintiffs. This lawsuit arose in connection with the closing of a for-profit psychiatric hospital located in Chicago, which was established in 1989 by Dr. Markovitz and operated under the name University Hospital ("University Hospital"). University Hospital was substantially dependent on Medicare reimbursement for its revenues. In May 1997, after continued Medicare reimbursement to University Hospital was effectively terminated, University Hospital ceased operations and made an assignment for the benefit of its creditors, which is ongoing. The Company owned a 95% equity interest in University Hospital at the time of the assignment for the benefit of its creditors.

  The plaintiffs in the lawsuit, former employees of University Hospital, allege that (i) the hospital was closed without proper notice to employees in violation of the Worker Adjustment and Retraining Notification Act; (ii) employee contributions to the hospital's profit sharing plan made prior to the hospital closing were not delivered to the plan in violation of the Employee Retirement Income Security Act of 1974; (iii) the hospital failed to pay the final compensation due its employees prior to the hospital closing in violation of the Illinois Wage Payment and Collection Act; and (iv) the defendants converted for their own use and benefit the amount of the plaintiffs' last paycheck, accrued vacation, profit sharing contributions and credit union contributions. The Company and Dr. Markovitz have been named as defendants in this lawsuit based upon an allegation that they are alter egos of University Hospital.

  The Company, Dr. Markovitz and the other defendants in this lawsuit deny all claims asserted and are vigorously defending themselves. The cost of defense has not been borne by the Company. Dr. Markovitz has entered into an indemnification agreement with the Company providing that the cost of the defense and any settlement amounts or damage awards will be paid by Dr. Markovitz. The Company believes that the potential loss, as it relates to this matter, is not probable and that an estimate of the potential settlement amounts or damage awards cannot be made at this time. However, the Company does not expect the ultimate outcome of this matter to have a material adverse effect on its results of operations or financial condition.

  The Company is not party to any other legal proceedings that it believes would, individually or in the aggregate, have a material adverse effect on its results of operations or financial condition.

                         FINANCIAL AID AND REGULATION

Accreditation

  Accreditation is a non-governmental process through which an institution voluntarily submits itself to qualitative review by an organization of peer institutions. The three types of accrediting agencies are (i) national accrediting agencies, which accredit institutions on the basis of the overall nature of the institutions without regard to their locations, (ii) regional accrediting agencies, which accredit institutions located within their geographic areas, and (iii) programmatic accrediting agencies, which accredit specific educational programs offered by an institution. Accrediting agencies primarily examine the academic quality of the instructional programs of an institution, and a grant of accreditation is generally viewed as certification that an institution's programs meet generally accepted academic standards. Accrediting agencies also review the administrative and financial operations of the institutions they accredit to ensure that each institution has the resources to perform its educational mission.

  Pursuant to provisions of the HEA, the DOE relies on accrediting agencies to determine whether institutions' educational programs qualify them to participate in the Title IV Programs. The HEA specifies certain standards that all recognized accrediting agencies must adopt in connection with their review of postsecondary institutions. Accrediting agencies that meet the DOE standards are recognized as reliable arbiters of educational quality. The HEA requires each recognized accrediting agency to submit to a periodic review of its procedures and practices by the DOE as a condition of its continued recognition.

  All of the Company's U.S. campuses are accredited by an accrediting agency recognized by the DOE. These accrediting agencies are the North Central Association of Colleges and Schools ("NCA"), the Southern Association of Colleges and Schools ("SACS"), the Accrediting Bureau of Health Education Schools/Programs ("ABHES") and the American Psychological Association ("APA"). NCA, SACS and ABHES are institutional accrediting bodies which accredit the entire institution. The APA is a programmatic accrediting body which does not accredit the entire institution, but only specific programs offered by the institution. ASPP is institutionally accredited by NCA to offer both doctoral and master's degrees at its campuses in Illinois, Minnesota, Georgia, Virginia, Hawaii and Arizona. ASPP's Chicago, Minneapolis, Atlanta and Hawaii campuses also have programmatic accreditation by the APA. U of S is institutionally accredited by SACS to award doctoral, master's and bachelor's degrees in business, doctoral and master's degrees in education and doctoral and master's degrees in psychology. MIM is approved by the State of Minnesota to award associate degrees in a variety of allied health fields, is institutionally accredited by ABHES, a nationally recognized accreditor of allied health care institutions, and additionally holds individual programmatic accreditation appropriate to each degree program offered. The Company is seeking APA accreditation for programs at its Florida and Virginia campuses. Although accreditation is not currently required, failure to obtain such accreditation could adversely affect state authorization of these campuses in future periods or the ability of graduates of these campuses to obtain state licenses to practice. PrimeTech is approved as a private vocational school in the Province of Ontario, Canada, to award diplomas upon successful completion of the following main programs: network engineering, internet engineering, software programming and paralegal studies.

  Each of the institutional accrediting agencies that accredits the Company's campuses has standards pertaining to areas such as curricula, institutional objectives, long-range planning, faculty, administration, admissions, record-keeping, library resources, facilities, finances and student refunds, among others. Certain institutional substantive changes, including changes of ownership and the addition of new facilities and programs may require review and approval from accrediting agencies. Institutions which apply for accreditation typically receive a visiting team which reviews the institution's compliance with these standards. Based on the team's report and the institution's response, the accrediting agency grants or denies accreditation. The accrediting agencies which accredit the institution's campuses assess annual fees and require that institutions pay for the costs associated with team visits and other substantive reviews of the institution resulting from changes to the institution or its curricula. The Company believes that it incurred costs of approximately $20,000 in fiscal 1998 directly related to accreditation.

  The HEA requires accrediting agencies recognized by the DOE to review many aspects of an institution's operations to ensure that the education or training offered by the institution is of sufficient quality to achieve, for the duration of the accreditation period, the stated objective for which the education or training is offered. Under the HEA, a recognized accrediting agency must perform regular inspections and reviews of institutions of higher education. An accredited institution must meet or exceed an accrediting agency's standards throughout its period of accreditation. An accrediting agency may place an institution on probation or similar warning status or direct the institution to show cause why its accreditation should not be revoked if the accrediting agency believes an institution may be out of compliance with accrediting standards. It may also place an institution on "reporting" status in order to monitor one or more specified areas of the institution's performance. An institution placed on reporting status is required to report periodically to its accrediting agency on that institution's performance in the specified areas. While on reporting status, an institution may be required to seek the permission of its accrediting agency to open and commence instruction at new locations. None of the Company's schools are on probation, show cause or reporting status.

Student Financial Assistance

  Students attending the Company's schools finance their education through a combination of individual resources (including earnings from full or part-time employment), government-sponsored financial aid and other sources, including family contributions and scholarships provided by the Company. The Company estimates that over 51% of the students at its U.S. schools receive some government-sponsored (federal or state) financial aid. For fiscal 1998, approximately 46% of the Company's net tuition revenue (on a cash basis) was derived from some form of such government-sponsored financial aid received by the students enrolled in its schools. In addition, approximately 70% of the students attending PrimeTech receive Canadian government-sponsored financial aid.

  To provide students access to financial assistance available through the Title IV Programs, an institution, including its additional locations, must be
(i) authorized to offer its programs of instruction by the relevant agencies of the state in which it and its additional campuses, if any, are located,
(ii) accredited by an accrediting agency recognized by the DOE and (iii) certified as eligible by the DOE. In addition, the institution must ensure that Title IV Program funds are properly accounted for and disbursed to eligible students.

  Under the HEA and its implementing regulations, each of the Company's campuses that participates in the Title IV Programs must comply with certain standards on an institutional basis, as more specifically identified below. For purposes of these standards, the regulations define an institution as a main campus and its additional locations, if any. Under this definition, each of the Company's U.S. schools is a separate institution.

Nature of Federal Support for Postsecondary Education in the United States

  While many states support public colleges and universities primarily through direct state subsidies, the federal government provides a substantial part of its support for postsecondary education in the form of grants and loans to students who can use this support at any institution that has been certified as eligible by the DOE. The Title IV Programs have provided aid to students for more than 30 years, and, since the mid-1960's, the scope and size of such programs have steadily increased. Since 1972, Congress has expanded the scope of the HEA to provide for the needs of the changing national student population by, among other things, (i) providing that students at proprietary institutions, such as the Company's institutions, are eligible for assistance under the Title IV Programs, (ii) establishing a program for loans to parents of eligible students, (iii) opening the Title IV Programs to part-time students and (iv) increasing maximum loan limits and in some cases eliminating the requirement that students demonstrate financial need to obtain federally guaranteed student loans. Most recently, the Federal Direct Loan program was enacted, enabling students to obtain loans from the federal government rather than from commercial lenders.

  On October 1, 1998, legislation was enacted which reauthorized the student financial assistance programs of the HEA. The 1998 Amendments continue many of the current requirements for student and institutional participation in the Title IV Programs. The 1998 Amendments also change or modify some requirements. These changes and modifications include increasing the revenues that an institution may derive from Title IV funds from 85% to 90% and revising the requirements pertaining to the manner in which institutions must calculate refunds to students. The 1998 Amendments also prohibit institutions that are ineligible for participation in Title IV loan programs due to student default rates in excess of applicable thresholds from participating in the Pell Grant program. Other changes expand participating institutions' ability to appeal loss of eligibility owing to such default rates. The 1998 Amendments permit an institution to avoid the interruption of eligibility for the Title IV Programs upon a change of ownership which results in a change of control by submitting a materially complete application for recertification of eligibility within 10 business days of such a change of ownership. Regulations to implement the 1998 Amendments are subject to negotiated rulemaking and will not likely become effective until July 1, 2000. The Company does not believe that the 1998 Amendments will adversely or materially affect its business operations. None of the Company's institutions derives more than 80% of its revenue from Title IV funds and no institution has student loan default rates in excess of current thresholds. The Company also believes that its current refund policy satisfies the new refund requirements. See "Risk Factors--Risk That Legislative Action Will Reduce Financial Aid Funding or Increase Regulatory Burden."

  Students at the Company's institutions receive grants, loans and work opportunities to fund their education under several of the Title IV Programs, of which the two largest are the FFEL program and the Federal Pell Grant ("Pell") program. Some of the Company's institutions participate in the Perkins program and the Federal Work-Study ("FWS") program. In addition, the Company's institutions are eligible to participate in the Federal Supplemental Educational Opportunity Grant ("FSEOG") program.

  Most aid under the Title IV Programs is awarded on the basis of financial need, generally defined under the HEA as the difference between the cost of attending an educational program and the amount a student can reasonably contribute to that cost. All recipients of Title IV Program funds must maintain a satisfactory grade point average and progress in a timely manner toward completion of their program of study.

  Pell. Pell grants are the primary component of the Title IV Programs under which the DOE makes grants to students who demonstrate financial need. Every eligible student is entitled to receive a Pell grant; there is no institutional allocation or limit.

  FSEOG. FSEOG awards are designed to supplement Pell grants for the neediest students. FSEOG grants generally range in amount from $100 to $4,000 per year; however, the availability of FSEOG awards is limited by the amount of funds allocated to an institution under a formula that takes into account the size of the institution, its costs and the income levels of its students. The Company is required to make a 25% matching contribution for all FSEOG program funds disbursed. Resources for this institutional contribution may include institutional grants, scholarships and other eligible funds (i.e., funds from foundations and other charitable organizations) and, in certain states, portions of state scholarships and grants. At this time, only MIM participates in the FSEOG program.

  FFEL. The FFEL program consists of two types of loans, Stafford loans, which are made available to students, and PLUS loans, which are made available to parents of students classified as dependents. Under the Stafford loan program, a student may borrow up to $2,625 for the first academic year, $3,500 for the second academic year and, in some educational programs, $5,500 for each of the third and fourth academic years. Graduate and professional students may borrow up to $8,500 per academic year. Students with financial need qualify for interest subsidies while in school and during grace periods. Students who are classified as independent can increase their borrowing limits and receive additional unsubsidized Stafford loans. Such students can obtain an additional $4,000 for each of the first and second academic years and, depending upon the educational program, an additional $5,000 for each of the third and fourth academic years. Graduate and professional students may borrow up to an additional $10,000 per academic year. The obligation to begin repaying Stafford loans does not commence until six months after a student ceases to be enrolled on at least a half-time basis. Amounts received by students in the Company's institutions under the Stafford program in fiscal 1998 equaled approximately 46% of the Company's net tuition revenue (on a cash basis). PLUS loans may be obtained by the parents of a dependent student in an amount not to exceed the difference between the total cost of that student's education (including allowable expenses) and other aid to which that student is entitled. At this time, none of the Company's institutions participates in the PLUS program.

  The Company's schools and their students use a wide variety of lenders and guaranty agencies and have not experienced difficulties in identifying lenders and guaranty agencies willing to make federal student loans. The HEA requires the establishment of lenders of last resort in every state to ensure that students at any institution that cannot identify such lenders will have access to the FFEL program loans.

  Perkins. Eligible undergraduate students may borrow up to $3,000 under the Perkins loan program during each academic year, with an aggregate maximum of $15,000, at a 5% interest rate and with repayment delayed until nine months after the borrower ceases to be enrolled on at least a half-time basis. Perkins loans are made available to those students who demonstrate the greatest financial need. Perkins loans are made from a revolving account, 75% of which was initially capitalized by the DOE. Subsequent federal capital contributions, with an institutional match in the same proportion, may be received if an institution meets certain requirements. Each institution collects payments on Perkins loans from its former students and loans those funds to currently enrolled students. Collection and disbursement of Perkins loans is the responsibility of each participating institution. During the 1996-97 award year, the Company collected approximately $36,100 from its former students in repayment of Perkins loans. In the 1996-97 award year, the Company's required matching contribution was approximately $5,700. The Perkins loans disbursed to students in the Company's institutions in the 1996-97 award year represented less than 1% of the Company's net U.S. tuition revenue.

  FWS. Under the FWS program, federal funds are made available to pay up to 75% of the cost of part-time employment of eligible students, based on their financial need, to perform work for the institution or for off-campus public or non-profit organizations. During the 1996-97 award year, the Company's institutions and other organizations provided matching contributions totaling approximately $27,000. At least 5% of an institution's FWS allocation must be used to fund student employment in community service positions. FWS earnings are not used for tuition and fees. However, in the 1996-97 award year, the federal share of FWS earnings represented less than 1% of the Company's net U.S. tuition revenue.

Federal Oversight of the Title IV Programs

  The substantial amount of federal funds disbursed through the Title IV Programs coupled with the large numbers of students and institutions participating in those programs have led to instances of fraud, waste and abuse. As a result, the United States Congress has required the DOE to increase its level of regulatory oversight of institutions to ensure that public funds are properly used. Each institution which participates in the Title IV Programs must annually submit to the DOE an audit by an independent accounting firm of that institution's compliance with Title IV Program requirements, as well as audited financial statements. The DOE also conducts compliance reviews, which include on-site evaluations of several hundred institutions each year, and directs student loan guaranty agencies to conduct additional reviews relating to the FFEL programs. In addition, the Office of the Inspector General of the DOE conducts audits and investigations of institutions in certain circumstances. Under the HEA, accrediting agencies and state licensing agencies also have responsibilities for overseeing institutions' compliance with Title IV Program requirements. As a result, each participating institution, including each of the Company's institutions, is subject to frequent and detailed oversight and must comply with a complex framework of laws and regulations or risk being required to repay funds or becoming ineligible to participate in the Title IV Programs. In addition, because the DOE periodically revises its regulations (e.g., in November 1997, the DOE published new regulations with respect to financial responsibility standards which took effect July 1, 1998) and changes its interpretation of existing laws and regulations, there can be no assurance that the DOE will agree with the Company's understanding of each Title IV Program requirement. See "--Financial Responsibility Standards."

  Largely as a result of this increased oversight, the DOE has reported that 1,500 institutions have either ceased to be eligible for or have voluntarily relinquished their participation in some or all of the Title IV Programs since October 1, 1992. This has reduced competition among institutions with respect to certain markets and educational programs.

  Cohort Default Rates. A significant component of the Congressional initiative aimed at reducing fraud, waste and abuse was the imposition of limitations on participation in the Title IV Programs by institutions whose former students defaulted on the repayment of federally guaranteed or funded student loans at an "excessive" rate. Since the DOE began to impose sanctions on institutions with cohort default rates above certain levels, the DOE has reported that over 1,000 institutions have lost their eligibility to participate in some or all of the Title IV Programs. However, many institutions, including all of the Company's institutions, have responded by implementing aggressive student loan default management programs aimed at reducing the likelihood of students failing to repay their loans in a timely manner. An institution's cohort default rates under the FFEL programs are calculated on an annual basis as the rate at which student borrowers scheduled to begin repayment on their loans in one federal fiscal year default on those loans by the end of the next federal fiscal year. Any institution whose cohort default rate equals or exceeds 25% for any one of the three most recent federal fiscal years may be found by the DOE to lack administrative capability and, on that basis, placed on provisional certification status for up to three years. Provisional certification status does not limit an institution's access to Title IV Program funds but does subject that institution to closer review by the DOE and possible summary adverse action if that institution commits violations of Title IV Program requirements. Any institution whose cohort default rates equal or exceed 25% for three consecutive years will no longer be eligible to participate in the FFEL programs for the remainder of the federal fiscal year in which the DOE determines that such institution has lost its eligibility and for the two subsequent federal fiscal years. In addition, an institution whose cohort default rate for any federal fiscal year exceeds 40% may have its eligibility to participate in all of the Title IV Programs limited, suspended or terminated. Since the calculation of cohort default rates involves the collection of data from many non-governmental agencies (i.e., lenders, private guarantors or services), as well as the DOE, the HEA provides a formal process for the review and appeal of the accuracy of cohort default rates before the DOE takes any action against an institution based on such rates. In addition to the foregoing, if an institution's cohort default rate for loans under the Perkins program exceeds 15% for any federal award year (i.e., July 1 through June 30), that institution may be placed on provisional certification status for up to three years. Furthermore, as a result of the 1998 Amendments to the HEA, institutions that are ineligible to participate in the Title IV loan program due to student loan default rates will also become ineligible to participate in the Pell Grant Program.

  None of the Company's institutions has had a published FFEL or Perkins cohort default rate of 15% or greater for any of the past three federal fiscal years. The Company's overall average cohort default rates for fiscal 1993, 1994 and 1995 were 0.4%, 2.9% and 7.9%, respectively. The average cohort default rates for proprietary institutions nationally for federal fiscal years 1993, 1994 and 1995 were 23.9%, 21.1% and 19.9%, respectively. The Company's overall average cohort default rate for fiscal 1996 was 4.6%.

  Increased Regulatory Scrutiny. The HEA provides for a three-part initiative, referred to as the Program Integrity Triad, intended to increase regulatory scrutiny of postsecondary education institutions. One part of the Program Integrity Triad expands the role of accrediting agencies in the oversight of institutions participating in the Title IV Programs. As a result, the accrediting agencies which review and accredit the Company's campuses have increased the breadth of such reviews and have expanded their examinations in such areas as financial responsibility and timeliness of student refunds. The Program Integrity Triad provisions also require each accrediting agency recognized by the DOE to undergo comprehensive periodic reviews by the DOE to ascertain whether such accrediting agency is adhering to required standards. Each accrediting agency that reviews any of the Company's campuses has been reviewed by the DOE under these provisions and has been approved for recognition by the DOE. These accrediting agencies are NCA, SACS and ABHES. NCA, SACS and ABHES are institutional accreditors which review the entire institution. The Company relies upon NCA, SACS and ABHES accreditation to establish eligibility to participate in the Title IV programs. Three ASPP campuses have programmatic accreditation from the APA, which also is recognized by the DOE. The Company, however, does not rely upon APA accreditation to establish Title IV program eligibility.

  A second part of the Program Integrity Triad tightens the standards to be applied by the DOE in evaluating the financial responsibility and administrative capability of institutions participating in the Title IV Programs. In addition, the Program Integrity Triad mandates that the DOE periodically review the eligibility and certification to participate in the Title IV Programs of every such eligible institution. By law, all institutions were required to undergo such a recertification review by the DOE by 1997 and are required to undergo such a recertification review every six years thereafter. Under these standards, each of the Company's institutions will be evaluated by the DOE more frequently than in the past. A denial of recertification would preclude an institution from continuing to participate in the Title IV Programs.

  A third part of the Program Integrity Triad required each state to establish a State Postsecondary Review Entity ("SPRE") to review certain institutions within that state to determine their eligibility to continue participating in the Title IV Programs. The United States Congress has declined to provide funding for the SPREs, and Congress has repealed the SPRE program. Nevertheless, state requirements are important to an institution's eligibility to participate in the Title IV Programs because an institution and its programs must be licensed or otherwise authorized to operate in the state in which it offers education or training in order to be certified as eligible. See "State Authorization."

  Financial Responsibility Standards. All institutions participating in the Title IV Programs must satisfy a series of specific standards of financial responsibility. Institutions are evaluated for compliance with those requirements in several circumstances, including as part of the DOE's recertification process and also annually as each institution submits its audited financial statements to the DOE. Under standards in effect prior to July 1, 1998, one standard requires each institution to demonstrate an acid test ratio (defined as the ratio of cash, cash equivalents and current accounts receivable to current liabilities) of at least 1:1 at the end of each fiscal year. Another standard requires that each institution have a positive tangible net worth at the end of each fiscal year. A third standard prohibits any institution from having a cumulative net operating loss during its two most recent fiscal years that results in a decline of more than 10% of that institution's tangible net worth as measured at the beginning of that two-year period. The DOE may measure an institution's financial responsibility on the basis of the financial statements of the institution itself or the financial statements of the institution's parent company, and may also consider the financial condition of any other entity related to the institution.

  An institution that is determined by the DOE not to meet any one of the standards of financial responsibility is nonetheless entitled to participate in the Title IV Programs if it can demonstrate to the DOE that it is financially responsible on an alternative basis. An institution may do so by posting surety either in an amount equal to 50% (or greater, as the DOE may require) of total Title IV Program funds received by students enrolled at such institution during the prior year or in an amount equal to 10% (or greater, as the DOE may require) of such prior year's funds if the institution also agrees to provisional certification and to transfer to the reimbursement or cash monitoring system of payment for its Title IV Program funds. The DOE has interpreted this surety condition to require the posting of an irrevocable letter of credit in favor of the DOE. Alternatively, an institution may demonstrate, with the support of a statement from a certified public accountant and other information specified in the regulations, that it was previously in compliance with the numeric standards and that its continued operation is not jeopardized by its financial condition. Under a separate standard of financial responsibility, if an institution has made late Title IV Program refunds to students in its prior two years, the institution is required to post a letter of credit in favor of the DOE in an amount equal to 25% of total Title IV Program refunds paid by the institution in its prior fiscal year.

  In November 1997, the DOE issued new regulations, which took effect July 1, 1998 and revised the DOE's standards of financial responsibility. These new standards replace the numeric tests described above with three ratios: an equity ratio, a primary reserve ratio and a net income ratio, which are weighted and added together to produce a composite score for the institution. Institutions such as the Company have the choice of meeting the new standards or the old standards for fiscal years that began on or after July 1, 1997, but before June 30, 1998.

  Under the new standards, an institution need only satisfy a composite score standard. The ratio methodology of these standards takes into account an institution's total financial resources and determines a combined score of the measures of those resources along a common scale (from negative 1.0 to positive 3.0). It allows a relative strength in one measure to mitigate a relative weakness in another measure.

  If an institution achieves a composite score of at least 1.5, it is financially responsible without further oversight. If an institution achieves a composite score from 1.0 to 1.4, it is in the "zone" and is subject to additional monitoring, but may continue to participate as a financially responsible institution, for up to three years. Additional monitoring may require the school to (i) notify the DOE, within 10 days of certain changes, such as an adverse accrediting action; (ii) file its financial statements earlier than the six month requirement following the close of the fiscal year; and (iii) subject the school to a cash monitoring payment method. If an institution has a composite score below 1.0, it fails to meet the financial responsibility standards unless it qualifies under an alternative standard (i.e., letter of credit equal to 50% of the Title IV program funds expended from the prior fiscal year or equal to at least 10% of the Title IV program funds expended from the prior fiscal year and provisional certification status). The institution may also be placed on the cash monitoring payment method or the reimbursement payment method.

  The Company has applied these new regulations to its financial statements as of August 31, 1998, the end of the Company's most recently completed fiscal year, and has determined that the Company and each of its institutions satisfied the new standards as of that date. The composite score and the individual score for each of the three ratios, for the Company and each of its institutions is set forth below:

                                                           Primary         Net
                                                 Composite Reserve Equity Income
                                                   Score    Ratio  Ratio  Ratio
                                                 --------- ------- ------ ------
      The Company...............................   1.52      .42    .28    .82
      Institutions:
        ASPP....................................   2.13      .75    .75    .63
        U of S..................................   1.50      .31    .29    .90
        MIA.....................................   1.97      .90    .92    .15

  The Company has also applied these new regulations to its financial statements as of November 30, 1998 and determined that the Company and each of its institutions satisfied the new standards.

  Restrictions on Acquiring or Opening Additional Schools and Adding Educational Programs. An institution which undergoes a change of ownership resulting in a change in control must be reviewed and recertified for participation in the Title IV Programs under its new ownership. Pending recertification, the DOE suspends Title IV Program funding to that institution's students, except for certain Title IV Program funds that were committed under the prior owner. If an institution is recertified following a change of ownership, it will be on a provisional basis. During the time an institution is provisionally certified, it may be subject to closer review by the DOE and to summary adverse action for violations of Title IV Program requirements, but provisional certification does not otherwise limit an institution's access to Title IV Program funds.

  In addition, the HEA generally requires that proprietary institutions be fully operational for two years before applying to participate in the Title IV Programs. However, under the HEA and applicable regulations, an institution that is certified to participate in the Title IV Programs may establish an additional location and apply to participate in the Title IV Programs at that location without reference to the two-year requirement, if such additional location satisfies all other applicable eligibility requirements. The Company's expansion plans are based, in large part, on its ability to acquire schools that can be recertified and to open additional locations as part of its existing institutions. The Company believes that its ability to open additional locations as part of existing institutions is the most feasible means of expansion, because its existing institutions are currently certified as eligible to participate in Title IV Programs and students enrolled at the new additional locations will have more ready access to Title IV Program funds.

  Generally, if an institution eligible to participate in the Title IV Programs adds an educational program after it has been designated as an eligible institution, the institution must apply to the DOE to have the additional program designated as eligible. However, an institution is not obligated to obtain DOE approval of an additional program that leads to a professional, graduate, bachelor's or associate degree or which prepares students for gainful employment in the same or related recognized occupation as an educational program that has previously been designated as an eligible program at that institution and meets certain minimum length requirements. Furthermore, short-term educational programs, which generally consist of those programs that provide at least

300 but less than 600 clock hours of instruction, are eligible only for FFEL funding and only if they have been offered for a year and the institution can demonstrate, based on an attestation by its independent auditor, that 70% of all students who enroll in such programs complete them within a prescribed time and 70% of those students who graduate from such programs obtain employment in the recognized occupation for which they were trained within a prescribed time. In the event that an institution erroneously determines that an educational program is eligible for purposes of the Title IV Programs without the DOE's express approval, the institution would likely be liable for repayment of Title IV Program funds provided to students in that educational program. The Company does not believe that the DOE's regulations will create significant obstacles to its plans to add new programs because any new programs offered by its campuses will lead to professional, graduate, bachelor's or associate degrees or prepare students for gainful employment in the same or related recognized occupation as education programs which were previously offered by the Company's campuses.

  Certain of the state authorizing agencies, OSAP, and accrediting agencies with jurisdiction over the Company's campuses also have requirements that may, in certain instances, limit the ability of the Company to open a new campus, acquire an existing campus, establish an additional location of an existing institution or begin offering a new educational program. The Company does not believe that such standards will have a material adverse effect on the Company or its expansion plans, because the standards for approval of new programs or expanding institutions are generally no more stringent than the standards applied by the states, OSAP and accrediting agencies in originally granting accreditation and licensure to the campuses. Compliance with state and OSAP standards generally requires notification of the proposed change and, in some states, approval by the accrediting agency. Based on its current practice of meeting or exceeding both state and accrediting agency standards, the Company believes that it will be able to obtain any accreditation or state approvals to initiate new programs or expand its campuses. If the Company were unable to meet those standards, its ability to add programs or expand its campuses would be materially adversely affected.

  The "85/15 Rule." Under a provision of the HEA commonly referred to as the "85/15 Rule," a proprietary institution, such as each of the Company's U.S. institutions, would cease being eligible to participate in the Title IV Programs if, on a cash accounting basis, more than 85% of its net revenues for the prior fiscal year was derived from the Title IV Programs. As discussed above, Congress recently amended the 85/15 Rule to a 90/10 Rule in the 1998 Amendments to the HEA. Any institution that violates this rule immediately becomes ineligible to participate in the Title IV Programs and is unable to apply to regain its eligibility until the following fiscal year. The Company has calculated that, since this requirement took effect in 1995, none of the Company's U.S. institutions derived more than 80% of its net revenue (on a cash basis) from the Title IV Programs for any award year, and that for fiscal 1998 the range for the Company's U.S. institutions was from approximately 48% to approximately 77%. For 1997, the independent auditors of the Company or the institution, if applicable, examined management's assertion that each of the Company's U.S. institutions complied with these requirements and opined that such assertion was fairly stated in all material respects. The Company regularly monitors compliance with this requirement in order to minimize the risk that any of its U.S. institutions would derive more than the maximum percentage of its revenue from the Title IV Programs for any fiscal year. If an institution appears likely to approach the maximum percentage threshold, the Company would evaluate the appropriateness of making changes in student funding and financing to ensure compliance with the Rule.

  Restrictions on Payment of Bonuses, Commissions or Other Incentives. The HEA prohibits an institution from providing any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments or financial aid to any person or entity engaged in any student recruitment, admission or financial aid awarding activity for programs eligible for Title IV Program funds. The Company believes that its current compensation plans are in compliance with HEA standards.

State Authorization

  Each of the Company's campuses is authorized to offer educational programs and grant degrees or diplomas by the state in which such campus is located. The level of regulatory oversight varies substantially from state to state. In some states, the campuses are subject to licensure by the state education agency and also by a separate higher education agency. State laws establish standards for instruction, qualifications of faculty, location and nature of facilities, financial policies and responsibility and other operational matters. State laws and regulations may limit the ability of the Company to obtain authorization to operate in certain states, to award degrees or diplomas or offer new degree programs. Certain states prescribe standards of financial responsibility that are different from those prescribed by the DOE. The Company believes that each of its campuses is in substantial compliance with state authorizing and licensure laws. Program approval for the Company's doctor of clinical psychology program in the State of Virginia recently expired, and an application to extend the approval is pending.

  The Company derived 28.4% of its fiscal 1998 revenues from the operation of the Illinois ASPP campuses. The Illinois Board of Higher Education, the entity which authorizes the Illinois ASPP campuses to offer degrees, regulates all non-public degree granting institutions within the state. The Board requires ASPP to demonstrate compliance with regulations in areas such as admissions, curriculum, facilities, equipment, instructional materials, qualifications of school personnel, fiscal resources, tuition and refund policy, record-keeping and recruitment. The Company's Illinois ASPP campuses are fully authorized to offer degrees in the state of Illinois. No other state accounted for 20% or more of the Company's revenue in fiscal 1998.

Canadian Regulation

  The Ontario Ministry of Education and Training ("OMET") provides financial assistance to eligible students through OSAP, which includes two main components, the CSL program and the Ontario Student Loans Program ("OSLP") program. To maintain its right to administer OSAP, an institution, such as the PrimeTech campuses in Toronto, must, among other things, be registered and in good standing under the PVSA and abide by the rules, regulations and administrative manuals of the CSL, OSLP and other OSAP-related programs. In order to attain initial eligibility, an institution must establish, among other things, that it has been in good standing under the PVSA for at least 12 months, that it has offered an eligible program for at least 12 months and that it has graduated at least one class in an eligible program that satisfies specific requirements with respect to class size and graduation rate. In addition, the institution must offer full-time programs at the postsecondary level, award a diploma or certificate upon successful completion of the program, have minimum admission requirements for entering students, require students to participate fully in their studies, monitor students' progress and maintain academic records, and advise OMET before taking any action that could result in its failing to meet OMET's requirements. When applying for initial eligibility an institution must also file with OMET a request for OSAP designation with a description of the procedures to be implemented to administer the OSAP financial aid office. During the first two years of initial eligibility, the institution must have its administration of OSAP independently audited, and full eligibility will not be granted unless these audits establish that the institution has properly administered OSAP. The institution can only administer CSL funds, and cannot administer OSLP funds, until it has gained full eligibility. Once an institution has gained OSAP eligibility, the institution must advise OMET before it takes any material action that may result in its failure or inability to meet any rules, regulations or requirements related to OSAP. Both of the Company's Canadian campuses are fully eligible to administer CSL and OSLP Funds.

  In order for an OSAP-eligible institution to establish a new branch of an existing eligible institution, it must obtain an OSAP-designation from OMET, either as a separate institution if the branch administers OSAP without the involvement of the main campus, or as part of the same institution, if OSAP is administered through the main campus of the institution. The Company does not believe that OSAP's requirements will create significant obstacles to its plans to acquire additional institutions or open new branches in Ontario.

  Institutions participating in OSAP, such as the PrimeTech campuses in Toronto, cannot submit applications for loans to students enrolled in educational programs that have not been designated as OSAP-eligible by OMET. To be eligible, among other things, a program must be registered with the Private Vocational Schools Unit, must be of a certain minimum length and must lead to a diploma or certificate. Each of the PrimeTech educational programs has been designated OSAP eligible by OMET and the Company does not anticipate that these program approval requirements will create significant problems with respect to its plans to add new educational programs.

  An institution cannot automatically acquire OSAP-designation through acquisition of other OSAP-eligible institutions. When there is a change of ownership, including a change in controlling interest, in a non-incorporated OSAP-eligible institution, OMET will require evidence of the institution's continued capacity to properly administer the program before extending OSAP designation to the new owner. The Company does not believe that the Offering will be considered a change of ownership for purposes of OSAP. Under OSAP regulations, a change or reorganization which significantly affects the institution's administration of OSAP funds such that the institution's prior record of administering such funds is no longer relevant results in the OMET considering the institution to be a new institution. The Company believes that the Offering will not result in PrimeTech being considered a new institution under OSAP regulations because the parent corporation and PrimeTech's administration of OSAP funds will not change as a result of the Offering. Given that OMET periodically revises its regulations and other requirements and changes its interpretations of existing laws and regulations, there can be no assurance that OMET will agree with the Company's understanding of each OMET requirement.

  PrimeTech is required to audit its OSAP administration annually, and OMET is authorized to conduct its own audits of the administration of the OSAP programs by any OSAP-eligible institution. The Company has complied with these requirements on a timely basis. Based on its most recent annual compliance audits, PrimeTech has been found to be in substantial compliance with the requirements of OSAP, and the Company believes that it continues to be in substantial compliance with these requirements. OMET has the authority to take any measures it deems necessary to protect the integrity of the administration of OSAP. If OMET deems a failure to comply to be minor, OMET will advise the institution of the deficiency and provide the institution with the opportunity to remedy the asserted deficiency. If OMET deems the failure to comply to be serious in nature, OMET has the authority to: (i) condition the institution's continued OSAP designation upon the institution's meeting specific requirements during a specific time frame; (ii) refuse to extend the institution's OSAP eligibility to the OSLP program; (iii) suspend the institution's OSAP designation; or (iv) revoke the institution's OSAP designation. In addition, when OMET determines that any non-compliance in an institution's OSAP administration is serious, OMET has the authority to contract with an independent auditor, at the expense of the institution, to conduct a full audit in order to quantify the deficiencies and to require repayment of all loan amounts. In addition, OMET may impose a penalty up to the amount of the damages assessed in the independent audit.

  As noted above, PrimeTech is subject to the PVSA. The Company may not operate a private vocational school in the province of Ontario unless such school is registered under the PVSA. Upon payment of the prescribed fee and satisfaction of the conditions prescribed by the regulations under the PVSA and by the Private Vocational Schools Unit of the OMET, an applicant or registrant such as PrimeTech is entitled to registration or renewal of registration to conduct or operate a private vocational school unless: (1) it cannot reasonably be expected to be financially responsible in the conduct of the private vocational school; (2) the past conduct of the officers or directors provides reasonable grounds for belief that the operations of the campus will not be carried on in accordance with relevant law and with integrity and honesty; (3) it can reasonably be expected that the course or courses of study or the method of training offered by the private vocational school will not provide the skill and knowledge requisite for employment in the vocation or vocations for which the applicant or registrant is offering instruction; or (4) the applicant is carrying on activities that are, or will be, if the applicant is registered, in contravention of the PVSA or the regulations under the PVSA. An applicant for registration to conduct or operate a private vocational school is required to submit with the application a bond in an amount determined in accordance with the regulations under the PVSA. PrimeTech is currently registered under the PVSA at both of its buildings, and the Company does not believe that there will be any impediment to renewal of such registrations on an annual basis.

  The PVSA provides that a "registration" is not transferable. However, the Private Vocational Schools Unit of OMET takes the position that a purchase of shares of a private vocational school does not invalidate the school's registration under the PVSA. The Company does not believe that the Offering will invalidate the registration of PrimeTech.

  If a corporation is convicted of violating the PVSA or the regulations under the PVSA, the maximum penalty that may be imposed on the corporation is $25,000.

  The legislative, regulatory and other requirements relating to student financial assistance programs in Ontario are subject to change by applicable governments due to political and budgetary pressures, and any such change may affect the eligibility for student financial assistance of the students attending PrimeTech, which, in turn, could materially adversely affect the Company's business, results of operations or financial condition.

                                  MANAGEMENT

Executive Officers, Directors and Key Employees

  Set forth below is the name, age as of January 31, 1999, and a brief account of the business experience of the Company's executive officers and directors and certain key employees:

                 Name                  Age               Position
-------------------------------------- --- -------------------------------------
Michael C. Markovitz..................  48 Chairman of the Board of Directors
Harold J. O'Donnell...................  68 President and Director
Charles T. Gradowski..................  49 Chief Financial Officer
Theodore J. Herst.....................  74 Director
Karen M. Knab.........................  50 Director
Michael W. Mercer.....................  47 Director
Kalman K. Shiner......................  56 Director
Leslie M. Simmons.....................  69 Director
Scott Ables...........................  37 General Manager, Ventura
Philip Miller.........................  49 Unit President, MIM
George Schwartz.......................  49 Unit President, PrimeTech
John E. Sites.........................  60 Provost, ASPP
Lisa Doyle............................  31 Controller
Jean Norris...........................  33 Vice President, Enrollment Management
Jamie Wyse............................  44 Vice President, Business Development

Directors and Executive Officers

  Michael C. Markovitz, Ph.D., has served as Chairman of the Board of the Company since its inception. In 1976, Dr. Markovitz co-founded the Illinois School of Professional Psychology and, during the developmental years of the school, also served as President. After purchasing the interests of the co-founders of the Illinois School of Professional Psychology, Dr. Markovitz oversaw the growth of the original single campus school into the multi-campus American Schools of Professional Psychology. From 1978 to 1986, Dr. Markovitz was a lecturer in Management at Northwestern University and is the author of the "BBP Guide to Human Resource Management" (1982), a textbook regarding personnel management. Dr. Markovitz received his doctoral degree in psychology from the University of Chicago and has been an active member of the American Psychological Association and the National Council of Schools of Professional Psychology.

  Harold J. O'Donnell, Ph.D., has served as President of the Company since 1992 and has been a Director since February 1999. From 1976 to 1991, Dr. O'Donnell served in a series of management positions with Apollo Group, Inc., a for-profit education company, including Director of the Southern California Program of Institute for Professional Development (1976 to 1979), Executive Vice President of Institute for Professional Development (1979 to 1982), Executive Vice President of University of Phoenix (1979 to 1987) and Provost of University of Phoenix (1987 to 1992). From 1974 to 1976, Dr. O'Donnell served as Deputy Manpower Director for the Long Beach Commission on Economic Opportunity. Dr. O'Donnell has served as an adviser to colleges and universities in California, Indiana, Illinois and Florida involving developmental and regional accreditation issues with accrediting bodies such as NCA, SACS and the Western Association of Schools and Colleges. Dr. O'Donnell received his doctoral degree in educational administration from the University of Notre Dame and his master's degree in English literature from Catholic University of America. He continued his postdoctoral training in programs at Stanford University, the University of California at Los Angeles and the University of San Francisco.

  Charles T. Gradowski, C.P.A., has served as Chief Financial Officer of the Company since 1995. Mr. Gradowski served as Controller at Clipper Exxpress, a freight forwarder, from 1988 to 1995. Mr. Gradowski received his bachelor's degree and a master's in business administration from the University of Illinois.

  Theodore J. Herst has been a Director of the Company since its inception. Mr. Herst is a co-founder of the Illinois School of Professional Psychology and past Chairman of the Board of the Illinois School of Professional Psychology. Since 1988, Mr. Herst has been retired from the practice of law.

  Karen M. Knab has been a Director of the Company since 1986. Ms. Knab has been a member of the Board of Directors of U of S since 1995. Since January 1996, Ms. Knab has been the Executive Officer of the law firm of Sutherland, Asbill and Brennan. From 1993 to 1996, she was the Managing Partner of the Washington, D.C. office of The Peers Group, a consulting firm.

  Michael W. Mercer, Ph.D., has been a Director of the Company since 1986. Dr. Mercer is currently in private practice as a psychologist and is the author of several books on psychology. He is the past President of the Illinois Psychological Association.

  Kalman K. Shiner, C.P.A., has been a Director of the Company since June 1998. Mr. Shiner is currently the Managing Director of the accounting firm of Ostrow, Reisin, Berk & Abrams, Ltd.

  Leslie M. Simmons has been a Director of the Company since 1981. Mr. Simmons has been a member of the Board of Directors of U of S since 1995. Mr. Simmons is Chairman of the Board of Directors of Apollo Steel Corporation, a manufacturing company.

  John E. Sites was a Director of the Company from 1994 to February 1999 and became Provost of ASPP in February 1999. Mr. Sites served as Vice President for Program Development for American InterContinental University from 1997 to 1999. Mr. Sites served as President of the American InterContinental University in Dubai (United Arab Emirates) (1996 to 1997), Senior Vice President of American InterContinental University in London (1994 to 1996) and Associate Executive Director of the Commission on Colleges, SACS (1989 to
1993). Mr. Sites served for over twenty years at Brenau College as a Faculty Member, Department Chair, Academic Dean and Executive Vice President.

Other Key Employees

  Scott Ables has been the General Manager of Ventura since 1997, where he oversees the administration, marketing and sales efforts. Mr. Ables has been affiliated with Academic Review (currently a subsidiary of Ventura) since 1991, serving in a number of managerial positions, and has overseen the development of curricular materials for test preparation in a variety of professional fields. From 1987 to 1991, Mr. Ables was an executive of Contractors Career Centers, Inc., where he taught seminars addressing business and legal issues to professionals. He is a former Director of the California Contractors Association. Mr. Ables received his bachelor's degree in political science from California State University.

  Philip Miller has served as President of Medical Institutes of America, Inc. since its founding in 1998. Mr. Miller had been Executive Vice President of MIM from 1988 to 1992 and President of MIM since 1992. From 1970 to 1985, Mr. Miller was with the U.S. Department of Education, the Minnesota Department of Education and the Minnesota Higher Education Board. Mr. Miller received his J.D. degree from the William Mitchell College of Law.

  George Schwartz, C.A., has served as President of PrimeTech Institute since 1995. From 1988 to 1995, Mr. Schwartz was a Chartered Accountant and Partner with Cole and Partner. Mr. Schwartz is a graduate of the University of Toronto.

  Lisa Doyle, C.P.A., has served as the Controller of the Company since 1995. From 1989 to 1995, Ms. Doyle served as Audit Manager for Goettsche, Tranen, Winter and Russo. Ms. Doyle is a graduate of the University of Illinois.

  Jean Norris has served as Vice President for Enrollment Management for the Company since January 1998. Ms. Norris had previously served as the Dean of Admissions at Robert Morris College from 1996 to 1998, and a variety of other administrative positions at Robert Morris from 1989 to 1996. Ms. Norris has a master's degree in communications from Governors State University and a bachelor's degree in management from National-Louis University.

  Jamie Wyse has served as Vice President of Business Development for the Company since 1996. From 1994 to 1996, Mr. Wyse served as Director of Marketing and Sales for Regal Hotels International and, from 1990 to 1994, served as Director of Marketing and Sales for Regent International Hotels. During 1988 to 1990, he worked on developing a group of retail gourmet specialty shops with Neuchatel, Inc. From 1985 to 1988, Mr. Wyse served as Director of Strategic Planning and New Business Development with World Book, Inc. At World Book, Mr. Wyse completed twelve acquisitions in the educational publishing area. Mr. Wyse holds a master's in business administration in marketing/finance from the University of Chicago's Graduate School of Business and a bachelor's of science in communication management from the University of Tennessee.

Committees of the Board of Directors

  The Board of Directors currently has three standing committees--a Compensation Committee, an Audit Committee and an Investment Committee. A majority of the members of each of these committees are independent directors.

  The Compensation Committee recommends action to the Board regarding the salaries and incentive compensation of elected officers of the Company and administers the Company's bonus plans and Stock Plans. The Compensation Committee is currently comprised of Michael C. Markovitz (Chairman), Karen M. Knab and Leslie M. Simmons. It is anticipated that a majority of the Compensation Committee members will continue to be persons who are "Non-Employee Directors" as defined under Rule 16b-3 of the Exchange Act and "outside directors" (as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")).

  The Audit Committee makes recommendations to the Board regarding the selection, retention and termination of the Company's independent auditors and reviews the annual financial statements of the Company and the Company's internal controls. The Audit Committee is currently comprised of Michael C. Markovitz (Chairman), Theodore J. Herst and Kalman K. Shiner.

  The Investment Committee makes recommendations to the Board regarding the acquisition of additional schools. The Investment Committee is currently comprised of Michael C. Markovitz (Chairman), Michael W. Mercer and Kalman K. Shiner.

Compensation of Directors

  Historically, the Company's directors have received $700 for attending each Board meeting. After the consummation of the Offering, the Company's directors will also be compensated in the form of stock option grants, initially to be annual grants of options to purchase 4,000 shares of Class A Common Stock at the fair market value thereof on the date of grant. Additionally, directors of U of S, MIM and PrimeTech will be compensated in the form of annual grants of options to purchase 1,000 shares of Class A Common Stock at the fair market value thereof on the date of grant. All directors are reimbursed for all travel-related expenses incurred in connection with their activities as directors.

Executive Compensation

  The following table sets forth in summary form information concerning the compensation awarded to Michael C. Markovitz, Harold J. O'Donnell and Charles
T. Gradowski (collectively, the "Named Executive Officers") for all services rendered in all capacities to the Company and its subsidiaries for the fiscal year ended August 31, 1998. No other executive officer of the Company earned more than $100,000 in total compensation for fiscal 1998.

                          SUMMARY COMPENSATION TABLE

                                                    Annual Compensation
                                               ------------------------------
                                                                 Other Annual
Name and Principal Position                    Salary(1)  Bonus  Compensation
---------------------------                    --------- ------- ------------
Michael C. Markovitz.......................... $    --   $   --   $7,611,089(2)
 Chairman
Harold J. O'Donnell...........................  114,700   58,341      10,781(3)
 President
Charles T. Gradowski..........................   86,883   15,000       6,264(3)
 Chief Financial Officer

--------
(1) Includes amounts earned in fiscal 1998, but deferred at each Named Executive Officer's election pursuant to the Company's 401(k) Plan.

(2) Dr. Markovitz, as the Company's sole shareholder, received other annual compensation of $5,339,857 from the Company in 1998 in the form of cash distributions out of the Company's accumulated earnings and profits. In addition, Management Corp., an affiliate of Dr. Markovitz, received payments of $2,271,232 in 1998 for services performed by Dr. Markovitz. Dr. Markovitz is the sole shareholder and employee of Management Corp. He did not receive any compensation for services rendered to the Company, other than through this management fee through Management Corp., Dr. Markovitz provided strategic direction and oversight for the Company, daily management oversight, consultation on business acquisitions and other corporate business matters in addition to services characteristic of a principal executive officer. Upon completion of the Offering, the relationship with Management Corp. will be terminated, and Dr. Markovitz will become an employee of the Company. Dr. Markovitz will enter into an employment agreement which provides for an initial annual base salary from the Company of $200,000 plus performance-based compensation, which is currently intended to be in the form of stock options. Although this represents a significant change in the way Dr. Markovitz is compensated for the services he provides to the Company, the nature of the services provided by Dr. Markovitz will not change. The Company does not anticipate that it will require additional services (beyond those to be rendered by Dr. Markovitz under his employment agreement) or incur additional costs (beyond the compensation payable to Dr. Markovitz under his employment agreement) because of the termination of its relationship with Management Corp.
(3) Represents contributions made by the Company under its 401(k) Plan.

Stock Plans

 Pre-Existing Stock Option Grants, Exercises and Holdings

  No persons held any options to purchase Common Stock or stock appreciation rights as of the end of fiscal 1998.

 1999 Stock Incentive Plan

  Prior to the consummation of the Offering, the Board and stockholder of the Company will approve the Company's 1999 Stock Incentive Plan (the "1999 Stock Plan"). The 1999 Stock Plan will be administered by the Compensation Committee. Certain employees, directors, officers, advisors and consultants of the Company will be eligible to participate in the 1999 Stock Plan ("Participants"). The Compensation Committee will be authorized under the 1999 Stock Plan to select the Participants and determine the terms and conditions of the awards under the 1999 Stock Plan. The 1999 Stock Plan provides for the issuance of the following types of incentive awards: stock options, stock appreciation rights, restricted stock, performance grants and other types of awards that the Compensation Committee deems consistent with the purposes of the 1999 Stock Plan. An aggregate of 750,000 shares of Class A Common Stock of the Company will be reserved for issuance under the 1999 Stock Plan, subject to certain adjustments reflecting changes in the Company's capitalization.

  Options granted under the 1999 Stock Plan may be either incentive stock options ("ISOs") or such other forms of non-qualified stock options ("NQOs") as the Compensation Committee may determine. ISOs are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. The exercise price of (i) an ISO granted to an individual who owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Company (a "10% Owner") will be at least 110% of the fair market value of a share of Class A Common Stock on the date of grant and (ii) an ISO granted to an individual other than a 10% Owner and an NQO will be at least 100% of the fair market value of a share of Class A Common Stock on the date of grant.

  Options granted under the 1999 Stock Plan may be subject to time vesting and certain other restrictions at the sole discretion of the Compensation Committee. Subject to certain exceptions, the right to exercise an option generally will terminate at the earlier of (i) the first date on which the initial grantee of such option is not employed by the Company for any reason other than termination without cause, death or permanent disability or (ii) the expiration date of the option. If the holder of an option dies or suffers a permanent disability while still employed by the Company, the right to exercise all unexpired installments of such option shall be accelerated and shall vest as of the latest of the date of such death, the date of such permanent disability and the date of the discovery of such permanent disability, and such option shall be exercisable, subject to certain exceptions, for 180 days after such date. If the holder of an option is terminated without cause, to the extent the option has vested, such option will be exercisable for 30 days after such date.

  All outstanding awards under the 1999 Stock Plan will terminate immediately prior to consummation of a liquidation or dissolution of the Company, unless otherwise provided by the Board. In the event of the sale of all or substantially all of the assets of the Company or the merger of the Company with another corporation, all restrictions on any outstanding awards will terminate and Participants will be entitled to the full benefit of their awards immediately prior to the closing date of such sale or merger, unless otherwise provided by the Board.

  The Board generally will have the power and authority to amend the 1999 Stock Plan at any time without approval of the Company's stockholders, subject to applicable federal securities and tax laws limitations (including regulations of the Nasdaq National Market).

  The Company currently anticipates granting options to purchase an aggregate of approximately 225,000 shares of Class A Common Stock to directors, executives and other employees contemporaneous with the consummation of the Offering. Such options may be ISOs or NQOs.

 Stock Purchase Plan

  The Company's Employee Stock Discount Purchase Plan (the "Stock Purchase Plan") will be approved by the Board and stockholder prior to the consummation of the Offering. The Stock Purchase Plan is intended to give employees a convenient means of purchasing shares of Class A Common Stock through payroll deductions. The Stock Purchase Plan is intended to provide an incentive to participate by permitting purchases at a discounted price. The Company believes that ownership of stock by employees will foster greater employee interest in the success, growth and development of the Company.

  Subject to certain restrictions, each employee of the Company who is a U.S. resident or a U.S. citizen temporarily on location at a facility outside of the United States will be eligible to participate in the Stock Purchase Plan if he or she has been employed by the Company for more than one year. Participation will be discretionary for eligible employees. The Company will reserve 375,000 shares of Class A Common Stock for issuance in connection with the Stock Purchase Plan. Elections to participate and purchases of stock will be made on a quarterly basis. Each participating employee contributes to the Stock Purchase Plan by choosing a payroll deduction in any specified amount, with a specified minimum deduction per payroll period. A participating employee may increase or decrease the amount of such employee's payroll deduction, including a change to a zero deduction, as of the beginning of any month. Elected contributions will be credited to participants' accounts at the end of each calendar quarter.

  Each participating employee's contributions will be used to purchase shares for the employee's share account as promptly as practicable after each calendar quarter. The cost per share will be 90% of the lower of the closing price of the Class A Common Stock on the Nasdaq National Market on the first or the last day of the calendar quarter. The number of shares purchased on each employee's behalf and deposited in his/her share account will be based on the amount accumulated in such participant's cash account and the purchase price for shares with respect to any calendar quarter. Shares purchased under the Stock Purchase Plan will carry full rights to receive dividends declared from time to time. A participating employee will have full ownership of all shares in such employee's share account and may withdraw them for sale or otherwise by written request to the Compensation Committee following the close of each calendar quarter. Subject to applicable federal securities and tax laws, the Board will have the right to amend or to terminate the Stock Purchase Plan. Amendments to the Stock Purchase Plan will not affect a participating employee's right to the benefit of the contributions made by such employee prior to the date of any such amendment. In the event the Stock Purchase Plan is terminated, the Compensation Committee will be required to distribute all shares held in each participating employee's share account plus an amount of cash equal to the balance in each participating employee's cash account.

401(k) Plan

  The Company has a tax-qualified employee savings and retirement plan (the "401(k) Plan") covering all of the Company's full-time employees. Pursuant to the 401(k) Plan, employees may elect to reduce their current compensation up to the statutorily prescribed annual limit ($9,500 in 1998) and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan provides for contributions to the 401(k) Plan by the Company on behalf of all participants. The Company contributes an amount equal to 6% of an eligible employee's annual earnings on a discretionary basis. The 401(k) Plan is intended to qualify under Section 401 of the Code so that contributions by employees or by the Company to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn, and so that contributions by the Company will be deductible by the Company when made. The trustees under the 401(k) Plan, at the direction of each participant, invest such participant's assets in the 401(k) Plan in selected investment options.

Compensation Committee Interlocks and Insider Participation

  In fiscal 1998, the compensation of the Company's executives was determined by a majority of the Company's Board, consisting of Dr. Markovitz, Karen M. Knab, Michael W. Mercer, Kalman K. Shiner, Leslie M. Simmons and John E. Sites.

  The Company has historically paid certain management fees from time to time to Management Corp., a company wholly owned by Michael C. Markovitz, the Company's Chairman, for services rendered. Dr. Markovitz is the sole shareholder and employee of Management Corp. He did not receive any compensation for services rendered to the Company, other than through the management fee the Company paid Management Corp. Through Management Corp., Dr. Markovitz provides services characteristic of a principal executive officer, including strategic direction and oversight for the Company, daily management oversight, consultation on business acquisitions and other corporate business matters. Such amounts totaled $1.0 million, $2.3 million and $0.4 million during fiscal 1997 and 1998 and the three months ended November 30, 1998, respectively. These amounts represent the only business transactions between the Company and Management Corp. during such time period.

  During fiscal 1997, the Company from time to time advanced amounts to Dr. Markovitz. During fiscal 1997, the Company advanced Dr. Markovitz $0.5 million in exchange for an unsecured note bearing interest at 5.9% per annum. As of May 31, 1998, Dr. Markovitz had repaid the note and interest totaling approximately $0.5 million.

  On August 30, 1998, Dr. Markovitz issued a note to the Company in the form of a capital contribution totaling $6,000,000, secured by his stock in the Company, which bore interest at a rate of 4.33% and was due upon demand. The note and accrued interest thereon were repaid in full as of December 10, 1998.

  As of August 31, 1998, the Company had loaned approximately $165,000 to Prime Tech, an entity then one-third owned by Dr. Markovitz. The note is unsecured and bears interest at 8.0%. The Company purchased 100% of Prime Tech on November 30, 1998.


  On November 30, 1998, the Company completed the acquisition of PrimeTech. Dr. Markovitz initially acquired a one-third interest in PrimeTech in November 1995 and, together with the other owners, sold his interest to the Company. The aggregate purchase price was determined by arms-length negotiations between the other owners on behalf of themselves and Dr. Markovitz, on the one hand, and representatives of the Company (other than Dr. Markovitz), on the other hand.

  The Company made distributions to its shareholder of $0.2 million, $0.9 million, $5.3 million and $0.04 million to Dr. Markovitz in fiscal 1996, fiscal 1997, fiscal 1998 and the three months ended November 30, 1998, respectively. In addition, as described under "The Company," the Company intends to pay to Dr. Markovitz the Distribution. It is not possible at this time to determine the exact amount of the Distribution because it will be based upon the Company's income for the portion of fiscal 1999 income which precedes the consummation of the Offering. The Company currently estimates that the Distribution as of the consummation of the Offering will be approximately $12.0 million. The Distribution will be paid in the form of the Distribution Loan, which will be repaid immediately after consummation of the Offering.

  U of S had historically leased 18,940 square feet of a building owned by MCM Plaza, a company wholly owned by Dr. Markovitz, for lease payments aggregating $189,400 per year. On August 31, 1998, Dr. Markovitz sold the stock of MCM Plaza to the Company for an aggregate consideration equal to its appraised value of approximately $3.3 million, less liabilities assumed of approximately $2.6 million to which the property was subject. The purchase price, based upon an independent third-party appraisal, exceeded the historical book value of the underlying net assets by $0.7 million. MCM Plaza had acquired the property on which U of S is located for a purchase price of approximately $2.2 million in April 1997.

  Dr. Markovitz indirectly owned and operated Illinois Alternatives, Inc. ("Illinois Alternatives One"), a company formed by him in 1994 to provide social work case management on behalf of the Illinois Department of Children and Family Services for children in need of psychological treatment. Effective December 31, 1997, the business of Illinois Alternatives One was transferred to IA Acquisition Corporation, which assumed the name "Illinois Alternatives, Inc." ("Illinois Alternatives Two"), 30% of the stock of which is owned by Dr. Markovitz. The Company has historically paid certain administrative and other expenses on behalf of Illinois Alternatives Two. The total amount owed to the Company from Illinois Alternatives Two for such advances was approximately $106,000 and $105,000 at August 31, 1998 and November 30, 1998, respectively. The largest amount of these advances outstanding at any one time in fiscal 1998 was $192,000 in April 1998. Illinois Alternatives Two paid a management fee to the Company of approximately $174,000 and $36,000 during fiscal 1998 and the three months ended November 30, 1998, respectively, related to such services. Since August 31, 1998, the Company has continued to provide accounting services to Illinois Alternatives Two for $12,000 per month and the Company expects this arrangement to continue.

  In 1989, Dr. Markovitz established a small for-profit psychiatric hospital located in Chicago and operated under the name University Hospital. University Hospital was substantially dependent on Medicare reimbursement for its revenues. In May 1997, after continued Medicare reimbursement to this hospital was effectively terminated, University Hospital ceased operations and made an assignment for the benefit of its creditors, which is ongoing.

  During fiscal years 1996 and 1997, the Company made loans to University Hospital in the amounts of $600,000 and $1,251,000, and bearing interest at rates of 5.8% and 5.9%, respectively. The largest amount outstanding under such loans at any time since January 1, 1997 was $1,093,000 as of August 31, 1997. Of these amounts, $766,000 has been repaid. The remaining balance of $1,093,000 has not been repaid and the Company does not expect it to be repaid. The Company has recorded such loans as shareholder distributions to Dr. Markovitz in its financial statements.

  A class action lawsuit has been filed on behalf of former employees of University Hospital against Dr. Markovitz, the Company, University Hospital and certain other companies in which Dr. Markovitz has an interest. Dr. Markovitz has agreed to indemnify the Company for any losses resulting from such lawsuit. See "Business--Legal Proceedings."

  The Company intends that any future transactions between the Company and its officers, directors and affiliates will be on terms no less favorable to the Company than can be obtained on an arm's length basis from unaffiliated third parties and that any transactions with such persons will be approved by a majority of the Company's outside directors or will be consistent with policies approved by such outside directors.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The table below sets forth certain information regarding the equity ownership of the Company as of January 31, 1999 by (i) each person or entity known to the Company who beneficially owns five percent or more of a class of Common Stock of the Company, (ii) each Director and Named Executive Officer of the Company and (iii) all Directors and executive officers of the Company as a group. Unless otherwise stated, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by him or her as set forth opposite his or her name. Beneficial ownership of the Common Stock listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                             Prior to the Offering                      After the Offering
                         ------------------------------           ------------------------------
                                                        Number of Number of
    Directors, Named     Number of Number of Percent of  Class A   Class A  Number of Percent of
   Executive Officers     Class A   Class B    Voting    Shares    Shares    Class B    Voting
  and 5% Shareholders     Shares    Shares     Power     Offered     (1)     Shares     Power
  -------------------    --------- --------- ---------- --------- --------- --------- ----------
Michael C. Markovitz
 (2)....................     --    4,900,000   100.0%       --        --    4,900,000    96.1%
Harold J. O'Donnell.....     --          --      --         --        --          --      --
Charles T. Gradowski....     --          --      --         --        --          --      --
Theodore J. Herst.......     --          --      --         --      4,000         --        *
Karen M. Knab...........     --          --      --         --      5,000         --        *
Michael W. Mercer.......     --          --      --         --      4,000         --        *
Kalman K. Shiner........     --          --      --         --      4,000         --        *
Leslie M. Simmons.......     --          --      --         --      5,000         --        *
All Directors and
 Officers as a group (8
 persons)...............     --    4,900,000   100.0%       --     22,000   4,900,000    96.1%

--------
*  Less than one percent.

(1) Represents the immediately exercisable portion of options that the Company intends to grant to such person contemporaneous with the consummation of the Offering. The Company currently anticipates granting options to purchase an aggregate of approximately 225,000 shares of Class A Common Stock to directors, executives and other employees contemporaneous with the consummation of the Offering.

(2) If the Underwriters exercise their over-allotment option in full, Dr. Markovitz will sell 300,000 shares of Class B Common Stock, which will automatically convert into an equal number of shares of Class A Common Stock immediately prior to the sale. In such event, after the Offering, Dr. Markovitz will beneficially own no shares of Class A Common Stock and 4,600,000 shares of Class B Common Stock, comprising 95.2% of the total voting power of the Common Stock.

                         DESCRIPTION OF CAPITAL STOCK

General Matters

  The following discussion describes the Company's capital stock, Articles and By-laws as will be in effect upon consummation of the Offering. The following summary of certain provisions of the Company's capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the Articles and the By-laws of the Company that are included as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law.

  Prior to the Offering, the Company had one class of common stock outstanding. In connection with the Offering, the Company's existing common stock will undergo an approximately 2,941-for-one stock split and then be converted into Class B Common Stock, and the Class A Common Stock will become authorized. At the time of the Offering, the total amount of authorized capital stock of the Company will consist of 30,000,000 shares of Class A Common Stock, par value $0.01 per share, 10,000,000 shares of Class B Common Stock, par value $0.01 per share and 5,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"). Upon completion of the Offering, 2,000,000 shares of Class A Common Stock, 4,900,000 shares of Class B Common Stock and no shares of Preferred Stock will be issued and outstanding. Additionally, 1,125,000 shares of Class A Common Stock will be reserved for issuance under the Stock Plans and 4,900,000 shares of Class A Common Stock will be reserved for issuance upon conversion of the Class B Common Stock.

  The Articles and By-laws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board.

Class A Common Stock

  The shares of Class A Common Stock being offered by the Company will be, upon payment therefor, validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any Preferred Stock, the holders of outstanding shares of Class A Common Stock will be entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board may from time to time determine. See "Dividend Policy." The shares of Class A Common Stock will not be convertible, and the holders thereof will have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Class A Common Stock, along with holders of Class B Common Stock, will be entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. Each outstanding share of Class A Common Stock will be entitled to one vote on all matters submitted to a vote of shareholders. Except as otherwise required by law or the Articles, the Class A Common Stock and Class B Common Stock will vote together on all matters submitted to a vote of the shareholders, including the election of Directors.

  The Class A Common Stock has been approved for inclusion on the Nasdaq National Market under the symbol "ARGY," subject to official notice of issuance.

Class B Common Stock

  The issued and outstanding shares of Class B Common Stock generally will have identical rights to those of the Class A Common Stock, except with respect to voting power and conversion rights. Each share of Class B Common Stock will be entitled to ten votes on all matters submitted to a vote of shareholders, as compared to one vote for each share of Class A Common Stock. Class B Common Stock will be convertible at the option of the holder and mandatorily convertible upon any transfer thereof (except to Permitted Holders) and at any time that the Permitted Holders, in the aggregate, do not beneficially own at least 10% of the total outstanding shares of Common Stock, into Class A Common Stock on a share-for-share basis. "Permitted Holders" is defined in the Articles of Incorporation to include Dr. Markovitz, certain members of his family and certain family trusts and corporations. The Class B Common Stock will not be registered under the Securities Act and will not be listed for trading on any national securities exchange or on the Nasdaq National Market.

Preferred Stock

  The Board may, without further action by the Company's shareholders, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Holders of shares of Preferred Stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of shares of Common Stock. Satisfaction of any dividend preferences of outstanding shares of Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of Common Stock. Under certain circumstances, the issuance of shares of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of Directors then in office, the Board, without shareholder approval, may issue shares of Preferred Stock with voting and conversion rights which could adversely affect the holders of shares of Common Stock. Upon consummation of the Offering, there will be no shares of Preferred Stock outstanding, and the Company has no present intention to issue any shares of Preferred Stock.

Certain Provisions of the Amended and Articles of Incorporation and By-laws

  The Articles provide that, at any time after the date on which Dr. Markovitz and his Permitted Transferees cease to own at least 51% of the voting power of the outstanding Common Stock, shareholder action can be taken only at an annual or special meeting of shareholders and cannot be taken by written consent in lieu of a meeting. The Articles and the By-laws provide that, except as otherwise required by law, special meetings of the shareholders can only be called by the Chairman of the Board or the President of the Company, or pursuant to a resolution adopted by a majority of the Board. Shareholders are not permitted to call a special meeting or to require the Board to call a special meeting.

  The By-laws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of shareholders of the Company, including proposed nominations of persons for election to the Board.

  Shareholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a shareholder who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to the Company's Secretary timely written notice, in proper form, of the shareholder's intention to bring that business before the meeting. Although the By-laws do not give the Board the power to approve or disapprove shareholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the By-laws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of Directors or otherwise attempting to obtain control of the Company.

  The Articles and By-laws provide that the affirmative vote of holders of at least 66 2/3% of the total votes eligible to be cast in the election of Directors will be required to amend, alter, change or repeal certain of their provisions. This requirement of a super-majority vote to approve amendments to the Articles and By-laws could enable a minority of the Company's shareholders to exercise veto power over any such amendments. In addition, the Class B Common Stock has ten votes, as compared to one vote for each share of Class A Common Stock, on all matters to come before the shareholders, including the election of Directors. By virtue of such stock ownership, the holders of the Class B Common Stock will be able to control the vote on all matters submitted to a vote of the holders of Common Stock, including the election of Directors, amendments to the Articles and By-laws and approval of significant corporate transactions. Such concentration of ownership could also have the effect of delaying, deterring or preventing a change in control of the Company that might otherwise be beneficial to shareholders. See "Risk Factors--Control by Existing Shareholders."

Certain Provisions of Illinois Law

  Section 11.75 of the Illinois Act prevents an "interested shareholder" (defined in Section 11.75, generally, as a person owning 15% or more of a corporation's outstanding voting shares) from engaging in a "business combination" with a publicly-held Illinois corporation for three years following the date upon which such person became an interested shareholder unless: (i) before such person became an interested shareholder, the board of directors of the corporation approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting shares of the corporation outstanding at the same time the transaction commenced (excluding shares held by directors who are also officers of the corporation and by employee shares plans that do not provide employee participants with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) on or subsequent to the date upon which such person became an interested shareholder, the business combination is approved by the board of directors of the corporation and authorized at a special meeting of shareholders (not by written consent) by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting shares of the corporation not owned by the interested shareholder. A "business combination" includes mergers, asset sales and other transactions resulting in financial benefit to a shareholder. Section 11.75 could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company. Section 11.75 will not apply to Dr. Markovitz or any other Permitted Holder.

Limitations on Liability and Indemnification of Officers and Directors

  The Articles limit the liability of Directors to the fullest extent permitted by the Illinois Act. In addition, the By-laws provide that the Company shall indemnify Directors and officers of the Company to the fullest extent permitted by such law. The Company anticipates entering into indemnification agreements with its current Directors and executive officers shortly following the completion of the Offering.

Transfer Agent and Registrar

  The Transfer Agent and Registrar for the Class A Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon the consummation of the Offering, the Company will have outstanding 6,900,000 shares of Common Stock. All of the shares of Class A Common Stock sold in the Offering will be freely tradeable under the Securities Act, unless purchased by "affiliates" of the Company as that term is defined under the Securities Act. Upon the expiration of lock-up arrangements between the Company, certain shareholders and the Underwriters, which will occur 180 days after the date of this Prospectus (the "Effective Date"), all of the 4,900,000 shares of Common Stock issued and outstanding as of the date of this Prospectus (the "Restricted Shares") will become immediately eligible for sale, subject to compliance with Rule 144 of the Securities Act as described below (other than the holding period required by Rule 144, which has already been satisfied).

  In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned Restricted Shares for at least one year will be entitled to sell in any three-month period a number of shares that does not exceed the greater of: (i) 1% of the number of shares of Common Stock then outstanding (approximately 6,900 shares immediately after the Offering) or (ii) the average weekly trading volume of the Class A Common Stock on the Nasdaq National Market during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Securities and Exchange Commission. Sales pursuant to Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who has beneficially owned Restricted Shares for at least two years is entitled to sell such shares pursuant to Rule 144(k) without regard to the limitations and requirements described above.

  The Company's officers, directors and sole shareholder have agreed with the Underwriters that until 180 days after the Effective Date they shall not, directly or indirectly, sell, offer to sell, solicit any offer to buy, contract to sell, grant any option to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or in any manner transfer all or a portion of the economic consequences associated with the ownership of the Common Stock, or cause a registration statement covering any shares of Common Stock to be filed, without the prior written consent of Salomon Smith Barney Inc., subject to certain limited exceptions. The Company has also agreed not to directly or indirectly, sell, offer to sell, solicit any offer to buy, contract to sell, grant any option to purchase or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock or cause a registration statement covering any shares of Common Stock to be filed, for a period of 180 days after the Effective Date, without the prior written consent of Salomon Smith Barney Inc., subject to certain limited exceptions, including grants of options pursuant to, and issuance of shares of Class A Common Stock upon exercise of options under, the 1999 Stock Plan.

  The Company intends to file registration statements covering the sale of 1,125,000 shares of Class A Common Stock reserved for issuance under the Stock Plans. See "Management--Stock Plans." Such registration statement is expected to be filed as soon as practicable after the date of this Prospectus and will automatically become effective upon the filing. Accordingly, shares registered under such registration statement will be available for sale in the public market unless such shares are subject to vesting restrictions and subject to limitations on resale by "affiliates" pursuant to Rule 144.

                                 UNDERWRITING

  Upon the terms and subject to the conditions stated in the Underwriting Agreement dated the date hereof, each Underwriter named below has severally agreed to purchase, and the Company has agreed to sell to such Underwriter, the number of shares of Class A Common Stock set forth opposite the name of such Underwriter.

                                                                      Number of
      Name of Underwriter                                               Shares
      -------------------                                             ----------
      Salomon Smith Barney Inc.......................................
      ABN AMRO Incorporated..........................................
                                                                      ----------
          Total......................................................  2,000,000
                                                                      ==========

  The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares are subject to approval of certain legal matters by counsel and to certain other conditions. The Underwriters are obligated to take and pay for all shares of Class A Common Stock offered hereby (other than those covered by the over-allotment option described below) if any such shares are taken.

  The Underwriters, for whom Salomon Smith Barney Inc. and ABN AMRO Incorporated are acting as the Representatives, propose to offer part of the shares directly to the public at the public offering price set forth on the cover page of this Prospectus and part of the shares to certain dealers at a
price that represents a concession not in excess of $      per share under the
public offering price. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $      per share to certain other
dealers. After the initial offering of the shares to the public, the public offering price and such concessions may be changed by the Representatives. The Representatives have advised the Company that the Underwriters do not intend to confirm sales of any shares to any accounts over which they exercise discretionary authority.

  The Company's sole shareholder has granted to the Underwriters an option, exercisable for thirty days from the date of this Prospectus, to purchase up to 300,000 additional shares of Class A Common Stock at the price to public set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the Offering of the shares offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to the total number of shares listed in such table.

  The Company, its officers and directors and its sole shareholder, who will hold an aggregate of 4,900,000 shares of Common Stock after this Offering, have agreed that, for a period of 180 days following the date of this Prospectus, they will not, without the prior written consent of Salomon Smith Barney Inc., sell, offer to sell, solicit any offer to buy, contract to sell, grant any option to purchase (other than under the Stock Option Plan), or otherwise transfer or dispose of any shares of Common Stock, or any securities convertible into, or exercisable or exchangeable for, Common Stock, except that the Company may grant options under the Stock Option Plan and may issue shares of Class A Common Stock pursuant to the exercise of options granted under the Stock Option Plan.

  Prior to the Offering, there has not been any public market for the Class A Common Stock of the Company. Consequently, the initial public offering price for the shares of Class A Common Stock included in the Offering will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in determining such price are the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present net revenues and earnings of the Company, the prospects for growth of the Company's net revenues and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies that are comparable to the Company.

  Up to an aggregate of 100,000 shares of Class A Common Stock, or approximately 5% of the shares offered hereby, have been reserved for sale at the public offering price to certain employees of the Company and other persons designated by the Company. The maximum investment of any such person may be limited by the Company in its sole discretion. The number of shares of Class A Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby. This program will be administered by Salomon Smith Barney Inc.

  The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids for any purchases of the Class A Common Stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Class A Common Stock in the open market in order to cover syndicate short positions. Syndicate short positions may also be covered by exercise of the Underwriters' over-allotment option described above in lieu of or in addition to open market purchases. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the shares of Class A Common Stock originally sold by such syndicate member are purchased in a stabilizing transaction or syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Class A Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

  The validity of the Class A Common Stock being offered hereby and certain other legal matters relating to the Offering will be passed upon for the Company by Kirkland & Ellis (a partnership which includes professional corporations), Chicago, Illinois. Katten Muchin & Zavis (a partnership which includes professional corporations), Chicago, Illinois, is acting as counsel for the Underwriters.

                                    EXPERTS

  The consolidated financial statements of the Company and its subsidiaries as of August 31, 1997 and 1998 and for the fiscal years ended August 31, 1996, 1997 and 1998, included in this Prospectus and elsewhere in the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             AVAILABLE INFORMATION

  The Company has filed a Registration Statement on Form S-1 with respect to the Class A Common Stock being offered hereby with the Securities and Exchange Commission (the "Commission") under the Securities Act. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain items of which are omitted in accordance with the rules and regulations of the Commission. Statements contained in this Prospectus concerning the provisions of documents filed with the Registration Statement as exhibits are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed as an exhibit to the Registration Statement. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at its Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and at its New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the public reference section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates or accessed electronically by means of the Commission's web site on the Internet at http://www.sec.gov. For further information pertaining to the Company and the Class A Common Stock being offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Argosy Education Group, Inc. and Subsidiaries
  Report of Independent Public Accountants................................ F-2
  Consolidated Balance Sheets as of August 31, 1997 and 1998 and November
   30, 1998 (unaudited)................................................... F-3
  Consolidated Statements of Operations for the years ended August 31,
   1996, 1997 and 1998 and the three months ended November 30, 1997
   (unaudited) and 1998 (unaudited)....................................... F-4
  Consolidated Statements of Shareholder's Equity for the years ended
   August 31, 1996, 1997 and 1998 and the three months ended November 30,
   1998 (unaudited)....................................................... F-5
  Consolidated Statements of Cash Flows for the years ended August 31,
   1996, 1997 and 1998 and the three months ended November 30, 1997
   (unaudited) and 1998 (unaudited)....................................... F-6
  Notes to Consolidated Financial Statements.............................. F-7

  After the stock split discussed in Note 14 to the Company's consolidated financial statements is effected, we expect to be in a position to render the following audit report.

                                          Arthur Andersen LLP

Chicago, Illinois

December 11, 1998

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholder of
Argosy Education Group, Inc.:

  We have audited the accompanying consolidated balance sheets of ARGOSY EDUCATION GROUP, INC. (an Illinois corporation) AND SUBSIDIARIES as of August 31, 1997 and 1998 and the related consolidated statements of operations, shareholder's equity and cash flows for each of the three years in the period ended August 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Argosy Education Group, Inc. and Subsidiaries as of August 31, 1997 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended August 31, 1998 in conformity with generally accepted accounting principles.

Chicago, Illinois

December 11, 1998 (except with respect

    to the matters discussed in the second and

third paragraphs of Note 12 and Note 14,

as to which the dates are December 21, 1998, December 30, 1998 and February
  , 1999)

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (Dollars in thousands)

                                                    August 31,      November 30, 1998
                                                  ----------------  ------------------
                                                                             Pro Forma
                                                                               1998
                     ASSETS                        1997     1998    Actual   (Note 12)
                     ------                       -------  -------  -------  ---------
                                                                       (Unaudited)
 Current Assets:
   Cash and cash equivalents....................  $ 4,209  $ 2,712  $ 5,596   $ 5,596
   Short-term investments.......................    2,519    1,131    3,947     3,947
   Receivables--
     Students, net of allowance for doubtful
      accounts of $30, $230 and $302 at August
      31, 1997 and 1998 and November 30, 1998,
      respectively..............................      221      451      764       764
     Other......................................      126      222      101       101
   Shareholder note receivable..................      505    6,000    1,268     1,268
   Due from related entities....................      --       271      105       105
   Inventories..................................      108       94       80        80
   Prepaid expenses.............................      117      485      741       741
   Deferred income taxes........................      --       --       --        344
                                                  -------  -------  -------   -------
       Total current assets.....................    7,805   11,366   12,602    12,946
                                                  -------  -------  -------   -------
 Property and equipment, net....................    3,188    3,870    4,660     4,660
 Other assets:
   Non-current investments......................    1,451    1,073      916       916
   Deposits.....................................      405      475      475       475
   Deferred income taxes........................      --       --       --        303
   Intangibles, net.............................    4,731    6,691    7,209     7,209
                                                  -------  -------  -------   -------
       Total other assets.......................    6,587    8,239    8,600     8,903
                                                  -------  -------  -------   -------
       Total assets.............................  $17,580  $23,475  $25,862   $26,509
                                                  =======  =======  =======   =======
 LIABILITIES AND SHAREHOLDER'S EQUITY (DEFICIT)
 ----------------------------------------------
 Current Liabilities:
   Current maturities of long-term debt.........  $   264  $ 3,362  $ 3,581   $ 3,581
   Accounts payable.............................      590    1,157    1,080     1,080
   Accrued payroll and related expenses.........      557      833      711       711
   Accrued expenses.............................      266      751      756       756
   Deferred revenue.............................    1,716    2,084    2,321     2,321
   Due to former owners of acquired businesses..      --       --       249       249
   Shareholder distribution.....................      --       720      950    12,447
                                                  -------  -------  -------   -------
       Total current liabilities................    3,393    8,907    9,648    21,145
                                                  -------  -------  -------   -------
 Long-term debt, less current maturities........    6,354    5,165    5,074     5,074
 Deferred rent..................................      385      481      502       502
 Commitments and contingencies
 Shareholder's equity (deficit):
   Common stock--10,000,000 shares authorized,
    $.01 par value, 4,900,000 shares issued and
    outstanding.................................       49       49       49        49
   Additional paid-in capital...................      456    6,456    6,456       456
   Accumulated other comprehensive income.......      (17)       2        3         3
   Purchase price in excess of predecessor carry
    over basis..................................      --      (720)    (720)     (720)
   Retained earnings............................    6,960    3,135    4,850       --
                                                  -------  -------  -------   -------
       Total shareholder's equity (deficit).....    7,448    8,922   10,638      (212)
                                                  -------  -------  -------   -------
       Total liabilities and shareholder's
        equity (deficit)........................  $17,580  $23,475  $25,862   $26,509
                                                  =======  =======  =======   =======

 The accompanying notes are an integral part of these consolidated statements.

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                 (In thousands, except per share amounts)

                                                             Three Months
                               Years Ended August 31,     Ended November 30,
                               -------------------------  --------------------
                                1996     1997     1998      1997       1998
                               -------  -------  -------  ---------  ---------
                                                              (Unaudited)
Net revenue................... $17,840  $20,460  $29,352  $   7,249  $   9,341
                               -------  -------  -------  ---------  ---------
Operating expenses:
  Cost of education...........   9,370   10,661   15,075      3,301      4,251
  Selling expenses............     263      516    1,102        137        361
  General and administrative
   expenses...................   5,174    5,432    9,104      1,745      2,487
  Related party general and
   administrative expense.....   1,710      993    2,271        308        424
                               -------  -------  -------  ---------  ---------
    Total operating expenses..  16,517   17,602   27,552      5,491      7,523
                               -------  -------  -------  ---------  ---------
    Income from operations....   1,323    2,858    1,800      1,758      1,818
                               -------  -------  -------  ---------  ---------
Other income (expense):
  Interest income.............     304      497      357        109        141
  Interest expense............     (55)    (107)    (601)      (136)      (173)
  Other income (expense)......      21      (48)     (12)        (4)        (4)
                               -------  -------  -------  ---------  ---------
    Total other income
     (expense), net...........     270      342     (256)       (31)       (36)
                               -------  -------  -------  ---------  ---------
    Income before provision
     for income taxes.........   1,593    3,200    1,544      1,727      1,782
Provision for income taxes....      30       37       29         27         24
                               -------  -------  -------  ---------  ---------
Net income.................... $ 1,563  $ 3,163  $ 1,515  $   1,700  $   1,758
                               =======  =======  =======  =========  =========
Earnings per share:
  Basic and diluted........... $  0.32  $  0.65  $  0.31  $    0.35  $    0.36
                               =======  =======  =======  =========  =========
  Weighted average shares
   outstanding--basic and
   diluted....................   4,900    4,900    4,900      4,900      4,900
                               =======  =======  =======  =========  =========
Pro forma data (unaudited):
  Income before provision for
   income taxes, as reported..                   $ 1,544  $   1,727  $   1,782
  Pro forma related party
   general and administrative
   expense adjustment.........                    (2,071)      (258)      (374)
                                                 -------  ---------  ---------
  Income before provision for
   income taxes, as adjusted..                     3,615      1,985      2,156
  Pro forma provision for
   income taxes...............                     1,446        794        862
                                                 -------  ---------  ---------
  Pro forma net income........                   $ 2,169     $1,191  $   1,294
                                                 =======  =========  =========
  Pro forma earnings per
   share--basic and diluted...                   $  0.44  $    0.24  $    0.26
                                                 =======  =========  =========
  Pro forma weighted average
   shares outstanding--basic
   and diluted................                     4,900      4,900      4,900
                                                 =======  =========  =========


 The accompanying notes are an integral part of these consolidated statements.

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                              (In thousands)

                                         Common Stock--
                                        $.01 par value,                             Purchase
                                       10,000,000 shares                            Price in
                                           authorized                 Accumulated   Excess of
                                       ------------------ Additional     Other     Predecessor               Total
                         Comprehensive   Shares            Paid-in   Comprehensive  Carryover  Retained  Shareholder's
                            Income     Outstanding Amount  Capital      Income        Basis    Earnings     Equity
                         ------------- ----------- ------ ---------- ------------- ----------- --------  -------------
BALANCE, August 31,
 1995...................                  4,900     $49     $  454       $ --         $ --     $ 3,327      $ 3,830
  Net income and
   comprehensive
   income...............    $1,563          --      --         --          --           --       1,563        1,563
                            ======
  Shareholder
   distributions........                    --      --         --          --           --        (158)        (158)
  Shareholder
   contribution.........                    --      --           1         --           --         --             1
                                          -----     ---     ------       -----        -----    -------      -------
BALANCE, August 31,
 1996...................                  4,900      49        455         --           --       4,732        5,236
  Net income............    $3,163          --      --         --          --           --       3,163        3,163
  Unrealized loss on
   investments..........       (17)         --      --         --          (17)         --         --           (17)
                            ------
  Comprehensive income..    $3,146
                            ======
  Shareholder
   distributions........                    --      --         --          --           --        (935)        (935)
  Shareholder
   contribution.........                    --      --           1         --           --         --             1
                                          -----     ---     ------       -----        -----    -------      -------
BALANCE, August 31,
 1997...................                  4,900      49        456         (17)         --       6,960        7,448
  Net income............    $1,515          --      --         --          --           --       1,515        1,515
  Unrealized gain on
   investments..........        19          --      --         --           19          --         --            19
                            ------
  Comprehensive income..    $1,534
                            ======
  Shareholder
   distributions........                    --      --         --          --           --      (5,340)      (5,340)
  Shareholder
   contribution.........                    --      --       6,000         --           --         --         6,000
  Purchase price in
   excess of predecessor
   carryover basis......                    --      --         --          --          (720)       --          (720)
                                          -----     ---     ------       -----        -----    -------      -------
BALANCE, August 31,
 1998...................                  4,900      49      6,456           2         (720)     3,135        8,922
  Net income............    $1,758          --      --         --          --           --       1,758        1,758
  Unrealized gain on
   investments..........         1          --      --         --            1          --         --             1
                            ------
  Comprehensive income..    $1,759
                            ======
  Shareholder
   distribution.........                    --      --         --          --           --         (43)         (43)
                                          -----     ---     ------       -----        -----    -------      -------
BALANCE, November 30,
 1998 (unaudited).......                  4,900     $49     $6,456       $   3        $(720)   $ 4,850      $10,638
                                          =====     ===     ======       =====        =====    =======      =======

 The accompanying notes are an integral part of these consolidated statements.

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            (Dollars in thousands)

                                                                Three Months
                                                                    Ended
                                     Years Ended August 31,     November 30,
                                     ------------------------  ----------------
                                      1996    1997     1998     1997     1998
                                     ------  -------  -------  -------  -------
                                                                 (Unaudited)
Cash flows from operating
 activities:
  Net income.......................  $1,563  $ 3,163  $ 1,515  $ 1,700  $ 1,758
  Adjustments to reconcile net
   income to net cash provided by
   operating activities--
    Depreciation and amortization..     399      438      938      191      269
    Changes in operating assets and
     liabilities, net of acquired
     businesses--
      Receivables, net.............     (45)     (38)       1     (425)     (91)
      Inventories..................     (27)      53       67       18       14
      Prepaid expenses.............     (14)     (56)    (354)     (24)    (200)
      Deposits.....................     378     (154)     (65)      (4)     --
      Accounts payable.............     (35)     251      231       82     (249)
      Accrued payroll and related
       expenses....................     113       70      256       31     (118)
      Accrued expenses.............      67      (26)     284       56      (20)
      Deferred revenue.............     179      102     (384)     249      (67)
      Deferred rent................     158      105       93       18       21
                                     ------  -------  -------  -------  -------
        Net cash provided by
         operating activities......   2,736    3,908    2,582    1,892    1,317
                                     ------  -------  -------  -------  -------
Cash flows from investing
 activities:
  Purchase of property and
   equipment, net..................    (404)    (341)    (597)     (63)    (243)
  Sale (purchase) of investments,
   net.............................      12   (1,985)   1,784    1,825   (2,111)
  Business acquisitions, net of
   cash acquired...................     --    (6,292)  (1,918)     --      (186)
  Shareholder note receivable......     --      (505)     505       (7)     --
                                     ------  -------  -------  -------  -------
        Net cash used in investing
         activities................    (392)  (9,123)    (226)   1,755    1,682
                                     ------  -------  -------  -------  -------
Cash flows from financing
 activities:
  Proceeds from issuance of long-
   term debt.......................     193    6,296    3,029       80      150
  Payments of long-term debt.......    (160)    (169)  (1,271)    (206)    (207)
  Borrowings from (payments to)
   related entities, net...........     --       --      (271)     180      (14)
  Shareholder distributions........    (158)    (935)  (5,340)  (3,671)     (44)
  Shareholder contributions........       1        1      --       --       --
                                     ------  -------  -------  -------  -------
      Net cash (used in) provided
       by financing activities.....    (124)   5,193   (3,853)  (3,617)    (115)
                                     ------  -------  -------  -------  -------
Net increase (decrease) in cash and
 cash equivalents..................   2,220      (22)  (1,497)      30    2,884
Cash and cash equivalents,
 beginning of year.................   2,011    4,231    4,209    4,209    2,712
                                     ------  -------  -------  -------  -------
Cash and cash equivalents, end of
 year..............................  $4,231  $ 4,209  $ 2,712  $ 4,239  $ 5,596
                                     ======  =======  =======  =======  =======
Supplemental disclosures of cash
 flow information:
  Cash paid for--
    Interest.......................  $   48  $   107  $   549  $    55  $   155
    Taxes..........................      30       17       41      --         6
                                     ======  =======  =======  =======  =======
Supplemental disclosure of non-cash
 investing and financing
 activities:
  Acquisitions of various schools
   and businesses--
    Fair value of assets acquired..  $  --   $ 6,677  $ 3,346  $   --   $ 1,561
    Net cash used in acquisitions..     --    (6,292)  (1,918)     --      (186)
                                     ------  -------  -------  -------  -------
      Liabilities assumed or
       incurred....................  $  --   $   385  $ 1,428  $   --   $ 1,375
                                     ======  =======  =======  =======  =======
Supplemental disclosure of non-cash
 shareholder activities:

  On August 31, 1998, the shareholder of the Company issued a note to the Company in the form of a capital contribution totaling $6,000,000.

  During the three months ended November 30, 1998, the Company received marketable securities with a fair market value of approximately $4,732,000 from the shareholder for partial repayment of the shareholder note receivable.

 The accompanying notes are an integral part of these consolidated statements.

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (Information for the Three Months Ended November 30, 1997 and 1998 is
                                Unaudited)

1. Description of the Business and Basis of Presentation

  The consolidated financial statements of Argosy Education Group, Inc. (formerly known as American Schools of Professional Psychology, Inc. ("ASPP")) (the "Company") include the accounts of the Company and its wholly owned subsidiaries, University of Sarasota, Inc. ("U of S"), Argosy International, Inc. ("Ventura"), the Medical Institutes of America, Inc. ("MIA") and PrimeTech Corporation Inc. and 1184267 Ontario Inc. (collectively "PrimeTech"). Prior to being subsidiaries of the Company, the companies, other than PrimeTech, were separate entities owned by the same shareholder. Through various transactions, these companies were contributed by the shareholder to the Company. On November 30, 1998, the Company acquired 100% of the outstanding stock of PrimeTech. The Company continues to conduct business under its historical name, ASPP.

  The Company provides programs in clinical psychology, education, business and allied health professions and offers courses and materials for post-graduate psychology license examinations in the United States. The Company operates through four business units and is approved and accredited to offer doctoral, master's, bachelor's and associate degrees as well as to award diplomas through 14 campuses in eight states.

  ASPP was established in 1975 and is accredited by the North Central Association of Colleges and Schools to offer both doctoral degrees (PsyD-- Doctor of Psychology) and master's degrees (MA, Clinical Psychology; MA, Counseling Psychology; and MHSA, Master of Health Service Administration) at campuses located in Illinois (Illinois School of Professional Psychology/Chicago; Chicago, IL and Illinois School of Professional Psychology/Meadows; Rolling Meadows, IL); Minnesota (Minnesota School of Professional Psychology; Minneapolis, MN); Georgia (Georgia School of Professional Psychology; Atlanta, GA); Virginia (American School of Professional Psychology/Virginia; Arlington, VA); Hawaii (American School of Professional Psychology/Hawaii; Honolulu, HI); Arizona (Arizona School of Professional Psychology; Phoenix, AZ); Florida (Florida School of Professional Psychology; Tampa, FL); and California (American School of Professional Psychology/Rosebridge; Corte Madera, CA). The four senior campuses (Illinois School of Professional Psychology/Chicago, Minnesota School of Professional Psychology, Georgia School of Professional Psychology and American School of Professional Psychology/Hawaii) are also accredited by the American Psychological Association.

  U of S was established in 1969 and is accredited by the Southern Association of Colleges and Schools ("SACS") to award bachelor's degrees in business (BSBA, Bachelor of Science in Business Administration), master's degrees in business (MBA), doctoral degrees in business (DBA), both master's and doctoral degrees in education (MEd and EdD) and master's and doctoral degrees in psychology (MA, Clinical Psychology and PsyD). U of S operates two campuses:
University of Sarasota/Honore, Sarasota, FL; and University of Sarasota/Tampa, Tampa, FL.

  Ventura has two wholly-owned subsidiaries, Academic Review, Inc. ("AR") and Association for Advanced Training in the Behavioral Sciences, Inc. ("AATBS"). Both AR and AATBS publish materials and hold workshops in select cities across the United States to prepare individuals to take various national and state administered oral and written health care licensure examinations in the fields of psychology; social work; counseling; marriage and family therapy; and marriage, family and child counseling.

  MIA has one wholly-owned subsidiary, the Medical Institute of Minnesota, Inc. ("MIM"), which is approved by the State of Minnesota to award associate degrees in a variety of allied health care fields. MIM is institutionally accredited by the Accrediting Bureau of Health Education Schools ("ABHES"), a nationally recognized accreditor of allied health care institutions, and additionally holds individual programmatic accreditation appropriate to each degree offered.

  PrimeTech awards diplomas at two campuses in Ontario, Canada, and awards non-degree certificates in network engineering and software programming.

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

  The contribution by the shareholder of businesses under common control and, as described in Note 3, the Company's purchase of MCM University Plaza, Inc.'s stock from its shareholder have been accounted for in a manner similar to a pooling of interests. In addition, the results of operations of acquired businesses have been consolidated for all periods subsequent to the date of acquisition. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

2. Significant Accounting Policies

  The principal accounting policies of the Company are as follows:

 Concentration of Credit Risk

  The Company extends unsecured credit for tuition to a significant portion of the students who are in attendance at its schools. A substantial portion of credit extended to students is repaid through the students' participation in various federally funded financial aid programs under Title IV of the Higher Education Act of 1965, as amended (the "Title IV Programs"). The following table presents the amount and percentage of the Company's cash receipts collected from the Title IV Programs for the years ended August 31, 1996, 1997 and 1998 and the three months ended November 30, 1997 and 1998 (dollars in thousands):

                                                                For the Three
                                       For the Years Ended      Months Ended
                                           August 31,           November 30,
                                     -------------------------  --------------
                                      1996     1997     1998     1997    1998
                                     -------  -------  -------  ------  ------
                                                                 (Unaudited)
   Total Title IV funding........... $ 9,131  $ 9,035  $13,011  $3,646  $4,854
   Total cash receipts.............. $18,883  $20,982  $28,514  $7,259  $9,566
   Total Title IV funding as a
    percentage of total cash
    receipts........................      48%      43%      46%     50%     51%
                                     =======  =======  =======  ======  ======

  The Company generally completes and approves the financial aid packet of each student who qualifies for financial aid prior to the student beginning class in an effort to enhance the collectibility of its unsecured credit. Transfers of funds from the financial aid programs to the Company are made in accordance with the United States Department of Education ("DOE") requirements. Changes in DOE funding of federal Title IV Programs could impact the Company's ability to attract students.

 Cash and Cash Equivalents

  Cash and cash equivalents consist of cash in banks, highly liquid money market accounts and commercial paper with maturities of less than three months.

 Restricted Cash

  Cash received from the U.S. Government under various student aid grant and loan programs is considered to be restricted. Restricted cash is held in separate bank accounts and does not become available for general use by the Company until the financial aid is credited to the accounts of students and the cash is transferred to an operating account. Restricted cash is not included in the accounts of the Company and was immaterial at August 31, 1997 and 1998 and at November 30, 1998.

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

 Investments

  The Company invests excess cash in investments consisting primarily of equity securities, corporate bonds (maturing from six to 15 months) and U.S. Government treasury notes (maturing from one to 22 months). The investments are considered available for sale, stated at their fair market value and classified based upon their maturity dates.

  At August 31, 1997 and 1998 and November 30, 1998, investments consisted of the following (dollars in thousands):

                                                      August 31,
                                                     -------------  November 30,
                                                      1997   1998       1998
                                                     ------ ------  ------------
                                                                    (Unaudited)
      Fair value--
        Equity securities........................... $  --  $  --      $2,722
        Corporate bonds.............................  2,272  1,412      1,306
        U.S. Government treasury notes..............  1,698    792        799
        Term deposits...............................    --     --          36
                                                     ------ ------     ------
          Total investments at fair value...........  3,970  2,204      4,863
      Valuation allowance/unrealized gain...........     17     (2)        (3)
                                                     ------ ------     ------
          Total investments at cost................. $3,987 $2,202     $4,860
                                                     ====== ======     ======

 Advertising and Marketing Costs

  Advertising and marketing costs are expensed as incurred and are included in selling expenses in the accompanying consolidated statements of operations.

 Inventories

  Inventories, consisting principally of program materials, books and supplies, are stated at the lower of cost, determined on a first-in, first-out basis, or market.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation and amortization are recognized utilizing both accelerated and straight-line methods. Leasehold improvements are amortized over their estimated useful lives or lease terms, whichever is shorter. Maintenance, repairs and minor renewals and betterments are expensed; major improvements are capitalized. The estimated useful lives and cost basis of property and equipment at August 31, 1997 and 1998 and November 30, 1998, are as follows (dollars in thousands):

                                           August 31,
                                          ------------- November 30,
                                           1997   1998      1998        Life
                                          ------ ------ ------------ ----------
                                                        (Unaudited)
      Land............................... $  517 $  517    $  517
      Building...........................  1,905  2,066     2,066      40 years
      Office equipment...................    864    851       912     3-7 years
      Furniture and fixtures.............    272    338       343     5-7 years
      Leasehold improvements.............    151    526       676    4-10 years
      Computer equipment and software....    365    631     1,309     3-5 years
      Instructional equipment and
       materials.........................    434    722       758     3-7 years
                                          ------ ------    ------
                                           4,508  5,651     6,581
      Less--Accumulated depreciation and
       amortization......................  1,320  1,781     1,921
                                          ------ ------    ------
                                          $3,188 $3,870    $4,660
                                          ====== ======    ======

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

 Intangible Assets

  Intangible assets include goodwill, intellectual property and covenants not-to-compete related to business acquisitions and the buyout of a former shareholder. Intangible assets are being amortized on a straight-line basis over their estimated useful lives. At August 31, 1997 and 1998 and November 30, 1998, the cost basis and useful lives of intangible assets consist of the following (dollars in thousands):

                                           August 31,
                                          ------------- November 30,
                                           1997   1998      1998        Life
                                          ------ ------ ------------ -----------
                                                        (Unaudited)
      Goodwill........................... $4,614 $6,811    $7,458    15-40 years
      Intellectual property..............    390    600       600      2-4 years
      Covenants not-to-compete...........    252    252       252     5-10 years
                                          ------ ------    ------
                                           5,256  7,663     8,310
      Less--Accumulated amortization.....    525    972     1,101
                                          ------ ------    ------
                                          $4,731 $6,691    $7,209
                                          ====== ======    ======

  On an ongoing basis, the Company reviews intangible assets and other long-lived assets for impairment whenever events or circumstances indicate that carrying amounts may not be recoverable. To date, no such events or changes in circumstances have occurred. If such events or changes in circumstances occur, the Company will recognize an impairment loss if the undiscounted future cash flows expected to be generated by the asset (or acquired business) are less than the carrying value of the related asset. The impairment loss would adjust the asset to its fair value.

 Revenue Recognition

  Revenue consists primarily of tuition revenue from courses taught at the schools and workshop fees and sales of related materials. Tuition revenue from courses taught is recognized on a straight-line basis over the length the applicable course is taught. Revenue from workshops is recognized on the date of the workshop. If a student withdraws, future revenue is reduced by the amount of refund due to the student. Refunds are calculated in accordance with federal, state and accrediting agency standards. Revenue from rental of the Company's owned facility is recognized on a straight-line basis over the life of the leases. Textbook sales are recorded upon shipment. Revenue from rent and textbook sales represent less than 2%, 3%, 13%, 3% and 9% of the Company's net revenue for the fiscal years ended August 31, 1996, 1997 and 1998 and the three months ended November 30, 1997 and 1998, respectively. Revenue is stated net of scholarships and grants given to the students, which totaled approximately $765,000, $684,000, $705,000, $214,000 and $195,000 for the
fiscal years ended August 31, 1996, 1997 and 1998 and three months ended November 30, 1997 and 1998, respectively. Deferred revenue represents the portion of payments received but not earned and is reflected as a current liability in the accompanying consolidated balance sheets as such amount is expected to be earned within the next year.

 Management's Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

 Financial Instruments

  The carrying value of current assets and liabilities reasonably approximates their fair value due to their short maturity periods. The carrying value of the Company's debt obligations reasonably approximates their fair value as the stated interest rate approximates current market interest rates of debt with similar terms.

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

 New Accounting Pronouncements

  Earnings Per Share

  In February 1997, the Financial Accounting Standards Board issued Financial Accounting Standard No. 128, "Earnings Per Share" ("SFAS No. 128"), which is effective for reporting periods ending after December 15, 1997. SFAS No. 128 changed the methodology of calculating earnings per share and renamed the two calculations basic earnings per share and diluted earnings per share. The calculations differ by eliminating any common stock equivalents (such as stock options, warrants and convertible preferred stock) from the basic earnings per share and changes certain calculations when computing diluted earnings per share. The weighted average number of common shares outstanding used in determining basic earnings per common share calculation includes all common stock outstanding during each period presented. The Company does not have any common stock equivalents or convertible securities and therefore the same number of shares outstanding is used when determining both basic and diluted earnings per share. The Company has adopted SFAS No. 128.

  Comprehensive Income

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"), which establishes standards for reporting of comprehensive income. This pronouncement requires that all items recognized under accounting standards as components of comprehensive income, as defined in the pronouncement, be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. The financial statement presentation required under SFAS No. 130 is effective for all fiscal years beginning after December 15, 1997. As of November 30, 1998, the Company had adopted this pronouncement.

  Segment Reporting

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which amends the requirements for a public enterprise to report financial and descriptive information about its reportable operating segments. Operating segments, as defined in the pronouncement, are components of an enterprise about which separate financial information is available that is evaluated regularly by the Company in deciding how to allocate resources and in assessing performance. The financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resources to segments. The disclosure required by SFAS No. 131 is effective for all fiscal years beginning after December 15, 1997. As of November 30, 1998, the impact of this pronouncement had not been determined by the Company.

  Start-Up Costs

  In April 1998, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 98-5, "Reporting on the Costs of Start-Up Activities." This SOP provides guidance on the financial reporting of start-up costs and organization costs. It requires that all nongovernmental entities expense the costs of start-up activities as these costs are incurred. The Company currently expenses all start-up and organization costs as incurred and is therefore not impacted by this SOP.

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

3. Business Acquisitions

 Real Estate Operation

  On August 31, 1998, the Company purchased 100% of the stock of MCM University Plaza, Inc. from the Company's shareholder at its appraised value of approximately $3.3 million less assumed obligations of approximately $2.6 million. MCM University Plaza, Inc. owns real estate leased by U of S, and was originally acquired by the Company's shareholder on April 30, 1997 for approximately $2.2 million with funds obtained from a mortgage (Note 4). The assets, liabilities and operations of the real estate are included in the Company's financial statements subsequent to April 30, 1997, the date the Company's shareholder purchased the real estate, in a manner similar to a pooling of interests because the August 1998 transaction was between two parties controlled by the Company's shareholder. The purchase price of MCM University Plaza, Inc.'s stock in excess of the historical book value of the underlying net assets acquired, totaling approximately $720,000, is reflected as a reduction of shareholder's equity.

 Ventura

  On August 26, 1997, Ventura acquired 100% of the outstanding shares of capital stock of AATBS. This acquisition was accounted for as a purchase and, accordingly, the acquired assets and assumed liabilities have been recorded at their estimated fair market values at the date of the acquisition. The estimated fair market values of certain assets are based upon appraisal reports. The purchase price of approximately $1,756,000 exceeded the fair market value of net assets acquired, resulting in goodwill of approximately $1,562,000. In connection with the purchase, the former owner of the acquired business entered into a 10 year covenant not-to-compete agreement with the Company for a total price of $50,000. The acquisition was financed through the issuance of a $1,606,000 promissory note payable to the former owner and other debt financing.

 AR

  On August 26, 1997, AR acquired certain assets and assumed certain liabilities of Academic Review, Inc., a California corporation. This acquisition was accounted for as a purchase and, accordingly, the purchased assets and assumed liabilities have been recorded at their estimated fair market values at the date of acquisition. The estimated fair market values of certain assets are based upon appraisal reports. The purchase price of approximately $2,324,000 exceeded the estimated fair market value of net assets acquired, resulting in goodwill of approximately $2,045,000. In connection with the purchase, the former owner of the acquired business entered into a 10 year covenant not-to-compete agreement with the Company for a total price of $50,000. The acquisition was financed with bank debt.

 MIA

  On February 3, 1998, MIA purchased 100% of the capital stock of MIM for a purchase price of approximately $2,368,000. The acquisition was accounted for as a purchase and, accordingly, the acquired assets and assumed liabilities have been recorded at their estimated fair value at the date of the acquisition. The purchase price, subject to certain modifications, exceeded the fair market value of net assets acquired resulting in goodwill of approximately $1,962,000. The final purchase price adjustment is still being negotiated, and the negotiations are expected to be completed in early February 1999. The Company does not expect a material adjustment to the initial purchase price. The purchase price was financed with approximately $2,068,000 in short-term borrowings and cash from operations.

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

 PrimeTech

  On November 30, 1998, the Company acquired 100% of the outstanding stock of PrimeTech, Canadian schools which award non-degree certificates in network engineering and software programming. The shareholder of the Company owned a one-third interest in PrimeTech. Under the acquisition agreement, the Company was required to pay the former owners a total of $500,000 (Canadian Dollars) upon closing and is obligated to issue shares of the Company's common stock, the fair value of which is equal to 102% of PrimeTech's net income, as defined in such agreement, in each of PrimeTech's next three fiscal years. The Company's shareholder received a note for $166,666 (Canadian Dollars) from the Company representing his pro rata share of the initial payment; the other owners received cash. The purchase price was determined by arm's-length negotiations between the other owners on behalf of themselves and the shareholder, and representatives of the Company (excluding the shareholder). The acquisition will be accounted for as a purchase.

  The following unaudited pro forma results of operations data (in thousands, except per share data) for the years ended August 31, 1997 and 1998 and the three months ended November 30, 1998, assumes that the business acquisitions described above occurred at the beginning of the year preceding the year of the acquisition. The unaudited pro forma results below are based on historical results of operations including adjustments for interest, depreciation and amortization and do not necessarily reflect actual results that would have occurred.

                                                      Year Ended    Three Months
                                                      August 31,       Ended
                                                    --------------- November 30,
                                                     1997    1998       1998
                                                    ------- ------- ------------
                                                     (In thousands, except per
                                                           share amounts)
      Net revenue.................................. $29,267 $33,420    $9,869
      Net income................................... $ 2,301 $ 1,537    $1,746
                                                    ======= =======    ======
      Earnings per share--basic and diluted........ $  0.47 $  0.31    $ 0.36
                                                    ======= =======    ======

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

4. Debt

  Debt of the Company at August 31, 1997 and 1998 and November 30, 1998, consists of the following:

                                                      August 31,
                                                     ------------- November 30,
                                                      1997   1998      1998
                                                     ------ ------ ------------
                                                                   (Unaudited)
                                                       (dollars in thousands)
   Borrowings under line of credit agreements......  $   56 $  441    $  588
   Bank note payable, bearing interest at the
    bank's prime rate (8.5% at November 30, 1998),
    requiring monthly interest payments of $14,500
    and a final principal payment on March 31,
    1999, secured by the assets of ASPP............     --   2,023     2,023
   Bank note payable, bearing interest at the one
    year U.S. treasury note rate plus 2% (7.512% at
    November 30, 1998), requiring monthly principal
    payments of $27,976 through September 1, 2004,
    secured by the assets of AR....................   2,350  2,042     1,958
   Promissory note with the former owner of AATBS,
    bearing interest at 6.25%, requiring an initial
    payment of $400,000 on January 1, 1998,
    quarterly principal and interest payments of
    $75,000 through October 1, 2002 and a final
    payment of $375,000 on January 1, 2002, secured
    by the assets of AATBS.........................   1,605  1,131     1,075
   Mortgage debt, bearing interest at 9%, requiring
    monthly principal and interest payments of
    $18,378 through March 31, 2007 and a final
    payment of $1,830,368 on April 30, 2007,
    secured by related real estate.................   2,182  2,157     2,150
   Promissory note with the former owner of MIM,
    bearing interest at 8%, requiring monthly
    principal and interest payments of $9,426
    through May 31, 2001, unsecured................     --     285       262
   Bank note payable, bearing interest at the one
    year U.S. treasury rate plus 2% (7.512% at
    November 30, 1998), requiring monthly principal
    payments of $1,786 through September 1, 2004,
    secured by the assets of AATBS and Ventura.....     150    130       125
   Bank note payable, bearing interest at the
    bank's prime rate plus 1% (9.5% at November 30,
    1998), requiring monthly payments of interest
    only, principal due on February 12, 1999,
    unsecured......................................      80     80        80
   Bank note payable, bearing interest at 9%,
    requiring monthly principal and interest
    payments of $1,462 through May 18, 2008,
    secured by real estate.........................     --     113       111
   Business improvement loans, bearing interest at
    the prime rate plus 3% (6.75% at November 30,
    1998), requiring monthly principal payments of
    $4,810 through 2002............................     --     --        142
   Bank note payable, bearing interest at the
    bank's prime rate (8.5% at November 30, 1998),
    requiring monthly principal payments of $8,333
    through July 31, 1999, secured by certain
    assets of ASPP.................................     192    125        98
   Capital lease obligations, bearing interest at
    an average effective rate of 6.99%, secured by
    the related assets.............................     --     --         43
   Other...........................................       3    --        --
                                                     ------ ------    ------
                                                      6,618  8,527     8,655
   Less--Current maturities........................     264  3,362     3,581
                                                     ------ ------    ------
                                                     $6,354 $5,165    $5,074
                                                     ====== ======    ======

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

  The Company has three line-of-credit agreements with various banks which provide for aggregate maximum borrowings of $700,000, expiring at various times beginning on March 31, 1999. Amounts outstanding under these agreements bear interest at rates ranging from prime to prime plus 2% (8.5% to 10.5% at November 30, 1998) and are secured by the assets of MIM, AATBS, Ventura and ASPP. As of November 30, 1998, outstanding borrowings under these agreements totaled approximately $588,000.

  The Company is required to maintain certain financial ratios under its various credit agreements. As of November 30, 1998, the Company was either in compliance with or has obtained waivers for its covenants.

  At November 30, 1998, future annual principal payments of long-term debt are as follows (dollars in thousands):

             November 30--
               1999............................ $3,581
               2000............................    812
               2001............................    765
               2002............................    791
               2003............................    409
               2004 and thereafter.............  2,297
                                                ------
                                                $8,655
                                                ======

5. Income Taxes

  All of the consolidated entities have elected to include their income and expenses with those of their shareholder for federal income tax purposes (an "S Corporation election"). Accordingly, the consolidated statements of operations for the fiscal years ended August 31, 1996, 1997 and 1998 and the three months ended November 30, 1997 and 1998 do not include a provision for federal income taxes. The S Corporation election will terminate immediately prior to the consummation of the proposed initial public offering ("IPO" or the "Offering," Note 12). The Company has recorded a provision for state income taxes.

  Upon effective termination of the S Corporation election, the Company will record a deferred income tax asset and a related tax benefit. If the effective date of the Offering had been November 30, 1998, a deferred income tax asset and income tax benefit of approximately $647,000 would have been recorded. Deferred income taxes are recorded under the asset and liability method of accounting for income taxes, which requires the recognition of deferred income taxes based upon the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statements carrying amounts and the tax basis of existing assets and liabilities. As of November 30, 1998, deferred income taxes would have consisted of the following (dollars in thousands):

      Deferred income tax assets:
        Deferred rent..................................................... $201
        Payroll and related...............................................  176
        Allowance for doubtful accounts...................................  104
        Depreciation and amortization.....................................  102
        Other.............................................................   64
                                                                           ----
          Total deferred income tax assets................................ $647
                                                                           ====

  The Company intends to enter into a tax indemnification agreement with its shareholder prior to the IPO which will provide, among other things, that the Company will indemnify its current shareholder against additional income taxes resulting from adjustments made (as a result of a final determination made by a competent tax authority) to the taxable income reported by the Company as an S Corporation for periods prior to the Offering, but only to the extent those adjustments provide a tax benefit to the Company.

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

6. Leases

 Facilities and Equipment Leases

  The Company maintains operating leases for its educational and office facilities and for certain office and computer equipment. The facility leases generally require the Company to pay for pro rata increases in property taxes, maintenance and certain operating expenses. Rent expense under operating leases, recognized on a straight-line basis over the term of the lease (excluding property taxes, maintenance and operation costs), totaled, $1,118,777, $1,087,204, $1,617,784, $335,584 and $465,120 for the fiscal years ended August 31, 1996, 1997 and 1998 and the three months ended November 30, 1997 and 1998, respectively.

 Real Estate Rental Income

  The Company leases certain space of its building owned by MCM University Plaza, Inc. in Sarasota, Florida, to outside parties under noncancellable operating leases.

  At November 30, 1998, the approximate future minimum rental income and commitments under operating leases that have initial or remaining noncancellable lease terms in excess of one year are as follows (dollars in thousands):

                                                  Real Estate
                                                      and       Total
                                         Lease     Sublease   Operating Capital
                                      Commitments   Income     Leases   Leases
                                      ----------- ----------- --------- -------
      As of November 30,
        Remainder of 1999............   $ 1,191      $(189)    $1,002     $35
        2000.........................     1,310       (219)     1,091       9
        2001.........................     1,400       (127)     1,273     --
        2002.........................     1,488        (75)     1,413     --
        2003.........................     1,449        (33)     1,416     --
        2004.........................     1,252         (5)     1,247     --
        2005 and thereafter..........     2,398        --       2,398     --
                                        -------      -----     ------     ---
                                        $10,488      $(648)    $9,840      44
                                        =======      =====     ======
        Less: Amount representing
         interest at an average
         effective rate of 6.99%.. ..                                       1
                                                                          ---
        Present value of net minimum
         rent payments...............                                      43
        Less: Amounts due within one
         year........................                                      35
                                                                          ---
                                                                          $ 8
                                                                          ===

7. Commitments and Contingencies

 Letters of Credit

  The Company has outstanding irrevocable letters of credit totaling approximately $709,000 as of November 30, 1998, which were primarily issued in connection with leases for office facilities.

 Litigation

  The Company, the shareholder of the Company and certain other companies in which the shareholder of the Company has an interest have been named as defendants in a class action lawsuit filed in November 1997. The lawsuit arose in connection with the closing of a for-profit psychiatric hospital (the "Hospital"), which was established in 1989 by the shareholder of the Company. The Hospital was substantially dependent on Medicare reimbursement for its revenues. In May 1997, after continued Medicare reimbursement to the Hospital was effectively terminated, the Hospital ceased operations and made an assignment for the benefit of its creditors, which is ongoing. The Company owned a 95% equity interest in the Hospital at the time of the assignment for the benefit of its creditors.

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

  The plaintiffs in the lawsuit, former employees of the Hospital, allege that
(i) the Hospital was closed without proper notice to employees in violation of the Worker Adjustment and Retraining Notification Act; (ii) employee contributions to the Hospital's profit sharing plan made prior to the Hospital closing were not delivered to the plan in violation of the Employee Retirement Income Security Act of 1974; (iii) the Hospital failed to pay the final compensation due its employees prior to the Hospital closing in violation of the Illinois Wage Payment and Collection Act, and (iv) the defendants converted for their own use and benefit the amount of the plaintiffs' last paycheck, accrued vacation, profit sharing contributions and credit union contributions. The Company, the shareholder of the Company and the other defendants in the lawsuit deny all claims asserted and are vigorously defending themselves. The cost of the defense has not been borne by the Company. The shareholder will enter into an indemnification agreement with the Company. The agreement will provide that the cost of the defense and any settlement amounts or damage awards will be paid by Dr. Markovitz. The Company believes that the potential loss, as it relates to this matter, is not probable and that an estimate of the potential settlement amounts or damage awards cannot be made at this time. The Company does not believe that the results of this matter will have a material effect on its results of operations or financial position.

  From time to time, the Company is also subject to occasional lawsuits, investigations and claims arising out of the normal conduct of business. Management does not believe the outcome of any pending claims will have a material adverse impact on the Company's financial position or results of operations.

8. Regulatory

  The Company and its U.S. schools are subject to extensive regulation by federal and state governmental agencies and accrediting bodies. In particular, the Higher Education Act of 1965, as amended (the "HEA") and the regulations promulgated thereunder by the DOE subject the Company's U.S. schools to significant regulatory scrutiny on the basis of numerous standards that schools must satisfy in order to participate in the various federal student financial assistance programs under the Title IV Programs.

  The HEA and its implementing regulations establish specific standards of financial responsibility that must be satisfied in order to qualify for participation in the Title IV Programs. Under standards effective prior to July 1, 1998, and which may continue to be applied to demonstrate financial responsibility for an institution's fiscal year beginning on or after July 1, 1997 and on or before June 30, 1998, an institution must: (i) have an acid test ratio (defined as the ratio of cash, cash equivalents and current accounts receivable to current liabilities) of at least 1:1 at the end of each fiscal year, (ii) have a positive tangible net worth at the end of each fiscal year and (iii) not have a cumulative net operating loss during its two most recent fiscal years that results in a decline of more than 10% of the institution's tangible net worth at the beginning of that two-year period. In order to make this determination, the DOE requires an institution to submit annual audited financial statements prepared on an accrual basis. As of August 31, 1998, the end of the Company's most recent completed fiscal year, the Company and each of its institutions were in full compliance with the HEA financial responsibility standards.

  In November 1997, the DOE issued new regulations, which took effect July 1, 1998 and revised the DOE's standards of financial responsibility. These new standards replace the numeric tests described above with three different ratios: an equity ratio, a primary reserve ratio and a net income ratio, which are weighted and added together to produce a composite score for the institution. The Company and each of its institutions may demonstrate financial responsibility by meeting the new standards or the old standards for fiscal years that began on or after July 1, 1997 but on or before June 30, 1998.

  The new standards employ a ratio methodology under which an institution need only satisfy a single standard--the composite score standard. The ratio methodology takes into account an institution's total financial resources and provides a combined score of the measures of those resources along a common scale (from negative 1.0 to positive 3.0). It allows a relative strength in one measure to mitigate a relative weakness in another measure.

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

  If an institution achieves a composite score of at least 1.5, it is financially responsible without further oversight. If an institution achieves a composite score from 1.0 to 1.4, it is in the "zone," is subject to additional monitoring, and may continue to participate as a financially responsible institution for up to three years. Additional monitoring may require the school to (1) notify the DOE, within 10 days of certain changes, such as an adverse accrediting action; (2) file its financial statements earlier than the six month requirement following the close of the fiscal year and (3) subject the school to a cash monitoring payment method. If an institution achieves a composite score below 1.0, it fails to meet the financial responsibility standards unless it qualifies under the provisions of an alternative standard (i.e., letter of credit equal to 50% of the Title IV program funds expended from the prior fiscal year or equal to at least 10% of the Title IV program funds expended from the prior fiscal year and provisional certification status). The institution may also be placed on the cash monitoring payment method or the reimbursement payment method. The Company applied these new regulations to its financial statements as of August 31, 1998 and November 30, 1998 and has determined that the Company and each of its institutions satisfied the new standards as of these dates based upon their composite scores.

  On October 1, 1998, legislation was enacted which reauthorized the student financial assistance programs of the HEA ("1998 Amendments"). The 1998 Amendments continue many of the current requirements for student and institutional participation in the Title IV Programs. The 1998 Amendments also change or modify some requirements. These changes and modifications include increasing the revenues that an institution may derive from Title IV funds from 85% to 90% and revising the requirements pertaining to the manner in which institutions must calculate refunds to students. The 1998 Amendments also prohibit institutions that are ineligible for participation in Title IV loan programs due to student default rates in excess of applicable thresholds from participating in the Pell Grant program. Other changes expand participating institutions' ability to appeal loss of eligibility owing to such default rates. The 1998 Amendments further permit an institution to avoid the interruption of eligibility for the Title IV Programs upon a change of ownership which results in a change of control by submitting a materially complete application for recertification of eligibility within 10 business days of such a change of ownership. Regulations to implement the 1998 Amendments are subject to negotiated rulemaking, and, therefore, the regulations will likely not become effective until July 1, 2000. The Company does not believe that the 1998 Amendments will have a material adverse effect on its business operations. None of the Company's institutions derives more than 80% of its revenue from Title IV funds and no institution has student loan default rates in excess of current thresholds. The Company also believes based on its current refund policy that it will satisfy the new refund requirements.

  The process of reauthorizing the HEA by the U.S. Congress takes place approximately every five years. The Title IV Programs are subject to significant political and budgetary pressures during and between reauthorization processes. There can be no assurance that government funding for the Title IV Programs will continue to be available or maintained at current levels. A reduction in government funding levels could lead to lower enrollments at the Company's schools and require the Company to seek alternative sources of financial aid for students enrolled in its schools. Given the significant percentage of the Company's net revenue that is indirectly derived from the Title IV Programs, the loss of or a significant reduction in Title IV Program funds available to students at the Company's schools would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, there can be no assurance that current requirements for student and institutional participation in the Title IV Programs will not change or that one or more of the present Title IV Programs will not be replaced by other programs with materially different student or institutional eligibility requirements.

  In order to operate and award degrees, diplomas and certificates and to participate in the Title IV Programs, a campus must be licensed or authorized to offer its programs of instruction by the relevant agency of the state in which such campus is located. Each of the Company's campuses is licensed or authorized by the relevant

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES agency of the state in which such campus is located. In addition, in order to participate in the Title IV Programs, an institution must be accredited by an accrediting agency recognized by the DOE. Each of the Company's schools is accredited by an accrediting agency recognized by the DOE.

  With each acquisition of an institution that is eligible to participate in the Title IV Programs, that institution undergoes a change of ownership that results in a change of control, as defined in the HEA and applicable regulations. In such event, that institution becomes ineligible to participate in the Title IV Programs and may receive and disburse only previously committed Title IV Program funds to its students until it has applied for and received the DOE recertification under the Company's ownership. A change of ownership, as defined, occurred in connection with the purchase of MIM.

9. Related-Party Transactions

  During fiscal 1997, the Company advanced funds to its shareholder totaling $500,000. The unsecured note bears interest at 5.9% at August 31, 1997 and is due on June 26, 1999. The amount of principal and interest outstanding totaled $527,791 and was repaid on May 31, 1998.

  On August 30, 1998, the shareholder of the Company issued a note to the Company in the form of a capital contribution totaling $6,000,000. The note is secured by the shareholder's stock in the Company, bears interest at 4.33% and is due upon demand. Approximately $4,700,000 was repaid on November 30, 1998. The remaining principal and accrued interest thereon was repaid in full on December 10, 1998.

  A company owned by the shareholder of the Company provides management services for the Company and its schools. For the years ended August 31, 1996, 1997 and 1998 and the three months ended November 30, 1997 and 1998 the Company incurred and paid expenses totaling $1,709,900, $993,441, $2,271,232, $307,800 and $424,000, respectively, related to such services. Upon consummation of the IPO, such services will no longer be provided by the affiliated company.

  As of August 31, 1998, the Company had loaned approximately $165,000 to PrimeTech, an entity one-third owned by the shareholder of the Company. The note is unsecured and bears interest at 8.0%. The Company purchased 100% of PrimeTech on November 30, 1998 (Note 3).

  The Company pays certain administrative and other expenses on behalf of an entity partially owned by the shareholder of the Company. The total amount owed to the Company from this entity for such advances was approximately $106,000 and $105,000 at August 31, and November 30, 1998, respectively. The affiliated entity paid a management fee to the Company of approximately $174,000 and $36,000 during fiscal 1998 and the three months ended November 30, 1998, respectively, related to such services.

10. Profit-Sharing Plan

  The Company maintains a 401(k) profit-sharing plan that covers full-time employees. Employees can contribute up to 15%. Contributions to the plan are made at the discretion of the Board of Directors as well as by employees in lieu of current salary. Contributions by the Company totaled $332,689, $389,632, $455,778, $109,693 and $134,847 for the years ended August 31, 1996,
1997 and 1998 and the three months ended November 30, 1997 and 1998, respectively.

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

11. Valuation and Qualifying Accounts

  The following summarizes the activity of the allowance for doubtful accounts (dollars in thousands):

                               Balance at Net Charges  Increase Due Balance at
                               Beginning  to Operating      to        End of
                               of Period    Expenses   Acquisitions   Period
                               ---------- ------------ ------------ ----------
      Student receivable
       allowance activity for
       the year ended August
       31, 1996                   $  5        $ 25         $--         $ 30
      Student receivable
       allowance activity for
       the year ended August
       31, 1997                   $ 30        $--          $--         $ 30
      Student receivable
       allowance activity for
       the year ended August
       31, 1998                   $ 30        $177         $ 23        $230
      Student receivable
       allowance activity for
       the three months ended
       November 30, 1998
       (unaudited)                $230        $ 33         $ 39        $302

12. Subsequent Events

  On September 10, 1998, the Company filed a registration statement on Form S-1 under the Securities Act of 1933 to sell shares of its common stock in the IPO. The Company intends to use a portion of the net proceeds from the Offering to repay certain outstanding debt which totaled $5.0 million at November 30, 1998 and to pay a distribution to its shareholder.

  The Company believes that the IPO will not constitute a change of ownership resulting in a change in control under the HEA or DOE regulations. The Company submitted a written request to the DOE to confirm this conclusion. However, the DOE misinterpreted certain information provided in the Company's request as indicating that the Company had already undergone a change in ownership resulting in a change of control. The Company believes that the facts clearly indicate that the Company has not undergone an unreported change in ownership resulting in a change of control and the Company is working with the DOE to rectify the error. If the DOE finally determines that the Company has previously undergone an unreported change of ownership resulting in a change of control or that the Offering constitutes a change in ownership resulting in a change of control, the Company's participation in Title IV Programs could be terminated and the Company could be required to repay to the DOE Title IV Program funds advanced to the Company's schools since the dates of such putative changes of control.

  On December 30, 1998, the Company received a commitment letter from a syndicate of banks for a $20 million revolving credit facility. The credit facility is intended to provide funds for possible acquisitions and other general corporate purposes.

13. Pro Forma Data (Unaudited)

  In connection with the Offering, the Company will convert to a C Corporation resulting in the recording of deferred income tax assets, as discussed in Note
5. Prior to the consummation of the Offering, the Company intends to declare a distribution (the "Distribution") equal to the Company's undistributed earnings, certain capital contributions and the net deferred income tax asset as of the consummation of the Offering. The Company also intends to enter into a tax indemnification agreement with its shareholder prior to the consummation of the Offering. As of November 30, 1998, the Distribution would have equaled approximately $11.5 million. Retained earnings of the Company, after recording the Distribution and deferred income taxes, will be reclassified to additional paid-in-capital in connection with the termination of the Company's S Corporation election.

                 ARGOSY EDUCATION GROUP, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Concluded)

  The unaudited pro forma balance sheet gives effect to the recording of the deferred income taxes and the Distribution. No other contemplated transactions in connection with the Offering are included in the unaudited pro forma balance sheet information.

  The pro forma net income and pro forma net income per share (i) includes a related party general and administrative expense adjustment, which eliminates the management fee the Company paid to a company owned by the shareholder of approximately $2,271,000, $308,000 and $424,000 for the year ended August 31, 1998 and three months ended November 30, 1997 and 1998, respectively, and (ii) reflects cash compensation which would have paid to the shareholder under his employment agreement of approximately $200,000, $50,000 and $50,000 for the year ended August 31, 1998 and the three months ended November 31, 1997 and 1998, respectively. These pro forma adjustments reflect the fact that, upon completion of the Offering, the relationship with the related party will be terminated, and the shareholder will become an employee of the Company. Under an employment agreement to be entered in connection with the IPO, the shareholder will serve as the Company's chairman. He will perform the same services which he performed in the past through a related party which received the management fee. However, his compensation will include an initial annual base salary of $200,000 plus performance-based compensation, currently expected to be paid in the form of stock options. Although this represents a significant change in the way the shareholder is compensated for the services he provides to the Company, the nature of the services provided by him will not change. The Company does not anticipate that it will require additional services (beyond those to be rendered by the shareholder under his employment agreement) or incur additional costs (beyond the amounts payable to the shareholder under his employment agreement) because of the termination of its relationship with the related party. The pro forma adjustment to reduce the related party general and administrative expense gives effect to the change in compensation to the shareholder and therefore reflects the impact of the Offering on the historical results of the Company. Pro forma net income and pro forma net income per share also include a provision for income taxes assuming a combined effective federal and state income tax rate of 40%.

  Supplemental pro forma earnings per share for the year ended August 31, 1998 and the three months ended November 30, 1997 and 1998 of $0.31, $0.32, and $0.31, respectively, is computed based upon (i) a reduction in interest expense (net of tax benefit) resulting from the application of net proceeds of the contemplated offering to reduce indebtedness of the Company and (ii) the pro forma weighted average number of shares of common stock outstanding adjusted to reflect the assumed sale by the Company of approximately 1,020,000, 557,000 and 1,165,000 shares of common stock in the Offering for the year ended August 31, 1998 and for the three months ended November 30, 1997 and 1998, respectively, resulting in net proceeds sufficient to pay indebtedness, the Distribution and previously unpaid shareholder distributions.

14. Stock Split

  On            , the Company declared a 2,941.1765-for-one stock split and converted all outstanding shares of common stock into Class B common stock. The Company also authorized Class A common stock and preferred stock. The Company's capital stock will then consist of 30,000,000 shares of Class A common stock, with a par value of $0.01 per share; 10,000,000 shares of Class B common stock, with a par value of $0.01 per share; and 5,000,000 shares of preferred stock, with a par value of $0.01 per share. Class A common stock and Class B common stock have identical rights except that each share of Class B common stock is entitled to ten votes on all matters submitted to a vote of shareholders as compared to one vote for each share of Class A common stock and Class B common stock may be (and in certain cases are required to be) converted into Class A common stock on a share-for-share basis. The effect of the stock split has been retroactively reflected for all periods presented in the accompanying consolidated financial statements.

                            [Inside back cover art]




    [Map showing the Company's locations together with the following text:]

                              Changing Lives
                             ARGOSY EDUCATION GROUP

                          www.argosyeducation.com

   University of     Medical Institute      American Schools of Professional
      Sarasota          of Minnesota                   Psychology
  www.sarasota.edu                                    www.aspp.edu

                     www.mim.tec.mn.us



  5250 17th Street   5503 Green Valley
 Sarasota, FL 34235        Drive                            3465 Waialae Ave
    800-331-5995      Bloomington, MN    2301 W. Dunlap Ave      Suite 300
                           55437
                                             Suite 211       Honolulu, HI 96816

                      612-844-0064     Phoenix, AZ 85021      808-735-0109
   410 Ware Blvd,                           602-216-2600
   Suite 300



  Tampa, FL 33619   PrimeTech Institute
    800-850-6488                         50 El Camino Drive   1701 Golf Road,
                 www.primetechinstitute.com                    Suite 101
                                          Corte Madera, CA
                                               94925

                                                            Rolling Meadows, IL
                                                                   60008

                     5001 Yonge Street,
   Ventura Group         Suite 302
                  Willowdale, Ontario     415-927-2477        847-290-7400
 www.aatbs.com         M2N 6P6



5126 Ralston Street     416-225-1862       410 Ware Blvd
 Ventura, CA 93003                           Suite 300       5503 Green Valley
                                                                 Drive

    800-472-1931                        Tampa, FL 33619
                       94 Cumberland        813-246-4419      Bloomington, MN
                     Street, Suite 700                           55437

                                                             612-844-0064


                      Toronto, Ontario   990 Hammond Drive
                           M5RIA3        Atlanta, GA 30328
                        416-929-0121        888-671-4777     1400 Wilson Blvd,
                                                               Suite 110
                                                            Arlington, VA 22209
                                                                703-243-5300

                                                   20 S. Clark Street
                                                       Suite 300

                                                 Chicago, IL 60603
                                                      312-201-0200

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 No dealer, salesperson or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, or by any of the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Class A Common Stock in any jurisdiction or to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the affairs of the Com-pany since the date hereof.

                                 ------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    3
Risk Factors..............................................................    9
The Company...............................................................   20
Use of Proceeds...........................................................   21
Dividend Policy...........................................................   21
Capitalization............................................................   22
Dilution..................................................................   23
Selected Historical Consolidated Financial and Other Data.................   24
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   26
Business..................................................................   34
Financial Aid and Regulation..............................................   45
Management................................................................   55
Security Ownership of Certain Beneficial Owners and Management............   62
Description of Capital Stock..............................................   63
Shares Eligible for Future Sale...........................................   66
Underwriting..............................................................   67
Legal Matters.............................................................   69
Experts...................................................................   69
Available Information.....................................................   69
Index to Financial Statements.............................................  F-1

                                 ------------

 Until           , 1999 (25 days after the date of this Prospectus), all deal-
ers effecting transactions in the Class A Common Stock, whether or not partic-ipating in this distribution, may be required to deliver a Prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allot-ments or subscriptions.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             2,000,000 Shares

                               Argosy Education
                                  Group, Inc.

                             Class A Common Stock

AEG LOGO USED HERE

                                   --------

                                  PROSPECTUS
                                         , 1999

                                   --------

                             Salomon Smith Barney

                           ABN AMRO Rothschild

      a division of ABN AMRO
  Incorporated

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                PART II--INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

  The following is a statement of estimated expenses of the issuance and distribution of the securities being registered other than underwriting compensation:

      SEC registration fee.......................................... $   10,178
      NASD filing fee...............................................      3,950
      Nasdaq National Market fees...................................     61,875
      Blue sky fees and expenses (including attorneys' fees and
       expenses)....................................................     10,000
      Printing and engraving expenses...............................    100,000
      Transfer agent's fees and expenses............................     10,000
      Accounting fees and expenses..................................    335,000
      Legal fees and expenses.......................................    365,000
      Directors and officers insurance..............................    100,000
      Miscellaneous expenses........................................      3,997
                                                                     ----------
          Total..................................................... $1,000,000
                                                                     ==========

  All amounts are estimated except for the SEC registration fee and the NASD filing fee.

Item 14. Indemnification of Directors and Officers.

  The Company is incorporated under the laws of the State of Illinois. Section
8.75 of the Illinois Business Corporation Act provides generally and in pertinent part that an Illinois corporation may indemnify its directors and officers against expenses (in the case of actions by or in the right of the corporation) or against expenses, judgments, fines and settlements (in all other cases) actually and reasonably incurred by them in connection with any action, suit or proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlawful. Section 8.75 further permits an Illinois corporation to grant to its directors and officers additional rights of indemnification through bylaw provisions, agreements, votes of shareholders or interested directors or otherwise, to purchase indemnity insurance on behalf of such indemnifiable persons and to advance to such indemnifiable persons expenses incurred in defending a suit or proceeding upon receipt of certain undertakings.

  The Company's Articles of Incorporation will provide for the indemnification of directors and officers of the Company to the fullest extent permitted by
Section 8.75.

  In that regard, the Articles of Incorporation will provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of such corporation, or is or was serving at the request of such corporation as a director, officer or member of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification in connection with an action or suit by or in the right of such corporation to procure a judgment in its favor will be limited to payment or settlement of such an action or suit except that no such indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the indemnifying corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in consideration of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. In addition, all of the Company's directors and officers are expected to be covered by insurance policies maintained by the Company against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.

  Section 10 of the Underwriting Agreement also provides for indemnification by the Underwriters of the Company's officers and directors for certain liabilities under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

  None.

Item 16. Exhibits and Financial Statement Schedules.

 Exhibit
  Number  Description
 -------  -----------
  1.1*    Form of Underwriting Agreement
  3.1*    Form of Articles of Incorporation of the Company
  3.2*    Form of By-laws of the Company
  4.1*    Form of Specimen Stock Certificate
  5.1*    Opinion of Kirkland & Ellis
 10.1*    Argosy Education Group, Inc. 1999 Stock Incentive Plan
 10.2*    Argosy Education Group, Inc. Employee Stock Discount Purchase Plan
          Tax Indemnification Agreement, dated February 10, 1999, between the
 10.3*    Company and Dr. Markovitz
          Term Note of Academic Review, Inc., dated August 27, 1997, in favor
 10.4***  of Northern Trust Company
 10.5***  Real Estate Mortgage and Security Agreement, dated April 30, 1997, among MCM University Plaza, Inc. and Northern Trust Bank of Florida,
          N.A.
          Lease Agreement, dated July 21, 1995, between Park Central Corp. and
 10.6***  U of S
 10.7***  Standard Tenancy Agreement, dated December 10, 1992, between Lakeside
          Commons Partners and the Company, as amended by Lease Amendment, dated March 17, 1994, between Lakeside Commons Partners and the
          Company
 10.8***  Tenant Lease, dated June 21, 1995, between CKSS Associates and the
          Company
 10.9***  Lease Agreement, dated January 20, 1997, between Reed Union School
          District and California Graduate School of Psychology
 10.10*** Lease, dated September 8, 1994, between American National Bank and
          Trust Company of Chicago and The Company, as amended by Amendment to
          Lease, dated November 28, 1997, between American National Bank and
          Trust Company of Chicago and the Company
 10.11*** Lease Agreement, dated July 3, 1996, between Continental Offices Ltd.
          and the Company, as amended by First Amendment, to Lease Agreement, dated July 3, 1996, between Continental Offices Ltd. and the Company
 10.12*** Office Lease, dated May 28, 1997, between Presson Advisory, L.L.C.
          and the Company
 10.13*** Lease, dated May 3, 1997, between Control Data Corporation and the
          Company, and amended by Letter Agreement, dated December 8, 1994

 Exhibit
  Number  Description
 -------  -----------
 10.14*** Lease, dated August 1, 1997, between Oneida Realty Company and the
          Company
 10.15*** Lease Agreement, dated May 3, 1994, between Arlington Park Realty
          Corporation and the Company
 10.16*** Standard Industrial/Commercial Multi-Tenant Lease--Modified Net,
          dated November 3, 1995, between the Gordon Family Trust and AATBS, and addenda and amendments thereto
 10.17*** Lease, dated October 11, 1991, between MEPC American Properties
          Incorporated and Medical Institute of Minnesota, Inc. and amendments thereto.
 10.18*** Indenture of Sublease, dated June 9, 1997, between Royal Bank of
          Canada and PrimeTech Corporation
 10.19*** Lease, dated March 14, 1997, between Cumberland-Bellair Investment,
          Inc. and 1184266 Ontario Inc.
 10.20*** Stock Purchase Agreement, dated April 15, 1998, among PrimeTech
          Canada Inc., George Schwartz, P.M.T. Holdings Inc. and Michael
          Markovitz
 10.21*** Stock Purchase Agreement, dated February 3, 1998, between Medical
          Institutes of America, Inc. and Phillip Miller
 10.22*** Agreement to Purchase and Redeem Stock, dated August 26, 1997, among
          Ventura, Steven H. Santini and Association for Advanced Training in
          the Behavioral Sciences
 10.23*** Agreement to Purchase Assets, dated August 26, 1997, among Academic
          Review, Inc., an Illinois corporation, Academic Review, Inc., a
          California corporation and Steven H. Santini
 10.24*   Purchase and Sale Agreement, dated August 31, 1998, between
          University of Sarasota, Inc. and Michael C. Markovitz
 10.25*** Software License and Service Agreement, dated March 31, 1998, between
          SCT Software & Resource Management Corporation and the Company
 10.26*** Purchase of Services Agreement, dated January 1, 1998, between
          Illinois Alternatives, Inc. and the Company
 10.27*   Form of Distribution Loan note
 10.28*   Employment Agreement, dated February 10, 1999, between the Company and Dr. Markovitz
 10.29*   Indemnification Agreement, dated February 10, 1999, between the
          Company and Dr. Markovitz
 21.1*    Subsidiaries of the Company
 23.1*    Consent of Kirkland & Ellis (included in Exhibit 5.1)
 23.2*    Consent of Arthur Andersen LLP
 27.1*    Financial Data Schedule

--------
*Filed herewith.

***Previously filed.

Item 17. Undertakings.

  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on February 11, 1999.

                                          Argosy Education Group, Inc.

                                              /s/ Michael C. Markovitz
                                          By: _________________________________
                                          Name: Michael C. Markovitz
                                          Title: Chairman

                                    * * * *

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement and power of attorney have been signed on February 11, 1999, by the following persons in the capacities indicated with respect to Argosy Education Group, Inc.:

                 Signature                                   Capacity
                 ---------                                   --------


       /s/ Michael C. Markovitz             Chairman and Director
___________________________________________   (principal executive officer)
           Michael C. Markovitz

                     *                      Chief Financial Officer
___________________________________________   (principal financial and accounting
           Charles T. Gradowski               officer)

        /s/ Harold J. O'Donnell             Director
___________________________________________
            Harold J. O'Donnell

                     *                      Director
___________________________________________
             Theodore J. Herst

                     *                      Director
___________________________________________
             Michael W. Mercer

                     *                      Director
___________________________________________
               Karen M. Knab

                     *                      Director
___________________________________________
             Kalman K. Shiner

                     *                      Director
___________________________________________
             Leslie M. Simmons


*The undersigned, by signing his name hereto, does sign and execute this Amendment No. 1 to Registration Statement on behalf of the above-named Directors and officers of the Registrant pursuant to a Power of Attorney executed by each such Director and officer and filed with the Securities and Exchange Commission.

         /s/ Michael C. Markovitz
  By: _________________________________
           Michael C. Markovitz
           As Attorney-in-Fact